UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive information statement

Datto Holding Corp.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in Exhibit 107 as required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Datto Holding Corp.

101 Merritt 7

Norwalk, Connecticut 06851

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of Datto Holding Corp., a Delaware corporation (“Datto”), in connection with the Agreement and Plan of Merger, dated as of April 11, 2022, by and among Datto, Knockout Parent Inc., a Delaware corporation and a wholly owned subsidiary of Kaseya Inc. (“Parent”), Knockout Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for limited purposes set forth in the Merger Agreement (as defined below), Kaseya Holdings Inc., a Delaware corporation, and Kaseya Inc., a Delaware corporation (the “Merger Agreement”), a copy of which is attached as Annex A to this information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Datto with Datto surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive an amount in cash equal to $35.50, without interest and less any applicable withholding taxes. However, the Merger consideration will not be paid in respect of (a) any shares of Company Common Stock held by Datto as treasury stock or owned by Parent or any of its subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time, which will automatically be canceled and extinguished without consideration paid in exchange and (b) those shares of Company Common Stock held by any person who is entitled to demand and who has properly demanded appraisal of such shares of Company Common Stock under Delaware law and not withdrawn his, her or its demand for appraisal or has lost or waived such rights.

The board of directors of Datto has unanimously determined that it is in the best interests of Datto and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; approved the execution and delivery of the Merger Agreement by Datto, the performance by Datto of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

The adoption of the Merger Agreement by Datto’s stockholders required the affirmative vote or written consent by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. On April 11, 2022, Vista Foundation Fund II, L.P., Vista Foundation Fund II-A, L.P., VFF II FAF, L.P., Vista Foundation Fund II Executive, L.P., Vista Foundation Associates II, LLC and Merritt VI Aggregator, LLC (collectively, the “Majority Stockholders”), which together on April 11, 2022 beneficially owned 113,753,615 shares of Company Common Stock representing approximately 69.1% of the aggregate voting power of the issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of Datto is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and Datto will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from Datto of the Written Consent contemplated by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Majority Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal to Datto no later than twenty (20) days after the mailing of this information statement, which mailing date is May 25, 2022, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from Datto of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

Tim Weller	Emily Epstein
Chief Executive Officer	General Counsel and Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated May 25, 2022 and is first being mailed to stockholders on or about May 25, 2022.

i

TABLE OF CONTENTS (CONT’D)

ii

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as defined and as described below, contemplated by the Agreement and Plan of Merger, dated as of April 11, 2022, by and among Datto Holding Corp., a Delaware corporation (“Datto”), Knockout Parent Inc., a Delaware corporation and a wholly owned subsidiary of Kaseya Inc. (“Parent”), Knockout Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for limited purposes set forth in the Merger Agreement, Kaseya Holdings Inc., a Delaware corporation (“Kaseya Holdings”), and Kaseya Inc., a Delaware corporation (“Kaseya”; as the context requires, this information statement also refers to Parent, Merger Sub, Kaseya and Kaseya Holdings, collectively, as “Kaseya”) (the “Merger Agreement”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Datto,” “Company,” “we,” “us” and “our” refer to Datto Holding Corp. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated May 25, 2022 and is first being mailed to our stockholders on or about May 25, 2022.

The Parties to the Merger Agreement (page 19)

Datto. Datto, based in Norwalk, Connecticut, is the leading global provider of security and cloud-based software solutions for small and medium businesses (“SMBs”) delivered through Datto’s global network of managed service provider (“MSP”) partners. As of December 31, 2021, Datto had over 18,500 MSP partners with active subscriptions for one or more of Datto’s products. Datto, combined with its unified, cloud-based platform, provides mission-critical software, technologies and security solutions that MSPs can integrate into managed services that they offer to their SMB customers. Datto’s principal executive offices are located at 101 Merritt 7, Norwalk, Connecticut 06851 and its telephone number is (888) 995-1431. Datto’s website is www.datto.com. Additional information about Datto is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 87.

Datto’s common stock, par value $0.001 per share (the “Company Common Stock”), is listed with, and trades on, the New York Stock Exchange (the “NYSE”) under the ticker symbol “MSP”.

Parent. Parent is a Delaware corporation that is a wholly owned subsidiary of Kaseya. After the closing of the Merger, Parent will be the parent company of Datto. Parent’s principal executive offices are located at c/o Kaseya, 701 Brickell Avenue #400, Miami, Florida 33131 and its telephone number is (877) 282-8857.

Merger Sub. Merger Sub was formed by Parent solely for the purpose of completing the Merger with Datto. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations under the Merger Agreement and matters ancillary to the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Kaseya, 701 Brickell Avenue #400, Miami, Florida 33131 and its telephone number is (877) 282-8857.

Kaseya Holdings. Kaseya Holdings is a premier provider of unified information technology (“IT”) management and security solutions for MSPs and SMBs. Through its customer-centric approach, Kaseya Holdings delivers best in breed technologies that allow organizations to efficiently manage, secure and backup data. Kaseya Holdings offers a broad array of IT management solutions, including Unitrends, RapidFire Tools, Spanning Cloud Apps, IT Glue, ID Agent, Graphus, TruMethods and RocketCyber, serving more than thousands of organizations worldwide. These solutions are designed to automate and integrate IT functions enabling customers to more efficiently manage and secure their organizations. Kaseya Holdings’ principal executive offices are located at 701 Brickell Avenue #400, Miami, Florida 33131 and its telephone number is (877) 282-8857. Kaseya Holdings’ website is www.kaseya.com.

Kaseya. Kaseya is a Delaware corporation that is the parent company of Parent and a subsidiary of Kaseya Holdings. Kaseya’s principal executive offices are located at 701 Brickell Avenue #400, Miami, Florida 33131 and its telephone number is (877) 282-8857. Kaseya’s website is www.kaseya.com.

The Merger (page 21)

On April 11, 2022, Datto entered into the Merger Agreement with Parent, Merger Sub, and, for limited purposes set forth in the Merger Agreement, Kaseya Holdings and Kaseya. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Datto, with Datto continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Unless otherwise set out in the Merger Agreement, because the Merger consideration will be paid in cash, you will receive no equity interest in Parent in consideration for your shares of Company Common Stock, and after the Effective Time you will not own any shares of Company Common Stock.

The Merger Consideration (page 56)

Upon consummation of the Merger, each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock held by Datto as treasury stock or owned by Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Datto or of Parent (“Owned Company Shares”) and (ii) shares of Company Common Stock held by holders who have not consented to the adoption of the Merger Agreement in writing and who have properly exercised appraisal rights with respect to their shares in accordance with, and who have complied with, Section 262 of the DGCL (“Dissenting Company Shares”) will be converted into the right to receive $35.50 in cash, without interest and after giving effect to any required withholding taxes.

At the Effective Time, each Company stock option (an “Option”) that is vested (including any Option that vests as a result of the consummation of the Merger) will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Option (as defined in “Treatment of Datto Equity Awards and the Datto ESPP in the Merger” beginning on page 45) as of immediately prior to the Effective Time and (ii) the excess, if any, of $35.50 over the per share exercise price of such Vested Option. At the Effective Time, each Vested RSU (as defined in “Treatment of Datto Equity Awards and the Datto ESPP in the Merger” beginning on page 45) and each Vested PSU (as defined in “Treatment of Datto Equity Awards and the Datto ESPP in the Merger” beginning on page 45) will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Company Common Stock subject to such Vested RSU or Vested PSU as of immediately prior to the Effective Time. At the Effective Time, each unvested Option, each unvested RSU and each unvested PSU will be canceled and converted into the right to receive an amount of cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Company Common Stock subject to such equity award as of immediately prior to the Effective Time with the same terms and conditions, including with respect to vesting and any applicable performance conditions.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the other transactions contemplated by the Merger Agreement.

Recommendation of the Board; Reasons for the Merger (page 30)

After consideration of various factors as discussed in “The Merger — Recommendation of the Board; Reasons for the Merger” beginning on page 30, the board of directors of Datto (the “Board”), after consultation with its financial advisors and its legal counsel, has unanimously determined that it is in the best interests of Datto and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; approved the execution and delivery of the Merger Agreement by Datto, the performance by Datto of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement and approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

Required Stockholder Approval for the Merger (page 34)

Under Delaware law and Datto’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of Datto holding in the aggregate at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of April 11, 2022, the record date for determining stockholders of Datto entitled to vote on the adoption of the Merger Agreement, there were 164,658,144 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On April 11, 2022, immediately following the execution of the Merger Agreement, Vista Foundation Fund II, L.P., Vista Foundation Fund II-A, L.P., VFF II FAF, L.P., Vista Foundation Fund II Executive, L.P., Vista Foundation Associates II, LLC and Merritt VI Aggregator, LLC (collectively, the “Majority Stockholders”), which as of April 11, 2022 collectively beneficially owned 113,753,615 shares of Company Common Stock representing approximately 69.1% of the aggregate voting power of the issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). No further action by any other Datto stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, Datto is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from Datto of the Written Consent as required by Delaware law.

Opinion of Qatalyst Partners (page 35 and Annex B)

Datto engaged Qatalyst Partners LP (“Qatalyst Partners”) to provide financial advice in connection with the proposed Merger based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Datto’s business and the industry in which Datto operates. At the meeting of the Board on April 10, 2022, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of

April 10, 2022, and subject to the various assumptions, qualifications, limitations and other matters set forth therein, $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated as of April 10, 2022, is attached to this information statement as Annex B and is incorporated into this information statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), to such holders. It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of Datto as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Company Common Stock will trade at any time.

For a description of the opinion that the Board received from Qatalyst Partners, see the section of this information statement captioned “The Merger — Opinion of Qatalyst Partners”.

Financing (page 44)

The Merger is not subject to a financing condition. Parent intends to finance the Merger with a combination of cash, preferred equity financing and debt financing. If all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied or waived, Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the Merger, and Parent fails to consummate the Merger by the date that is five business days after the date on which Parent was first required to consummate the Merger (including any failure to consummate the Merger resulting from Parent and Merger Sub’s failure to obtain sufficient financing), Datto will have the right to terminate the Merger Agreement and Parent will be obligated to pay Datto a fee of $371,330,950 as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 74.

The Merger Agreement (page 55 and Annex A)

Conditions to Consummation of the Merger (page 72)

The obligation of each party to consummate the Merger is subject to the satisfaction (or waiver by each of the parties) on or prior to the Effective Time of the following conditions:

•

no law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement has been enacted, entered, promulgated or enforced with continuing effect;

•

the expiration or termination of any applicable waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); and all other required regulatory approvals having been obtained;

•	the Written Consent having been obtained; and

•

at least 20 calendar days have elapsed since Datto mailed this information statement to Datto’s stockholders as contemplated by Regulation 14C of the Securities Exchange Act of 1934 (the “Exchange Act”) (including Rule 14c-2 promulgated under the Exchange Act).

As of the date of this information statement, the Written Consent has been obtained.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction (or waiver by Parent where permissible pursuant to applicable law), on or prior to the Effective Time of the following conditions:

•

the representations and warranties of Datto being true and correct on the closing date in the manner described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 72;

•	Datto having performed and complied in all material respects with all obligations required to be performed by it under the Merger Agreement at or prior to the closing;

•	no Datto Material Adverse Effect (as defined on page 60) has occurred since the date of the Merger Agreement; and

•

the receipt by Parent and Merger Sub of a certificate signed by a duly authorized executive officer of Datto on behalf of Datto stating that each of the three conditions specified above has been satisfied.

The obligation of Datto to consummate the Merger is further subject to satisfaction (or waiver by Datto where permissible by applicable law) on or prior to the Effective Time of the following conditions:

•

the representations and warranties of Parent and Merger Sub being true and correct as of the closing date in the manner described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 72;

•

Parent, Kaseya Holdings and Merger Sub having performed and complied in all material respects with all obligations required to be performed by Parent, Kaseya Holdings and Merger Sub under the Merger Agreement at or prior to the closing; and

•

the receipt by Datto of a certificate signed by a duly authorized officer of Parent and Merger Sub on behalf of Parent and Merger Sub stating that each of the two conditions specified above have been satisfied.

Go Shop (page 66)

The Merger Agreement provides that, before 11:59 p.m., Eastern Time, on April 11, 2022 (the “No-Shop Period Start Date”), Datto and its subsidiaries and their respective directors, officers and employees had the right to:

•

solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that would have constituted or could reasonably have been expected to lead to an Acquisition Proposal (as defined in “The Merger Agreement — Go Shop” beginning on page 66), including by providing non-public information and data relating to Datto or any of its subsidiaries to any third party, and affording access to the business, properties, assets, books, records or personnel;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any Acquisition Proposals or inquiries that could have reasonably been expected to lead to an Acquisition Proposal; and

•	cooperate with or assist or participate in or facilitate the making of any Acquisition Proposal (or any other effort or attempt that could lead to an Acquisition Proposal).

No Solicitation (page 66)

The Merger Agreement provides that Datto and its subsidiaries will not, and will instruct their respective representatives not to, directly or indirectly, from the No-Shop Period Start Date until the earlier of the termination of the Merger Agreement and the Effective Time:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in “The Merger Agreement — No Solicitation” beginning on page 66);

•

furnish to any person (other than Parent or Merger Sub) any non-public information relating to Datto or its subsidiaries with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or any other agreement or arrangement relating to any Acquisition Proposal (other than certain acceptable confidentiality agreements).

Superior Proposal and Change of Recommendation (page 75)

Notwithstanding the restrictions set forth above, at any time prior to obtaining the Written Consent, which was obtained on April 11, 2022, Datto and the Board could have, directly or indirectly, participated or engaged in discussions or negotiations, furnished non-public information relating to Datto or any of its subsidiaries, or afforded access to the business, properties, assets, books, records or personnel, of Datto or any of its subsidiaries to any person that had made, renewed or delivered, pursuant to an acceptable confidentiality agreement, an Acquisition Proposal after the date of execution of the Merger Agreement, and facilitated such Acquisition Proposal or assisted such person (and its representatives and financing sources) if requested by such person, in each case, with respect to an Acquisition Proposal that the Board had determined in good faith (after consultation with its financial advisors and outside legal counsel) either constituted a Superior Proposal (as defined in “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 75) or could have reasonably been expected to lead to a Superior Proposal.

At any time prior to obtaining the Written Consent, which was obtained on April 11, 2022, the Board could have (i) made a Board Recommendation Change (as defined in “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 75) if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that, as a result of an Intervening Event (as defined in “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 75), failure to make such Board Recommendation Change would be inconsistent with Datto’s directors’ fiduciary duties under applicable law or (ii) upon a Board Recommendation Change, terminate the Merger Agreement, pay the Datto Termination Fee (as defined in “The Merger Agreement — Termination Fees and Expenses” beginning on page 74) to Parent and enter into a definitive written agreement with respect to an Acquisition Proposal, if Datto had received an Acquisition Proposal after the date of the Merger Agreement for which the Board determined in good faith constituted a Superior Proposal, and that the failure to take such actions would have been inconsistent with Datto’s directors’ fiduciary duties under applicable law.

Datto’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on April 11, 2022 upon delivery of the Written Consent in accordance with the terms of the Merger Agreement.

A more detailed description of the foregoing circumstances is provided below and in “The Merger Agreement” beginning on page 55.

Termination of the Merger Agreement (page 73)

The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Written Consent) by the mutual written agreement of Parent and Datto.

In addition, the Merger Agreement may be terminated by either Parent or Datto, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent):

•

if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of such transactions and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement that prohibits, makes illegal or permanently enjoins the consummation of such transactions; provided, that the right to terminate the Merger Agreement for this reason is not available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

•

if the Merger is not consummated on or before 11:59 p.m., New York City time, on November 11, 2022 (the “Termination Date”), as may be extended pursuant to the terms of the Merger Agreement; provided, that the right to terminate the Merger Agreement for this reason is not available to a party if such party’s material breach of the Merger Agreement has been a primary cause of or primarily resulted in the failure of the Merger to occur prior to the Termination Date; or

•

if the other party breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to closing and cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured prior to the earlier of (x) 45 days after the giving of written notice to the other party of such breach and (y) the Termination Date; provided, that either party will not have the right to terminate the Merger Agreement if such party is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement.

Further, the Merger Agreement also provided that Parent could have terminated the Merger Agreement (i) if the Written Consent was not delivered to Parent and Datto prior to 11:59 p.m., Eastern Time, on April 11, 2022; however, this termination provision expired following delivery of the Written Consent on April 11, 2022.

The Merger Agreement could have been terminated by Parent if at any time the Board has effected a Board Recommendation Change; provided, that Parent could not terminate the Merger Agreement after 11:59 p.m., Eastern Time, on the date which is ten business days after Parent is notified in writing that the Board has effected a Board Recommendation Change.

The Merger Agreement also provided that Datto could have terminated the Merger Agreement, prior to the No-Shop Period Start Date (i) if Datto received a Superior Proposal, (ii) the Board authorized Datto to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction (as defined in “The Merger Agreement — Go Shop” beginning on page 66) contemplated by that Superior Proposal, (iii) Datto complied in all material respects with respect to its obligations in connection with such Superior Proposal and

(iv) Datto paid to Parent the Datto Termination Fee (as defined below); however, this termination provision expired upon the start of the No-Shop Period Start Date.

The Merger Agreement may also be terminated by Datto (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is five business days after the first date on which Parent is required to consummate the closing, and (iii) Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing.

Termination Fees and Expenses (page 74)

Datto will pay Parent (or its designee) a Datto Termination Fee (as defined in “The Merger Agreement — Termination Fees and Expenses” beginning on page 74) of $185,665,475 under the following circumstances:

•	if the Merger Agreement had been terminated by Parent, if the Board (or a committee thereof) has effected a Board Recommendation Change;

•

if the Merger Agreement had been terminated by Datto, prior to the No-Shop Period Start Date, after receiving a Superior Proposal and the Board authorized Datto to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; however, this termination provision expired upon the start of the No-Shop Period Start Date; and

•

if the Merger Agreement is (i) terminated by Parent pursuant to a breach or failure of Datto to perform any of its representations, warranties, covenants or other agreements resulting in a failure of Datto to satisfy certain of Datto’s conditions precedent to closing; (ii) at the time of such termination, no law, injunction or order by any governmental authority prohibiting, restricting, enjoining or otherwise making illegal the consummation of the transactions contemplated by the Merger Agreement has been enacted, entered, promulgated or enforced; (iii) the applicable waiting periods pursuant to the necessary regulatory approvals to consummate such transactions have been satisfied or are capable of being satisfied; (iv) Parent has satisfied certain of Parent’s conditions precedent to closing if the date of such termination was the closing date; (v) following the execution of the Merger Agreement and prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (vi) within one year following such termination of the Merger Agreement, either an Acquisition Transaction is consummated or Datto enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then Datto will concurrently with the consummation of such Acquisition Transaction pay to Parent the Datto Termination Fee; provided that for purposes of this subclause, all references to “15%” in the definition of “Superior Proposal” (as defined in “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 75) will be deemed to be references to “50%”.

Parent will pay Datto a Parent Termination Fee (as defined in “The Merger Agreement — Termination Fees and Expenses” beginning on page 74) of $371,330,950 in the event the Merger Agreement is terminated:

•

by Datto if Parent breaches any of its representations, warranties or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to closing and cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured prior to the earlier of (x) 45 days after the giving of written notice to the other party of such breach and (y) the Termination Date;

•

By Datto (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is five business days after the first date on which Parent is required to consummate the closing, and (iii) Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing; and

•

by Datto or Parent if the Merger is not consummated on or before the Termination Date, as may be extended pursuant to the terms of the Merger Agreement; provided, that Datto has the right to terminate the Merger Agreement pursuant to the two bullets described above.

A more detailed description of the Termination Fee is provided in “The Merger Agreement — Termination Fees and Expenses” beginning on page 74.

Interests of Our Directors and Executive Officers in the Merger (page 44)

You should be aware that Datto’s non-employee directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Datto’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

Material United States Federal Income Tax Consequences of the Merger (page 51)

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 51) receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger”) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

Regulatory Approvals (page 53)

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On April 25, 2022, both Datto and Parent filed their respective notification and report forms under the HSR Act.

Under other applicable foreign antitrust law and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained. All filings required under applicable foreign antitrust and foreign investment laws in respect of the Merger were made on April 29, 2022.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) in respect of antitrust laws and foreign investment laws required by the Merger Agreement.

Procedures for Receiving Merger Consideration (page 57)

Promptly (and in any event no later than three business days) after the Effective Time, Parent and the surviving corporation will cause the paying agent to mail to each holder of record of certificates that immediately prior to the Effective Time represent issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (i) a letter of transmittal and (ii) instructions as to how to surrender such holder’s shares of Company Common Stock in exchange for the Merger consideration. With regard to holders of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”), upon the paying agent’s receipt of an “agent’s message” (or such other evidence as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger consideration.

Specific Performance; Jurisdiction (page 78)

Subject to the conditions set forth in the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party to the Merger Agreement has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the Merger Agreement has agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party to the Merger Agreement has agreed to irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in any other state or federal court within the State of Delaware) and any appellate court from any of such courts (the “Chosen Courts”) for the purpose of any proceeding arising out of or relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement and has agreed that all claims with respect to such proceeding may be heard and determined exclusively in such court. The parties to the Merger Agreement have agreed that a final trial court judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Appraisal Rights (page 80 and Annex C)

Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock (other than the Majority Stockholders) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $35.50 per share that our stockholders are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is May 25, 2022, and precisely comply with other procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 80 and the provisions of Delaware law that grant appraisal rights and govern such procedures attached as Annex C. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal.

Transaction Litigation (page 51)

As of the filing of this Information Statement, Datto is not aware of any complaints filed or litigation pending related to the Merger.

Market Information and Dividends (page 79)

Shares of Company Common Stock are listed on the NYSE under the trading symbol “MSP”. As of May 19, 2022, 165,479,585 shares of Company Common Stock were issued and outstanding, held by approximately 11 stockholders of record. Since the date of our initial public offering we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between April 11, 2022 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Datto stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 87.

Q:	What is the proposed transaction and what effects will it have on Datto?

A:

The proposed transaction is the acquisition of Datto by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into Datto. Datto will be the surviving corporation of the Merger and a wholly owned subsidiary of Parent, and Datto will cease to be a standalone publicly traded company.

Q:	What will I receive in the Merger?

A:

Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and subject to your compliance, if applicable, with the letter of transmittal delivered to you by the paying agent after the closing as further described under “The Merger Agreement — Procedures for Receiving Merger Consideration” beginning on page 57, you will receive the Merger consideration, $35.50 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $3,550.00 in cash in exchange for your shares of Company Common Stock without interest and less any required withholding taxes. Upon completion of the Merger, you will not own any equity in the surviving corporation.

Q:	What happens to Options, RSUs and PSUs if the Merger is completed?

A:

At the Effective Time, each Vested Option (including any Option that vests as a result of the consummation of the Merger) will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Option as of immediately prior to the Effective Time and (ii) the excess, if any, of $35.50 over the per share exercise price of such Vested Option. At the Effective Time, each Vested RSU and each Vested PSU will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Company Common Stock subject to such Vested RSU or Vested PSU as of immediately prior to the Effective Time. At the Effective Time, each unvested Option, each unvested RSU and each unvested PSU will be canceled and converted into a right to receive an amount of cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 (less the applicable exercise price with respect to any Options) and (ii) the total number of shares of Company Common Stock subject to such equity award as of immediately prior to the Effective Time with the same terms and conditions, including with respect to vesting and any applicable performance conditions.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second half of 2022, although Datto cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger, and Options, RSUs and PSUs will remain outstanding and the vesting conditions applicable to each Option, RSU and PSU, as applicable, will remain in place (including any applicable performance conditions). Instead, Datto will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NYSE.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and Datto’s certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock entitled to vote in order to effect the Merger. Datto’s certificate of incorporation permits any action which is required or permitted to be taken by Datto’s stockholders to be taken without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The requisite stockholder approval was obtained immediately following the execution of the Merger Agreement on April 11, 2022, when the Written Consent was delivered by the Majority Stockholders, which owned shares of Company Common Stock constituting approximately 69.1% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously (i) determined that it is in the best interests of Datto and its stockholders, and declared it advisable, to enter into the Merger Agreement; (ii) approved the execution and delivery of the Merger Agreement by Datto, the performance by Datto of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that the Datto stockholders adopt the Merger Agreement in accordance with the DGCL. For a discussion of the factors that the Board considered in determining to approve and recommend the Merger Agreement, please see “The Merger — Recommendation of the Board; Reasons for the Merger” beginning on page 30.

Q:	What happens if I sell my shares before completion of the Merger?

A:

If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger consideration and lose your appraisal rights. In order to receive the Merger consideration or exercise appraisal rights, you must hold your shares through the Effective Time of the Merger.

Q:	How do I surrender my Uncertificated Shares held by Datto’s transfer agent, American Stock Transfer & Trust Company, LLC?

A:

Parent will direct the paying agent to mail to each holder of record of Uncertificated Shares instructions for use in effecting the surrender of Uncertificated Shares in exchange for the Merger consideration. Upon the paying agent’s receipt of an “agent’s message” (or such other evidence as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive the Merger consideration in exchange for each share of Company Common Stock represented by such Uncertificated Share and such surrendered Uncertificated Share will be canceled.

Q:	What happens to my shares of Company Common Stock held by my broker?

A:

Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the closing of the Merger has occurred. You should direct any specific questions on this to your broker.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, Datto, Parent, Merger Sub, Kaseya Holdings and Kaseya must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 72.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:

Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Majority Stockholders) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section in this information statement entitled “Appraisal Rights” beginning on page 80.

Q:	What happens if a third party makes an offer to acquire Datto before the Merger is completed?

A:

If prior to obtaining the Written Consent, Datto or any of its representatives had received a bona fide, written Acquisition Proposal (as defined below), then in response to such Acquisition Proposal, Datto could have engaged in or otherwise participated in discussions or negotiations with such person or group and its representatives if the Board had determined in good faith that such Acquisition Proposal constituted or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action would reasonably have been expected to be inconsistent with Datto’s directors’ fiduciary duties under applicable law (as further described in “The Merger Agreement — Superior Proposal and Change of Recommendation” beginning on page 75). Datto obtained the Written Consent on April 11, 2022, thus extinguishing Datto’s rights with respect to Acquisition Proposals.

Q:	Will I owe taxes as a result of the Merger?

A:

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 51 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and foreign tax consequences of the Merger.

Q:	Where can I find more information about Datto?

A:

We file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 87.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations department at ir@datto.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements regarding forecasts and projections as described in “The Merger — Certain Company Financial Forecasts” beginning on page 42, which are subject to the “safe harbor” created by those sections. All statements other than statements of historical fact included in this information statement are forward-looking statements, and they are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results or our plans and objectives for future operations, growth initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	uncertainties associated with the proposed Merger with Kaseya;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the inability to complete the proposed Merger due to the failure to satisfy conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Merger;

•	risks related to disruption of management’s attention from our ongoing business operations due to the proposed Merger;

•	the effect of the announcement of the proposed Merger on our relationships with our customers, operating results and business generally;

•	the risk that the proposed Merger will not be consummated in a timely manner or at all;

•	the costs of the proposed Merger if the proposed Merger is not consummated;

•	restrictions imposed on our business during the pendency of the proposed Merger;

•	potential litigation instituted against us or our directors challenging the proposed Merger;

•	our ability to recruit, retain and develop key employees and management personnel, including in light of the proposed Merger;

•	the continuing impacts on our operations and financial condition from the effects of the COVID-19 pandemic;

•	our ability to effectively compete;

•	fluctuations in our operating results;

•	our ability to sustain cash flows and profitability;

•	our ability to attract new MSP partners;

•	our ability to sell additional products and subscriptions to our MSP partners;

•	the recognition of revenue from our subscription offerings;

•	the strength of the SMB IT market;

•	our ability to manage the ongoing growth of our business;

•	the risks associated with our current and future international operations, including the risks of expansion into new international markets;

•	the impact of volatility in the global economy including heightened inflation, rising interest rates and the effects from the war in Ukraine;

•	the ability of our MSP partners to sell our products;

•	possible data losses or breaches experienced by MSP partners or their SMB customers using our products or solutions;

•	the risks associated with defects or vulnerabilities in our or our third-parties’ software, solutions, infrastructure and hardware;

•	the impact of natural disasters, health pandemics, terrorism or other catastrophic events;

•	the impact of changes in SMBs’ IT needs and our ability to adapt our offerings;

•	our ongoing ability to utilize the application programming interfaces of products such as Microsoft 365 and Google Workspace;

•	our ability to realize benefits from our investment in research and development activities;

•	the impact of any manufacturing and logistics delays or pricing fluctuations relating to our manufacturing partners;

•	our ability to effectively manage our supply chain and inventory;

•	our dependence on a limited number of manufacturers for certain components of our products;

•	our ability to provide high quality technical support and the extent to which our MSP partners are able to provide satisfactory technical support to their SMB customers;

•	the risks related to our use of open source software in certain of our products and subscription offerings;

•	our ability to meet our contractual commitments related to response time and service level, and the quality of professional services we provide;

•	the risks associated with indemnity provisions in some of our agreements;

•	the risks and uncertainties associated with our limited operating history;

•	the risks associated with past and future business acquisitions;

•	our ability to make expenditures in order to support additional growth;

•	the risk of negative publicity, legal liability or other expenditures which could result from the material stored on our servers;

•	the effects of interruptions or delays in services provided by our data centers or other third parties;

•	our reliance on technology and intellectual property licensed from other parties;

•	our ability to integrate our products with other operating systems, software applications, platforms and hardware;

•	the impact of claims by others that we infringe upon their proprietary technology or other rights;

•	the potential adverse impact of legal proceedings;

•	the risks associated with our indemnification obligations and the limitations of our director and officer liability insurance;

•	our ability to protect and enforce our intellectual property rights;

•	the ability of our MSP partners to access high-speed internet and the continued reliability of the internet infrastructure;

•	our ability to sustain market recognition of and loyalty to our brand;

•	our ability to maintain our corporate culture;

•	the impact of foreign currency exchange rate fluctuations;

•	the impact of fluctuations in interest rates;

•

we previously identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations;

•	our ability to develop and maintain proper and effective internal control over financial reporting;

•	the impact of changes in financial accounting standards or practices;

•	the accuracy of the estimates and judgments relating to our critical accounting policies;

•	the impact of tax consequences related to our domestic and international operations;

•	the impact of changes in tax laws or regulations affecting us or our partners;

•	our ability to comply with governmental export controls and economic sanctions laws in connection with our international operations;

•	our ability to comply with legal requirements, contractual obligations and industry standards relating to security, data protection and privacy;

•	our ability to comply with the Health Insurance Portability and Accountability Act of 1996;

•	our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside of the United States;

•	our ability to comply with the other government laws and regulations applicable to our business; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022. See “Where You Can Find More Information” beginning on page 87.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT

Datto

Datto Holding Corp.

101 Merritt 7

Norwalk, Connecticut 06851

Phone: (888) 995-1431

Datto is the leading global provider of security and cloud-based software solutions for SMBs delivered through Datto’s global network of MSP partners. As of December 31, 2021, Datto had over 18,500 MSP partners with active subscriptions for one or more of Datto’s products. Datto, combined with its unified, cloud-based platform, provides mission-critical software, technologies and security solutions that MSPs can integrate into managed services that they offer to their SMB customers. For more information, visit www.datto.com. Additional information regarding Datto is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 87.

The Company Common Stock is listed with, and trades on, the NYSE under the symbol “MSP”.

Parent

Knockout Parent Inc.

c/o Kaseya

701 Brickell Avenue #400

Miami, Florida 33131

Phone: (877) 282-8857

Parent is a Delaware corporation that is a wholly owned subsidiary of Kaseya. After the closing of the Merger, Parent will be the parent company of Datto.

Merger Sub

Knockout Merger Sub Inc.

c/o Kaseya

701 Brickell Avenue #400

Miami, Florida 33131

Phone: (877) 282-8857

Merger Sub, incorporated in the state of Delaware, was formed by Parent solely for the purpose of completing the Merger with Datto. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations under the Merger Agreement and matters ancillary to the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist.

Kaseya Holdings

Kaseya Holdings Inc.

701 Brickell Avenue #400

Miami, Florida 33131

Phone: (877) 282-8857

Kaseya Holdings is a premier provider of unified IT management and security solutions for MSPs and SMPs. Through its customer-centric approach, Kaseya Holdings delivers best in breed technologies that allow organizations to efficiently manage, secure and backup data. Kaseya Holdings offers a broad array of IT management solutions, including Unitrends, RapidFire Tools, Spanning Cloud Apps, IT Glue, ID Agent, Graphus, TruMethods and RocketCyber, serving more than thousands of organizations worldwide. These solutions are designed to automate and integrate IT functions enabling customers to more efficiently manage and secure their organizations. Kaseya Holdings’ website is www.kaseya.com.

Kaseya

Kaseya Inc.

701 Brickell Avenue #400

Miami, Florida 33131

Phone: (877) 282-8857

Kaseya is a Delaware corporation that is the parent company of Parent and a subsidiary of Kaseya Holdings.

THE MERGER

Background of the Merger

The Board and the Company’s senior management periodically review the Company’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, and potential business combination transactions, as well as other strategic opportunities, in each case with a view towards enhancing shareholder value.

On November 23, 2021, a representative of Insight Partners (“Insight”) reached out on an unsolicited basis to a representative of the Majority Stockholders seeking to schedule a discussion about the Company.

On November 29, 2021, representatives of Insight spoke to John Stalder and Jack Dillon, members of the Company’s Board, regarding Insight’s interest in a potential transaction with the Company. Mr. Stalder and Mr. Dillon stated that they would inform the Board of Insight’s potential interest at the next Board meeting.

On December 6, 2021, a representative of a private equity firm, which we refer to as Party A, contacted Mr. Stalder on an unsolicited basis requesting a conversation with respect to a potential transaction involving the Company.

On December 6, 2021, the Board held a meeting with members of the Company’s management and a representative of Kirkland & Ellis LLP (“Kirkland”), the Company’s outside legal advisor, in attendance. At the meeting, Mr. Stalder informed the Board of recent inquiries from Insight and from Party A, regarding their respective interest in a potential transaction involving the Company. After discussion, the Board directed Mr. Stalder to inform each party that the Company was not for sale and was focused on its upcoming investor day and executing its plan for the remainder of the fourth quarter, but that there was sufficient public information available for the private equity firms to develop their views with respect to any potential transaction and that the Board was open to evaluating any opportunities that created value for all shareholders. Following the Board meeting, Mr. Stalder contacted representatives of each of Insight and Party A to deliver the message directed by the Board.

On December 16, 2021, the Board held a meeting with members of the Company’s management and a representative from Kirkland in attendance. At the meeting, Mr. Stalder informed the Board that he delivered the message to Insight and Party A. The Board agreed that the same message would be provided to any other party who might express similar interest in the future. No decision was made to pursue a review of strategic alternatives or sale process at that time.

On December 22, 2021, a representative of a private equity firm, which we refer to as Party B, contacted Mr. Stalder on an unsolicited basis to generally discuss the sector in which the Company operated. The representative of Party B and Mr. Stalder did not discuss a transaction involving Party B and the Company.

On January 3, 2022, a representative of Evercore, financial advisor to Insight and TPG Global, LLC (collectively, “Insight/TPG”), contacted Monti Saroya, member and chairman of the Board, and indicated that Insight/TPG might be interested in pursuing a transaction involving the Company. Mr. Saroya noted that any indications of interest should be directed to Tim Weller, the Chief Executive Officer of the Company.

On January 10, 2022, a representative of a private equity firm, which we refer to as Party C, contacted Mr. Saroya on an unsolicited basis and indicated that Party C was interested in exploring a potential strategic transaction with the Company. Mr. Saroya told Party C that if Party C was interested in making a proposal they should direct it to Mr. Weller.

On January 21, 2022, a representative of Party C called Mr. Saroya to inform him that Party C would be submitting a written proposal with respect to a potential transaction involving the Company. Mr. Saroya told him to send any proposals directly to Mr. Weller.

On January 23, 2022, a representative of Evercore contacted Mr. Saroya and informed him that Insight/TPG remained interested and was continuing to do work based on publicly available information.

On January 24, 2022, a representative of Party C contacted Mr. Weller to inform him that they were interested in a potential transaction with the Company and intended to submit a written proposal.

On January 25, 2022, representatives of Party C submitted a non-binding written indication of interest to acquire all of the outstanding shares of the Company for $30.00 per share (the “Party C January 25 Proposal”).

On January 26, 2022, a representative of Party C contacted Mr. Weller to reiterate Party C’s enthusiasm with respect to a potential transaction with the Company.

Also on January 26, 2022, a representative of Evercore contacted Mr. Weller to inform him that Insight/TPG were interested in a potential transaction involving the Company and that they would be submitting a written proposal.

On February 2, 2022, representatives of Insight/TPG submitted a nonbinding indication of interest to Mr. Weller to acquire all of the outstanding shares of the Company for $30.50 per share (the “Insight/TPG February 2 Proposal”), in a contemplated transaction that would combine the Company with Kaseya Holdings, a portfolio company controlled by Insight and backed by a significant investment from Insight/TPG (together with Insight/TPG, the “Kaseya Parties”).

Also on February 2, 2022, a representative of Evercore contacted Mr. Weller to reiterate Insight/TPG’s enthusiasm with respect to the possibility of a potential business combination.

On February 10, 2022, the Board held a meeting, with members of the Company’s management and a representative of Kirkland in attendance. At the meeting, the Board discussed the terms set forth in the Party C January 25 Proposal and the Insight/TPG February 2 Proposal, both of which had previously been shared with the Board. The Board determined that the current offers submitted by Party C and Insight/TPG were not at a level that would warrant further engagement at this time. Notwithstanding that determination, the Board discussed the potential engagement of a financial advisor and decided that it would be advisable to engage a financial advisor to assist with evaluating and responding to any further proposals that may be received. The Board discussed the advantages and disadvantages of potential financial advisors and directed management to contact Qatalyst Partners because of its familiarity with the Company and expertise in technology mergers and acquisitions. The Board also instructed management to begin preparing long-range projections for the Company for use by the Board in evaluating any further proposals that may be received.

On February 14, 2022, on behalf of the Board, a representative of Qatalyst Partners called a representative of Party C to discuss the Party C January 25 Proposal and informed Party C that the Board had determined that the valuation in the Party C January 25 Proposal was not at a level that would warrant further engagement at this time.

On February 15, 2022, on behalf of the Board a representative of Qatalyst Partners called a representative of Evercore to discuss the Insight/TPG February 2 Proposal and informed Evercore that the Board had determined that the valuation in the Insight/TPG February 2 Proposal was not at a level that would warrant further engagement at this time.

On February 17, 2022, Party B submitted an unsolicited indication of interest to Mr. Weller to acquire all of the outstanding shares of the Company for $32.50 per share.

Also on February 17, a representative of a private equity firm, which we refer to as Party D, contacted a representative of Qatalyst on an unsolicted basis expressing an interest in the Company.

On February 18, 2022, the Board held a meeting, with members of the Company’s management and representatives of Kirkland in attendance. Members of management updated the Board on, among other things, recent discussions with Qatalyst Partners and on the preliminary indications of interest that the Company had received with respect to a potential acquisition of the Company. Following discussion, the Board determined to conduct a review of strategic alternatives available to the Company and decided to formally engage Qatalyst Partners to assist with the evaluation of strategic alternatives available to the Company. The Board selected Qatalyst Partners as its financial advisor because of its reputation as a highly regarded investment bank, substantial knowledge of the industry in which the Company operates, familiarity with the Company and extensive experience in providing financial advice in connection with strategic transactions. The Board directed management to instruct Qatalyst Partners to reach out to certain other private equity firms and potential strategic counterparties (which were determined in consultation with Qatalyst Partners) who, because of their familiarity with the sector and ability to consummate a transaction, were viewed as the most likely potential acquirers of the Company to gauge their interest in a potential transaction involving the Company and gather information with respect to the strategic alternatives available for the Board to consider.

Following the February 18 Board meeting, at the direction of the Board, Qatalyst Partners contacted each of Insight/TPG, Party B and Party C to inform them the Company had received multiple unsolicited proposals, and that the price per share set forth in their respective proposals represented insufficient value for the Company’s shareholders, and if they were interested in acquiring the Company, they should each submit a revised proposal with an increased offer price based on public information. Also, at the direction of the Board, Qatalyst Partners contacted nine additional private equity firms (including Party A and Party D) and six strategic parties, which were selected for outreach as the parties most likely to be interested in exploring a transaction involving the Company based on their perceived interest in making investments in the industry in which the Company operates and their financial capability to consummate a transaction of this size. Party A and Party D and one other private equity firm, referred to herein as Party E, subsequently indicated they would potentially be interested in a transaction involving the Company. None of the strategic parties or the other private equity firms contacted was interested in pursuing the opportunity citing a variety of reasons, including competing priorities, the market in which the Company operates, the Company’s customer profile, expected valuation and competitive interest in the Company.

On February 23, 2022, the Company announced its financial results for the 2021 fiscal year, which were in-line with and, in certain instances, exceeded, the Company’s previously announced guidance.

On February 24, 2022, representatives of Party C spoke to representatives of Qatalyst Partners and requested a call with Mr. Weller to discuss the Company’s recent earnings release and other high priority questions as Party C considered submitting a revised proposal.

On February 25, 2022, Insight/TPG submitted a revised indication of interest, proposing a price of $34.00 per share, as well as a draft merger agreement.

On February 28, 2022, the Company entered into a confidentiality agreement with Party C. The confidentiality agreement included customary nondisclosure provisions and a standstill provision that prohibited the financial sponsor, for an agreed-upon period from the date of the agreement, from publicly offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies, without the prior consent of the

Company. The confidentiality agreement provided Party C with the ability to make acquisition proposals at any time following the Company’s entry into a definitive agreement with a third party providing for a sale of Company. In addition, the confidentiality agreement with Party C required the financial sponsor to obtain the Company’s consent prior to contacting any financing sources or teaming with other parties regarding a potential transaction with the Company. Also on February 28, 2022, following execution of the confidentiality agreement, Party C held a call with Mr. Weller to discuss recent earnings and other high priority questions as previously requested.

Also on February 28, Party C submitted a revised indication of interest valuing the Company at $33.00–34.00 per share.

On March 1, 2022, Party B submitted a revised non-binding indication of interest to acquire the Company for $33.75 per share.

On March 2, 2022 the Board held a meeting, with members of the Company’s management and representatives of Kirkland in attendance. Management updated the Board on the status of the indications of interest that had been received from third parties. The Board discussed that a number of the potential bidders intended to combine the Company with an existing portfolio company controlled by the relevant private equity firm and the additional considerations raised in connection with such proposals, including potential incremental regulatory and financing considerations. Members of management also updated the Board on the long-range financial projections that were being prepared by management, and a discussion ensued with respect to the projections during which it was noted that the projections would be included in the preliminary valuation analysis to be presented by Qatalyst Partners at the next Board meeting. Also at the meeting, Kirkland reviewed with the Board its fiduciary duties under Delaware law and discussed certain considerations for the Board of Directors when undertaking an evaluation of strategic alternatives, including a potential sale of the Company, which included (among other things) the importance of monitoring and disclosing to the Board any potential conflicts of interest that could arise in connection with any strategic process. At the meeting, the Board formed a Transaction Committee for convenience and efficiency, and not to address any potential conflicts of interest, and Monti Saroya, Mr. Stalder, Adrian Dillon, Austin McChord and Mr. Weller, all of whom had significant experience with mergers and acquisition transactions and indicated they would be available on short notice in the upcoming period, were appointed to the Transaction Committee. The Board authorized the Transaction Committee to help oversee and coordinate with management and advisors with respect to a possible transaction involving the Company and to provide input on negotiations and discussions with potential buyers regarding a possible transaction, but reserved for the full Board the right to approve any potential transaction involving the Company.

Also on March 2, 2022, Party D submitted an initial indication of interest valuing the Company at $30.00–32.00 per share. At the direction of the Board, Qatalyst Partners informed Party D that that valuation was below the indications of interest that had been received from other counterparties and encouraged Party D to increase their price.

On March 4, 2022, Party D informed Qatalyst Partners that they could not increase their price above the range indicated in the March 2 proposal and were withdrawing from the process.

On March 5, 2022, the Board held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. Members of management and representatives of Qatalyst Partners updated the Board with respect to the preliminary letters of interest that had been received from private equity firms and the Board discussed with its advisors regulatory considerations with respect to each of the private equity firms that had submitted a preliminary letter of interest. The Board reviewed the long-range financial projections (the “Projections”) that had been prepared by the Company’s management. Representatives of Qatalyst Partners gave a presentation to the Board with respect to a preliminary valuation analysis. The Board discussed the valuation analysis in light of the Company’s standalone plan that had been prepared by management, ongoing market volatility and challenges facing the industry in which the Company operates. The

Board and members of management in attendance also discussed with representatives of Qatalyst Partners potential alternatives to a sale of the Company, including continuing to execute the Company’s standalone plan. At the meeting, the Board considered and discussed whether the timing was appropriate for a potential sale transaction, including the relative risks and benefits and focusing on, among other things, the probability of consummating a successful sale at compelling value and the ability of the Company to execute on its standalone plan given challenges facing the industry.

After consultation with Qatalyst Partners, the Board instructed management and its advisors to continue to move forward with a process to determine if any of the parties that had submitted initial indications of interest would be willing to acquire the Company at a compelling valuation. The Board also authorized the continued use of the Projections by Qatalyst Partners and the provision of the Projections to interested parties who had executed a confidentiality agreement with the Company. Following the meeting, Qatalyst Partners reached out to each of Insight/TPG, Party B and Party C to inform them the Company would be willing to provide access to management and diligence information (including the Projections) following execution of a mutually acceptable confidentiality agreement.

Later in the day on March 5, 2022, Qatalyst Partners sent its conflict disclosure letter to the Board, which provided that, in Qatalyst Partners’ opinion, it had no conflicts that would limit its ability to fulfill its responsibilities as financial advisor to the Company.

On March 7, 2022, a representative of one of the private equity firms contacted by Qatalyst Partners following the February 18 Board meeting, which we refer to as Party E, submitted a nonbinding indication of interest to acquire the Company at a valuation of between $28.00 and $31.00 per share. At the direction of the Board, Qatalyst Partners informed Party E that its valuation was below the indications of interest that had been received from other counterparties and encouraged Party E to increase its offer price if it wanted to move forward in the process.

On March 8, 2022, Party C was provided with access to a virtual data room with diligence information regarding the Company (the “Data Room”).

Also on March 8, 2022, the Company entered into a confidentiality agreement with Party B. The confidentiality agreement included customary nondisclosure provisions and a standstill provision that prohibited the financial sponsor, for an agreed-upon period from the date of the agreement, from publicly offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies, without the prior consent of the Company. The confidentiality agreement provided Party B with the ability to make acquisition proposals at any time following the Company’s entry into a definitive agreement with a third party providing for a sale of Company. In addition, the confidentiality agreement required the financial sponsor to obtain the Company’s consent prior to contacting any financing sources or teaming up with other parties regarding a potential transaction with the Company. Also on March 8, 2022, members of the Company’s senior management held a due diligence meeting with Party B, which was attended by representatives of Qatalyst Partners. The following day, on March 9, 2022, Party B was provided with access to the Data Room.

On March 9, 2022, a representative of Party A submitted a nonbinding indication of interest to acquire the Company at a valuation of $32.50 per share. Also on March 9, 2022, members of the Company’s senior management held a due diligence meeting with Party C, which was attended by representatives of Qatalyst Partners.

Also on March 9, 2022, the Projections prepared by management were uploaded to the Data Room.

On March 10, 2022, Party E informed Qatalyst Partners that they were not interested in pursuing a transaction with the Company at a price above $31.00 per share and were withdrawing from the process.

On March 11, 2022, the Transaction Committee held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. Members of management and representatives of Qatalyst Partners updated the Board on the status of the diligence being conducted and the Transaction Committee discussed timing considerations and next steps.

On March 14, 2022, a representative of a private equity firm, which we refer to as Party F, sent an unsolicited email to a representative of Qatalyst Partners indicating that they were interested in a transaction involving the Company. Qatalyst Partners informed Party F that if they had a strong interest, Party F should submit an indication of interest based on publicly available information.

On March 16, 2022, Bloomberg published an article reporting that the Company was exploring strategic options, including a potential sale.

Also on March 16, 2022, the Compensation and Nominating Committee of the Board (the “Compensation Committee”) held a meeting, with Mr. Weller, representatives of Kirkland and representatives of the Company’s independent compensation consultant, Pearl Meyer, in attendance. The Compensation Committee discussed a range of potential post-termination change in control protections for members of management. The Compensation Committee discussed the competitive employment environment and the risks of employees leaving or being poached following a deal announcement and the importance of ensuring the necessary employees remained in place to manage the Company following the announcement of any transaction. The Compensation Committee requested that management provide additional information with respect to potential post-termination change in control protections for the Compensation Committee’s consideration.

On March 16, 2022, members of the Company’s senior management provided a presentation to representatives of Party B regarding the Company, which was attended by representatives of Qatalyst Partners.

During the week of March 14, 2022, the Company entered into confidentiality agreements with each of Party A and the Kaseya Parties. Each of the confidentiality agreements included customary nondisclosure provisions and a standstill provision that prohibited the financial sponsor and the Kaseya Parties, as applicable, for an agreed-upon period from the date of the agreement, from publicly offering to acquire or acquiring the Company, and from taking certain other actions, including soliciting proxies, without the prior consent of the Company. Each of the confidentiality agreements provided the applicable counterparty with the ability to make acquisition proposals at any time following the Company’s entry into a definitive agreement with a third party providing for a sale of the Company. In addition, each of these confidentiality agreements required the financial sponsor and the Kaseya Parties, as applicable, to obtain the Company’s consent prior to contacting any financing sources (with certain financing sources of the Kaseya Parties being pre-approved) or teaming up with other parties regarding a potential transaction with the Company.

After executing confidentiality agreements, the Kaseya Parties and Party A were granted access to the Data Room (including the Projections) on March 16 and March 17, respectively.

On March 18, 2022, the Compensation Committee held a meeting, with Mr. Weller, representatives of Kirkland and Pearl Meyer in attendance. The Compensation Committee reviewed and discussed the alternatives with respect to potential post-termination change in control protections.

On March 20, 2022, the Board held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. Members of management updated the Board on the status of diligence and upcoming meetings scheduled with parties. Qatalyst Partners also updated the board on feedback that had been received from bidders in connection with the sale process. Qatalyst Partners also discussed with the Board the email and subsequent call Qatalyst Partners had received from Party F and the absence of any additional follow-up or engagement by Party F. The Board determined to not engage in subsequent conversations with Party F given its failure to submit an indication of interest, fund size and lack of history in similar transactions.

On March 21, 2022, members of the Company’s senior management provided a presentation to representatives of Kaseya Parties regarding the Company, which was attended by representatives of Qatalyst Partners.

On March 25, 2022, representatives of the Kaseya Parties and Party B contacted representatives of Qatalyst Partners to request permission to partner with each other.

On March 27, 2022, an initial draft merger agreement that had been prepared by Kirkland was uploaded to the Data Room and made available to the Kaseya Parties, Party B and Party C. The initial draft merger agreement provided for (i) a “hell-or-high-water” regulatory efforts covenant, (ii) a 45-day go-shop period following the announcement of a transaction, during which the Company would be entitled to solicit competing proposals and (iii) the buyer to provide equity commitment letters for the full purchase price.

On March 28, 2022, the Transaction Committee held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. Members of management and representatives of Qatalyst Partners updated the Transaction Committee on recent conversations with interested parties, including that the Kaseya Parties and Party B had requested to partner with each other to submit a combined proposal. The Transaction Committee discussed the benefits of the two parties working together, including the fact that it was unlikely that Party B would be able to submit a competitive proposal on its own, and determined to allow the Kaseya Parties and Party B to partner with each other. The Kaseya Parties and Party B are hereinafter collectively referred to as the Consortium.

On March 28, 2022, Qatalyst Partners sent a process letter to each of the Consortium and Party C instructing each party to submit written proposals specifying the best and final per share purchase price that the party would be willing to pay for an acquisition of 100% of the outstanding equity of the Company on April 7, 2022. In addition, the process letter instructed the bidders to submit markups of the draft merger agreement that had been uploaded to the Data Room to Kirkland no later than April 1, 2022.

On March 29, 2022, the Compensation Committee approved amendments to the award agreements for certain executives that provided for acceleration of equity awards upon certain qualifying terminations within twelve months following a change of control transaction.

Between March 17, 2022, and the management meeting on March 31, 2022, representatives of Qatalyst Partners followed up with Party A multiple times, noting that the process was moving expeditiously and that Company management were ready to assist with any diligence questions. On March 31, 2022, members of the Company’s senior management provided a presentation to representatives of Party A regarding the Company, which was attended by representatives of Qatalyst Partners. Following that meeting, Party A did not engage in any further discussions with the Company.

During the period from March 1, 2022 until March 31, 2022, each of the Kaseya Parties, Party B and Party C provided supplemental due diligence requests and had further diligence discussions with members of management of the Company to discuss the Company’s business and other due diligence matters. Throughout the month, at the direction of the Transaction Committee, members of management and representatives of Qatalyst Partners engaged in extensive follow-up due diligence discussions and meetings at the request of interested counterparties regarding the Company’s business, including, but not limited to, the Company’s financial condition, sales & marketing strategy, product management and technology roadmap.

Throughout the Company’s evaluation of potential strategic alternatives, members of senior management had conversations with representatives of the various potential acquirers, including the Kaseya Parties. The Company’s management team was directed by the Board not to, and they did not, discuss any post-transaction employment or compensation matters for management with any potential acquirers or financial sponsors. The confidentiality agreements with each of the potential bidders also restricted their ability to have discussions with the Company’s management team regarding an equity rollover or any post-transaction employment or compensation matters.

On April 1, 2022, legal counsel for Party C and Willkie Farr & Gallagher (“Willkie”), legal counsel for the Consortium, each submitted revised drafts of the merger agreement to Kirkland.

On April 4, 2022, the Transaction Committee held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. Members of management and Qatalyst Partners updated the Transaction Committee on discussions and diligence activity of each of the potential bidders. A representative of Kirkland described the most significant issues raised by the markups received from each of the potential bidders, including, among others, (i) neither of the agreements committed to a “hell or high water” regulatory efforts covenant, (ii) both of the markups provided that the Company’s Majority Stockholder would deliver an irrevocable written consent shortly after execution of the merger agreement, meaning there would be no meaningful period of time when the Board would have a “fiduciary out” if a superior proposal emerged, (iii) the amount of the reverse termination fee proposed by each party and (iv) neither party agreed to provide equity commitment letters for the full purchase price (although the Kaseya Parties noted that their financing plans were still being finalized). The Transaction Committee discussed the issues raised by each of the markups and how to respond to each of the parties. The Transaction Committee instructed Kirkland to set up calls with the legal counsel for each of the potential bidders to discuss feedback on the markups that had been received and to ask them to resubmit markups showing improvement on the points with their final bids on April 7, 2022.

Later in the day on April 4, at the direction of the Transaction Committee, Kirkland held a call with Willkie and delivered feedback on the markup of the merger agreement that Willkie had submitted, noting that to best position their client they should submit a revised draft of their merger agreement markup with their final bid showing any movement they were willing to make on the points discussed. Kirkland noted, among other things, that the Board was not prepared to enter into a transaction with the Kaseya Parties without a robust regulatory efforts covenant. Kirkland also noted that the Board was asking for a period of time after signing when the Board would have a fiduciary out if a superior proposal emerged. Willkie stated that it would be difficult for their client to proceed with a transaction without an irrevocable written consent delivered shortly after execution of the merger agreement. Kirkland also noted that Willkie’s markup of the merger agreement had noted that a full equity backstop was under consideration and stated that the Board would need clarity on the financing plan in connection with the final bid submission.

Kirkland also held a call with legal counsel for Party C and provided them with feedback on the issues in their markup of the merger agreement, noting that, to best position their client in the competitive process, they should submit revised drafts of the merger agreement with their final bid on April 7, 2022, reflecting movement they were willing to make on the points that had been raised.

On April 7, 2022, representatives of the Kaseya Parties informed representatives of Qatalyst Partners that they were no longer partnering with Party B but were planning to submit a bid and revised merger agreement later in the day, as requested. Later in the day on April 7, the Kaseya Parties submitted a proposal to acquire 100% of the equity securities of the Company for $35.00 per share, which included a revised draft of the merger agreement and executed financing commitment documentation.

Also on April 7, 2022, representatives of Party C informed representatives of Qatalyst Partners that, if Party C were to submit a bid, it would be below the range in Party C’s February 28, 2022 indication of interest due to a change in Party C’s view of the long-term growth prospects of the industry in which the Company operates. The representatives of Qatalyst Partners informed Party C that the Company would not be interested in pursuing a transaction at a price below the range indicated in their February 28, 2022 indication of interest. Party C did not submit an updated proposal.

Also on April 7, 2022, representatives of Qatalyst Partners followed up with representatives of Party A and were informed that Party A was withdrawing from the process and would not be submitting a bid for the Company because Party A did not believe it would be able to compete on valuation.

On April 8, 2022, the Board held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance, to discuss the proposal received from the Kaseya Parties. Representatives of Kirkland and Arnold & Porter, who had been engaged as special regulatory counsel to the Board, discussed with the Board the regulatory considerations relevant to a transaction with the Kaseya Parties. Representatives of Qatalyst Partners summarized the proposal received from the Kaseya Parties, including that Party B had decided not to partner with the Kaseya Parties and was not interested in submitting an independent proposal. Qatalyst Partners also described the conversations that had occurred with Party C and Party A. Representatives of Kirkland summarized the terms of the revised Merger Agreement received from the Kaseya Parties, including with respect to: (i) the Kaseya Parties requirement that the Company’s Majority Stockholders deliver an irrevocable written consent promptly following the execution of the Merger Agreement; (ii) the amount of the termination fee payable by the Kaseya Parties in certain circumstances, which had increased to 6% in the revised draft submitted with the Kaseya Parties’ bid; and (iii) the regulatory efforts commitments proposed by the Kaseya Parties, which generally accepted the “hell-or-high-water” standard with respect to the remedy-related actions that may be required to be taken by the Company, but not with respect to Kaseya. The Board discussed the outreach that had been conducted to potentially interested parties by Qatalyst Partners, the robust process that had been run with multiple bidders receiving access to diligence information, and the fact that no additional bidders had come forward following public news reports that the Company was considering a potential transaction. In light of those considerations, the Board determined that it was willing to proceed with consideration of a transaction with the Kaseya Parties that required the delivery of an irrevocable written consent by the Company’s Majority Stockholders promptly following the execution of the definitive merger agreement. The Board also discussed the importance of the regulatory efforts covenant also binding Kaseya directly to increase closing certainty. Later in the day on April 8, 2022, at the request of the Board, representatives of Qatalyst Partners called representatives of Evercore and informed them that if the Kaseya Parties increased their price to $35.50 per share and improved certain key contractual points, the Board was prepared to move forward with the Kaseya Parties to seek to sign and announce a transaction before the markets opened in the U.S. on Monday, April 11. Representatives of Evercore requested that the Company provide the Kaseya Parties with a short period of exclusivity to finalize the terms of a transaction. Representatives of Qatalyst Partners noted that the Company was prepared to move forward expeditiously to seek to sign and announce a transaction on Monday, but would not agree to provide the Kaseya Parties with an exclusivity period. Representatives of the Kaseya Parties confirmed they were prepared to move forward on that basis. Also on April 8, 2022, a representative of Qatalyst Partners confirmed by email to representatives of Kirkland that there had been no changes to its conflict disclosure which had previously been reviewed with the Board.

Also on April 8, 2022, the Board and Compensation Committee approved a grant of 200,000 restricted stock units to Mr. Weller. This award was made to align Mr. Weller’s compensation with market practices and was determined to be in the best interests of the Company following discussions with the Company’s independent compensation consultant.

On the evening of April 8, 2022, representatives of Kirkland and Willkie held a call to discuss the status of the transaction documentation, including the merger agreement, disclosure schedules and equity commitment letters.

Early in the morning on April 9, 2022, Kirkland sent a revised draft of the merger agreement to Willkie.

Throughout the day on April 9 and 10, representatives of Kirkland and Willkie and members of the Company’s management engaged in numerous calls and exchanged revised drafts of the merger agreement, financing commitment letters and other transaction documents.

On April 10, 2022, the Board held a meeting with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. At the meeting, representatives of Kirkland, Qatalyst Partners and senior management updated the Board regarding the status of the definitive transaction documents and the financing commitments. Representatives of Kirkland reviewed the fiduciary duties of the directors and, thereafter, reviewed the terms of the latest drafts of the proposed Merger Agreement and the related documentation. Kirkland informed the Board that Qatalyst had confirmed to Kirkland via email that there had been no changes to Qatalyst Partners’ conflict disclosure which had previously been reviewed with the Board. Qatalyst Partners reviewed with the Board Qatalyst Partners’ financial analyses of the per share consideration of $35.50 in cash, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company common stock, which included an illustrative discounted cash flow analysis.

Early in the morning Eastern time on April 11, 2022 (late in the evening Pacific time on April 10), the Board held a meeting, with members of the Company’s management and representatives of Kirkland and Qatalyst Partners in attendance. A representative of Kirkland updated the Board regarding the status of the definitive transaction documents and financing commitments. Qatalyst Partners then delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 10, 2022, to the effect that, as of April 10, 2022, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with preparation of such opinion as set forth therein, the per share consideration of $35.50 in cash to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners’ opinion is more fully described in the section of this information statement titled “—Opinion of Qatalyst Partners.” Following discussion and consideration of the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the factors described in the section titled “—Reasons for the Merger; Recommendation of the Board”), the members of the Board unanimously adopted resolutions: (1) declaring that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company’s stockholders; (2) approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and (3) recommending adoption of the Merger Agreement to the stockholders of the Company.

On April 11, 2022, the Company and the Kaseya Parties executed the Merger Agreement. Shortly after execution of the Merger Agreement, the Majority Stockholders delivered the Written Consent. The Company and the Kaseya Parties issued a joint press release announcing the entry into the Merger Agreement before the opening of the U.S. stock exchanges on April 11, 2022.

Recommendation of the Board; Reasons for the Merger

After careful consideration, the Board unanimously:

•

determined that it is in the best interests of Datto and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth in the Merger Agreement;

•

approved the execution and delivery of the Merger Agreement by Datto, the performance by Datto of its covenants and other obligations under the Merger Agreement, and the consummation of the Merger upon the terms and conditions set forth in the Merger Agreement; and

•	resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement and approve the Merger in accordance with the DGCL.

In the course of the Board making such determinations, the Board consulted with management of Datto, as well as Datto’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

Merger consideration: The Board considered the $35.50 per share in cash to be paid as Merger consideration in relation to (i) the Board’s estimate of the current and future value of Datto as a standalone entity, (ii) the multiple of enterprise value to EBITDA implied by such price and (iii) the market price of Company Common Stock on March 16, 2022, the trading day prior to a news article reporting that Datto was exploring strategic alternatives.

•

Negotiations with Kaseya: The Board considered its belief that, after extensive negotiations and an increase in price by Kaseya, Datto obtained the highest price and most favorable terms to which Kaseya was willing to agree.

•

Strategic alternatives: The Board considered the likelihood and potential benefits of other potential strategic or other business combination transactions (including with alternative acquirors) and continuing as a standalone company.

•

The Board considered the potential values, benefits, risks and uncertainties facing Datto’s stockholders associated with possible strategic alternatives to the Merger (including possible alternative business combinations and scenarios involving the possibility of remaining a standalone publicly traded company), and the timing, risks and likelihood of accomplishing such alternatives, taking into account the Board’s belief that there were likely no other potential strategic purchasers or other parties that would be reasonably likely to engage in a transaction in the near term at a price greater than the price being offered by Kaseya.

•

The Board considered that Datto, acting at the Board’s direction and with the assistance of its independent financial advisor, beginning in February 2022, identified and discussed possible interest in a potential transaction with 19 potential bidders, that Datto entered into confidentiality agreements with four counterparties, comprised of a mixture of strategic and financial counterparties, which the Board, with the assistance of its independent financial advisor, determined would be most likely to have an interest in acquiring, and be able to pay a competitive price for, Datto, and that, following discussions with such counterparties, none of the counterparties were willing to pursue a strategic transaction with Datto on terms and conditions that the Board viewed as more favorable than those offered by Kaseya.

•

The Board considered the fact that market rumors became public that Datto was in discussions involving a potential sale transaction generally, and specifically that Kaseya was one of the parties engaging in discussions to acquire Datto, which provided any third party not otherwise contacted by Datto or its representatives wishing to engage in discussions with Datto an opportunity to put forward a compelling proposal, and the fact that, although the Board had not granted any potential bidder exclusivity and was free to consider indications from any other party, no potential acquirer had made a proposal that was more favorable to Datto’s stockholders than Kaseya’s proposal.

•

The Board also considered that, if Datto did not enter into the Merger Agreement with Kaseya, there could be a considerable period of time before the trading price of Datto’s Common Stock would reach and sustain the per share Merger consideration of $35.50, as adjusted for present value (even assuming full realization of the management projections).

•

While the Board remained supportive of Datto’s strategic plan and optimistic about its prospects on a stand-alone basis, the Board considered Datto’s future prospects if Datto was to remain an independent public company, including the competitive landscape, the business, financial and execution risks and Datto’s relationships with customers, providers and suppliers and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically).

•

Based on the value, risk allocation, timing and other terms and conditions negotiated with Kaseya, the Board ultimately determined that the acquisition by Kaseya is more favorable to Datto’s stockholders than any other strategic alternative reasonably available to Datto, including continuing as an independent public company.

•

Premium to trading price: The Board considered that the Merger consideration of $35.50 per share to be received by Datto stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger consideration of $35.50 represented a premium of approximately:

•	52% over the closing price of shares of Company Common Stock as of March 16, 2022, the day before the publication of an article suggesting that Datto was considering a sale (the “Unaffected Date”),

•	48% over the volume weighted average price of Company Common Stock during the 30 days prior to the Unaffected Date, and

•	31% over Datto’s initial public offering price on October 21, 2020.

•

Cash consideration: The Board considered the fact that the Merger consideration is all cash, which provides certainty and immediate liquidity and value to Datto’s stockholders, enabling Datto’s stockholders to realize value that has been created at Datto while eliminating long-term business and execution risk.

•

Majority Stockholder support: The Board considered the support of the Majority Stockholders, which collectively controlled approximately 69.1% of the aggregate outstanding shares of Company Common Stock as of April 11, 2022 and which will be receiving the same form and amount of Merger consideration for their shares of Company Common Stock as all other stockholders of Datto.

•

Kaseya’s reputation: The Board considered the business reputation, experience and capabilities of Kaseya and its management, and the involvement of Insight Venture Management, LLC and TPG Global, LLC in Kaseya’s management.

•

Fairness opinion: The Board considered the oral opinion of Qatalyst Partners, subsequently confirmed in writing, to the effect that, as of April 10, 2022, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in such written opinion, $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders, as more fully described below under the section of this information statement captioned “The Merger — Opinion of Qatalyst Partners” beginning on page 35 and which full text of the written opinion is attached as Annex B to this information statement and is incorporated by reference in this information statement in its entirety.

•

Merger Agreement: The Board considered, in consultation with its outside legal counsel, the terms of the Merger Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to Datto and its stockholders, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

•	the limited number and nature of the conditions to Kaseya’s obligation to consummate the Merger;

•	the fact that the definition of “Datto Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•	the fact that Datto has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger; and

•

the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as reasonably practicable.

•

Likelihood of consummation: The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a financing condition, the covenants by the parties to use their respective reasonable best efforts to obtain all necessary governmental approvals and the likelihood of obtaining required regulatory approvals for a transaction with Kaseya prior to the Termination Date (as defined in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 73) and the potential regulatory challenges and stockholder approvals that certain other potential buyers would face in connection with an acquisition of Datto.

•

Financing: The Board considered Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the financing commitments from certain funds affiliated with Insight Venture Management, LLC, the delivery by Parent of a debt commitment letter and preferred equity commitment letter by financial institutions of international reputation (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that under specified circumstances, the Merger Agreement permits Datto to seek specific performance against Parent and Merger Sub with respect to the financing commitments, including under Datto’s third-party beneficiary rights pursuant to the equity commitment letters provided by certain affiliates of Insight Venture Management, LLC.

•

Appraisal rights: The Board considered the fact that appraisal rights are available to Datto’s stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 80 and Annex C).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•

Participation in future gains: The Board considered the fact that following the completion of the Merger, Datto will no longer exist as a standalone public company and that Datto’s existing stockholders will not be able to participate in any future earnings or growth of Datto, or in any future appreciation in value of shares of Company Common Stock.

•

Risks associated with announcement of the Merger: The Board considered the possibility of disruption to Datto’s business that could result from the announcement of the Merger on Datto’s operations, stock price, business ventures, employees, customers, suppliers and other business partners and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger.

•

Risks associated with a failure to consummate the Merger: The Board considered the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 72. The Board noted the fact that, if the Merger is not completed, (i) Datto will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and client relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of Company Common Stock will decline, potentially significantly and (iii) the market’s perception of Datto’s prospects could be adversely affected.

•

Restrictions on the operation of Datto’s business: The Board considered the fact that, although Datto will continue to exercise control over its operations prior to the closing, the Merger Agreement prohibits Datto from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent Datto from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

•

No-solicitation provision: The Board considered the fact that the Merger Agreement restricts Datto’s ability to actively solicit acquisition proposals, subject to certain exceptions that expired upon the delivery of the Written Consent.

•

Written Consent: The Board considered the fact that, as a condition to entering into the Merger Agreement, Kaseya required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if the Majority Stockholders failed to execute and deliver the Written Consent within twenty four hours following the execution of the Merger Agreement, and the obligation, in certain circumstances, for Datto to pay Kaseya $185,665,475 upon the termination of the Merger Agreement.

•

Tax treatment: The Board considered the fact that any gains arising from the receipt of the Merger consideration would generally be taxable to Datto stockholders for United States federal income tax purposes.

•	Stockholder litigation: The Board considered the risk of litigation arising from stockholders in respect of the Merger Agreement or transactions contemplated by the Merger Agreement.

During its consideration of the transaction with Kaseya, the Board was also aware of and considered that Datto’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, the interests of Datto’s stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 44.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of Datto, Qatalyst Partners as financial advisor, and Kirkland & Ellis LLP as legal advisor, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16.

Required Stockholder Approval for the Merger

Under Delaware law and Datto’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of Datto holding in the aggregate at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of April 11, 2022, the record date for determining stockholders of Datto entitled to vote on the adoption of the Merger Agreement, there were 164,658,144 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On April 11, 2022, immediately following the execution of the Merger Agreement, the Majority Stockholders, which as of April 11, 2022 collectively beneficially owned 113,753,615 shares of Company Common Stock representing approximately 69.1% of the then outstanding shares of Company Common Stock, delivered the Written Consent. No further action by any other Datto stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, Datto is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from Datto of the Written Consent as required by Delaware law.

Opinion of Qatalyst Partners

Datto retained Qatalyst Partners to act as financial advisor to the Board in connection with a potential transaction such as the Merger and to evaluate whether $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Datto selected Qatalyst Partners to act as Datto’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation, and knowledge of Datto’s business and the industry in which Datto operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this information statement. At the meeting of the Board on April 10, 2022, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of April 10, 2022, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated April 10, 2022, to the Board.

The full text of the opinion of Qatalyst Partners, dated as of April 10, 2022, is attached to this information statement as Annex B and is incorporated into this information statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of Datto as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Company Common Stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this information statement as Annex B.

For purposes of its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement dated April 10, 2022, certain related documents and certain publicly available financial statements and other business and financial information of Datto.

Qatalyst Partners also reviewed certain forward-looking information relating to Datto prepared by management of Datto, including financial projections and operating data of Datto. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Datto with senior management of Datto. Qatalyst Partners also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of Datto and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Datto. With respect to the financial projections and operating data of Datto, Qatalyst Partners was advised by Datto’s management, and Qatalyst Partners assumed based on discussions with Datto’s management and the Board, that the financial projections and operating data of Datto had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Datto of the future financial performance of Datto and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Datto or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Datto or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Datto as to the existing and future technology and products of Datto and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Company Common Stock will trade at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of Datto to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Datto. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of $35.50, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Datto or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated April 10, 2022. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the financial projections and operating data of Datto, and the consensus of third-party research analysts’ projections as of April 8, 2022 (“Analyst Projections”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Company Common Stock as of March 31, 2022 (which is the end of Datto’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(i)

the implied net present value of the estimated future unlevered free cash flows of Datto, based on the financial projections and operating data of Datto, for the second quarter of calendar year 2022 through calendar year 2026 (which implied present value was calculated by using a range of discount rates of 9.0% to 11.0%, based on an estimated weighted average cost of capital for Datto); and

(ii)

the implied net present value of a corresponding terminal value of Datto, calculated by multiplying the estimated unlevered free cash flow in calendar year 2027 of approximately $406 million based on the financial projections and operating data of Datto (noting that such number was based on a long-term cash tax rate of 20%, as provided by Datto’s management), by a range of multiples of fully diluted enterprise value to next-twelve-months estimated unlevered free cash flow of 18.0x to 28.0x (which were chosen based on Qatalyst Partners’ professional judgment) and discounted to present value using the same range of discount rates used in item (i) above; and

(iii)	Datto’s cash and cash equivalents of $193 million as of March 31, 2022, as provided by Datto’s management; and

•

dividing the resulting amount by the number of fully diluted shares of Company Common Stock (calculated utilizing the treasury stock method), which takes into account restricted stock units and in-the-money stock options as of April 8, 2022, all of which amounts were provided by Datto’s management, with each of the above-referenced estimated future unlevered free cash flows and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 3% annually through calendar year 2026) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Datto’s management.

Based on the calculations set forth above, this analysis implied a range of per share values for Company Common Stock of approximately $27.04 to $42.48.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Datto with publicly available information and public market multiples for selected companies, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Datto, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon the Analyst Projections as of April 8, 2022, for calendar year 2022, and using the closing trading prices as of April 8, 2022, for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2022 (the “CY2022E Revenue Multiples”) and the implied fully diluted enterprise value divided by the estimated consensus EBITDA for calendar year 2022 (the “CY2022E EBITDA Multiples”) for each of the selected companies.

The companies used in this comparison are listed below:

Selected Companies	CY2022E Revenue Multiples	CY2022E EBITDA Multiples (1)
Selected SMB Software Companies
Intuit Inc.	11.2x	28.5x
GoDaddy Inc.	4.1x	16.9x
Dropbox, Inc.	3.8x	10.7x
Wix.Com Ltd	3.4x	—
Box Inc.	5.0x	17.7x
Squarespace Inc.	4.7x	29.6x
Alarm.com, Inc.	3.7x	20.3x
Teamviewer Ag	5.0x	11.5x
Zuora Inc.	4.4x	—
N-able Inc.	5.0x	16.1x

Selected Software Companies
Adobe Inc.	11.7x	24.0x
Salesforce, Inc.	6.4x	21.0x
Zoom Video Communications, Inc.	6.4x	17.7x
RingCentral, Inc.	6.1x	41.2x
Rapid7, Inc.	10.4x	—
Qualys, Inc.	10.6x	27.7x
New Relic, Inc.	5.1x	—
CommVault Systems, Inc.	3.5x	15.3x
Ping Identity Corporation	7.3x	—
8x8, Inc.	2.5x	—

(1)	Multiples greater than 50x or negative considered not meaningful and noted as dashes.

The CY2022E unaffected Revenue Multiple for Datto was 5.4x based on the Analyst Projections, and the fully diluted enterprise value of Datto was calculated using the closing price of Company Common Stock as of the Unaffected Date.

Based on the analysis of the CY2022E Revenue Multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 4.5x to 7.5x and applied this range to Datto’s estimated calendar year 2022 revenue based on each of the financial projections and operating data of Datto and the Analyst Projections. Based on the fully diluted shares of Company Common Stock (calculated utilizing the treasury stock method), which takes into account restricted stock units and in-the-money stock options as of April 8, 2022, all of which amounts were provided by Datto’s management, this analysis implied a range of per share values for Company Common Stock of approximately $20.16 to $32.69 based on the financial projections and operating data of Datto and approximately $19.85 to $32.16 based on the Analyst Projections.

The CY2022E unaffected EBITDA Multiple for Datto was 23.2x based on the Analyst Projections, and the fully diluted enterprise value of Datto was calculated using the closing price of Company Common Stock as of March 16, 2022.

Based on the analysis of the CY2022E EBITDA Multiples for each of the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 16.0x to 30.0x and applied this range to Datto’s estimated calendar year 2022 EBITDA based on each of the financial projections and operating data of Datto and the Analyst Projections. Based on the same fully diluted share count calculation as used for the analysis utilizing CY2022E Revenue Multiples above, this analysis implied a range of per share values for Company Common Stock of approximately $16.85 to $30.39 based on the financial projections and operating data of Datto and approximately $16.56 to $29.83 based on the Analyst Projections.

No company included in the selected companies analysis is identical to Datto. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Datto, such as the impact of competition on Datto’s business and the industry in general, industry growth and the absence of any material adverse change in Datto’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 43 selected public software transactions announced since 2012 that had a deal value greater than $1 billion and expected next-twelve-months revenue growth of 10% to 30%.

Qatalyst Partners reviewed, among other things, (i) the fully diluted enterprise value of the target company as a multiple of the actual revenue from the last completed twelve-months of the target company (“LTM Revenue Multiple”), and (ii) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of revenue over the next-twelve-months of the target company (“NTM Revenue Multiple”).

These transactions are listed below:

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
12/01/2020	Slack Technologies, Inc.	salesforce.com, inc.	37.4x	29.0x
03/20/2022	Anaplan, Inc.	Thoma Bravo	17.5x	13.9x
10/15/2018	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x
06/10/2019	Tableau Software, Inc.	salesforce.com, inc.	13.2x	10.9x
07/26/2021	Medallia, Inc.	Thoma Bravo	13.0x	10.8x
09/18/2014	Concur Technologies, Inc.	SAP SE	12.6x	10.2x
03/09/2022	Mandiant Inc.	Alphabet Inc.	11.2x	9.6x
04/26/2021	Proofpoint, Inc.	Thoma Bravo	10.8x	9.4x
10/28/2018	Red Hat, Inc.	International Business Machines Corporation	10.8x	9.3x
07/28/2016	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
06/01/2016	Demandware	salesforce.com, inc.	11.2x	8.9x
08/19/2021	Inovalon Holdings, Inc.	Nordic Capital	10.0x	8.8x
12/07/2021	Mimecast Limited	Permira	10.0x	8.8x
03/08/2021	Pluralsight, Inc.	Vista Equity Partners	9.8x	8.4x
02/04/2019	The Ultimate Software Group, Inc.	Investor Group	10.0x	8.4x
01/29/2018	Callidus Software Inc.	SAP AG	9.8x	8.3x
12/21/2020	RealPage, Inc.	Thoma Bravo	9.1x	8.2x
12/17/2017	Aconex Limited	Oracle Corporation	9.4x	8.1x
08/22/2019	Carbon Black, Inc.	VMWare, Inc.	9.2x	8.0x
07/23/2013	Sourcefire, Inc.	Cisco Systems, Inc.	10.0x	8.0x
05/22/2012	Ariba, Inc.	SAP AG	8.8x	7.8x
06/12/2019	Medidata Solutions, Inc.	Dassault Systèmes SA	8.8x	7.5x
11/07/2021	McAfee Corp.	Investor Group	8.4x	7.4x
03/10/2021	Talend S.A.	Thoma Bravo	8.5x	7.4x
11/11/2018	Apptio, Inc.	Vista Equity Partners	8.1x	7.0x
10/21/2015	SolarWinds, Inc.	Silver Lake and Thoma Bravo	9.1x	7.0x
12/20/2013	Responsys, Inc.	Oracle Corporation	8.1x	6.9x
12/24/2018	MINDBODY, Inc.	Vista Equity Partners	7.8x	6.7x
04/18/2016	Cvent, Inc.	Vista Equity Partners	8.0x	6.5x
06/04/2013	ExactTarget, Inc.	salesforce.com, inc.	7.9x	6.5x
12/04/2019	Instructure, Inc.	Thoma Bravo	7.7x	6.5x
08/01/2016	Fleetmatics Group PLC	Verizon Communications Inc.	7.6x	6.3x
05/31/2016	Marketo, Inc.	Vista Equity Partners	7.5x	5.9x
12/01/2021	Blue Prism Group Plc	SS&C Technology Holdings, Inc.	7.2x	5.8x
02/09/2012	Taleo Corporation	Oracle Corporation	6.3x	5.3x
09/13/2015	Solera Holdings, Inc.	Vista Equity Partners	5.7x	5.2x
10/14/2019	Sophos Ltd.	Thoma Bravo	5.5x	5.0x
11/11/2018	Athenahealth, Inc.	Veritas Capital & Elliott	4.3x	3.9x
06/02/2016	Qlik Technologies, Inc.	Thoma Bravo	4.1x	3.6x
08/27/2012	Kenexa Corporation	International Business Machines Corporation	4.0x	3.3x
11/20/2016	LifeLock, Inc.	Symantec Corporation	3.6x	3.3x
03/19/2012	Misys plc	Vista Equity Partners	3.4x	3.1x
11/02/2015	Constant Contact, Inc.	Endurance International Group	2.6x	2.3x

Based on the analysis of the LTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 8.0x to 11.0x (which was chosen based on Qatalyst Partners’

professional judgment) and applied that range to Datto’s actual revenue for the twelve-month period ending on December 31, 2021, of $619 million. Based on the number of fully diluted shares of Company Common Stock (calculated utilizing the treasury stock method), which takes into account restricted stock units, and in-the-money stock options as of April 8, 2022, all of which amounts were provided by Datto’s management, this analysis implied a range of per share values for Company Common Stock of approximately $29.47 to $40.00.

Based on the analysis of the NTM Revenue Multiple for each of the selected transactions, Qatalyst Partners selected a representative multiple range of 6.5x to 9.5x (which was chosen based on Qatalyst Partners’ professional judgment) and applied that range to Datto’s revenue for the twelve-month period ending on December 31, 2022 of $723 million, based on the Analyst Projections. Based on the same fully diluted share count calculation as used for the analysis utilizing LTM Revenue Multiples above, this analysis implied a range of per share values for Company Common Stock of approximately $28.06 to $40.37.

No company or transaction utilized in the selected transactions analysis is identical to Datto or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond Datto’s control, such as the impact of competition on Datto’s business or the industry generally, industry growth and the absence of any material adverse change in Datto’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Datto. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Datto’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of $35.50 in cash, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be an appraisal or to reflect the price at which Company Common Stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to $35.50 in cash, without interest, to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent), or of whether the Board would have been willing to agree to different consideration. $35.50 in cash, without interest, payable in the Merger was determined through arm’s-length negotiations between Datto and Parent and was unanimously approved by the Board. Qatalyst Partners provided advice to the Board during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Datto or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Datto, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Datto, Parent, Kaseya Holdings, or any of Principal Stockholders (as defined below), or any of their respective affiliates pursuant to which compensation was received by Qatalyst Partners or its affiliates, except (i) Qatalyst Partners acted as a financial advisor to Infoblox, Inc., which is controlled by the Principal Stockholders, in connection with its announced transaction involving Warburg Pincus LLC and (ii) Qatalyst Partners acted as a financial advisor to AppExtremes LLC, an affiliate of Parent, in connection with its announced transaction involving Apptus. In addition, Qatalyst Partners and/or its affiliates may have provided, and may in the future provide, investment banking and other financial services to Datto, Parent, Kaseya, Kaseya Holdings or any of Principal Stockholders and/or their respective affiliates for which Qatalyst Partners may have received, or would expect to receive, compensation. “Principal Stockholders” means Vista Foundation Fund II, L.P., Vista Foundation Fund II-A, L.P., VFF II FAF, L.P., Vista Foundation Fund II Executive, L.P., Vista Foundation Associates II, LLC and Merritt VI Aggregator, LLC.

Under the terms of its engagement letter, Qatalyst Partners provided Datto with financial advisory services in connection with the proposed Merger for which it will be paid an amount between $63 million and $69 million, of which $5 million was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. Datto has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Datto has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Company Financial Forecasts

Datto does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.

Datto is especially wary of making financial forecasts for extended earnings periods because of the unpredictability of the underlying assumptions and estimates and does not prepare five-year forecasts in the ordinary course of business. However, in connection with its evaluation of the Merger, the Board reviewed, among other things, certain forward-looking forecasts developed by Datto’s management with respect to fiscal years 2022 through 2027.

The financial forecasts included in this information statement have been prepared by Datto’s management and are subjective in many respects. The financial forecasts were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to the Board as described above. The financial forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP”, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the

American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the financial forecasts is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the financial forecasts were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of our management. Because the financial forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The financial forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Datto’s business, all of which are difficult to predict and many of which are beyond Datto’s control. As a result, the financial forecasts may not be realized and actual results may be significantly higher or lower than projected. The financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the financial forecasts constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in Datto’s Annual Report on Form 10-K for the year ended December 31, 2021, Datto’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and the other reports filed by Datto with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this information statement. Neither Datto’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The inclusion of this information should not be regarded as an indication that the Board, Datto management, Qatalyst Partners, Kaseya Holdings, Kaseya’s representatives and affiliates or any other recipient of this information considered, or now considers, the financial forecasts to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when management prepared the financial forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the financial forecasts are shown to be in error.

The financial forecasts described below are included herein because they were made available to representatives of Qatalyst Partners by Datto, and were approved by the Board and management for use in connection with Qatalyst Partners’ financial analysis and Qatalyst Partners’ Opinion, as described in the sections of this information statement entitled “— Opinion of Qatalyst Partners” on page 35 and “— Background of the Merger;” on page 21 and were made available to the Board in connection with its consideration of the Merger and other strategic alternatives available to Datto and, with respect to the financial forecasts through fiscal year 2024, were made available to bidders, including Parent, in each case, as described in the section of this information statement entitled “— Background of the Merger” on page 21 and “— Recommendation of the Board; Reasons for the Merger” on page 30.

(Amounts in millions)	2022E Q2E-Q4E	2023E	2024E	2025E	2026E	2027E
Revenue	$565	$886	$1,073	$1,304	$1,589	$1,943
Adjusted EBITDA[1]	$131	$219	$282	$366	$480	$633
Unlevered Free Cash Flow[2]	$78	$140	$192	$224	$299	$406

(1)

Adjusted EBITDA is a non-GAAP financial measure defined as net income adjusted for interest and other expense, net, loss on extinguishment of debt, depreciation and amortization, provision for income taxes, stock-based compensation expense, restructuring expense and transaction related and other expense.

(2)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as Adjusted EBITDA (i) less capital expenditures, (ii) less cash taxes and (iii) less net investment in working capital.

Certain of the measures included in the financial forecasts may be considered non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Datto may not be comparable to similarly titled amounts used by other companies. Datto has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing

The Merger is not subject to a financing condition. Kaseya intends to finance the Merger with a combination of cash, preferred equity financing and debt financing. In connection with entering into the Merger Agreement, Kaseya entered into (a) a commitment letter (the “Debt Commitment Letter”), dated as of April 11, 2022, as amended and restated on May 2, 2022, with the debt commitment parties signatory in the Debt Commitment Letter, each directly or indirectly through one or more of its affiliates and/or managed funds, collectively, the “Debt Commitment Parties”), pursuant to which, subject to the terms and conditions set forth in the Debt Commitment Letter, the Debt Commitment Parties committed to provide term and revolving credit facilities which will be used in part to finance a portion of the consideration for the Merger; and (b) a commitment letter (the “Preferred Equity Commitment Letter”) dated April 11, 2022 as amended and restated on May 2, 2022, with the investors party to the Preferred Equity Commitment Letter (each directly or indirectly through one or more of its affiliates and/or managed funds, collectively, the “Preferred Equity Investors”), pursuant to which, subject to the terms and conditions set forth in the Preferred Equity Commitment Letter, the Preferred Equity Investors have committed to purchase preferred equity interests of a direct subsidiary of Kaseya Holdings. In addition, Parent entered into a letter agreement (the “Equity Commitment Letter” and together with the Debt Commitment Letter and the Preferred Equity Commitment Letter, the “Commitment Letters”), dated as of April 11, 2022, with certain funds affiliated with Insight Venture Management, LLC (collectively, the “Investors”), pursuant to which, subject to the terms and conditions set forth in the Equity Commitment Letter, the Investors have committed to purchase equity interests of Parent, the proceeds of which will be used in part to finance a portion of the merger consideration.

The funding of the proceeds under each of the Commitment Letters is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to each proposed financing in accordance with the terms set forth in the applicable Commitment Letter, and (ii) the consummation of the Merger in accordance with the Merger Agreement.

If all of the conditions to the obligations of Parent and Merger Sub to consummate the Merger are satisfied or waived, Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the Merger, and Parent fails to consummate the Merger by the date that is five business days after the date on which Parent was first required to consummate the Merger (including any failure to consummate the Merger resulting from Parent and Merger Sub’s failure to obtain sufficient financing), Datto will have the right to terminate the Merger Agreement and Parent will be obligated to pay Datto a fee of $371,330,950 as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 74.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that Datto’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Datto’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below. For purposes of the discussion below, Datto’s executive officers are Timothy Weller (Chief Executive Officer), John Abbot (Chief Financial Officer), Emily Epstein (General Counsel), Christopher McCloskey (Chief Customer Officer), Radhesh Menon (Chief Product Officer), Robert Petrocelli (Chief Technology Officer) and Sanjay Singh (Chief Revenue Officer).

Treatment of Datto Equity Awards and the Datto ESPP in the Merger

Under our equity incentive programs, we grant Options, restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”) to our employees and non-employee directors, including grants of Options and RSUs to our executive officers, to incentivize and reward them for our long-term corporate performance based on the value of Company Common Stock. Certain of our non-employee directors are granted RSUs under our equity incentive programs in accordance with the terms of our non-employee director compensation policy (the “Director Compensation Policy”). Our equity awards have been granted pursuant to the Merritt Topco, Inc. Amended and Restated 2017 Stock Option Plan (the “2017 Plan”) (Options) and the Datto Holding Corp. Omnibus Incentive Plan (the “Omnibus Plan”) (Options, RSUs and PSUs, including RSUs held by our non-employee directors). In addition, fully vested Options remain outstanding under the Autotask Superior Holdings 2013 Stock Option Plan, none of which are held by our executive officers, and Datto maintains the Datto Holding Corp. 2021 Employee Stock Purchase Plan (the “Datto ESPP”). Neither our executive officers nor our non-employee directors hold PSUs.

At the Effective Time, all Datto equity awards, including awards held by our non-employee directors and executive officers, that are outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

Options

The Merger Agreement provides that each Option that is unexpired, unexercised, outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Merger (a “Vested Option”) will, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested Option as of immediately prior to the Effective Time and (ii) the excess, if any, of $35.50 over the per share exercise price of such Vested Option.

Each Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time that is not a Vested Option (an “Unvested Option”) will, at the Effective Time, be canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Unvested Option as of immediately prior to the Effective Time and (ii) the excess, if any, of $35.50 over the per share exercise price of such Unvested Option (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Options for which the Cash Replacement Option Amounts were exchanged and based on the same terms and conditions (including with respect to vesting) as applied to the Option for which the Cash Replacement Option Amount was exchanged.

Each Unvested Option or Vested Option with an exercise price per share equal to or greater than $35.50 will be canceled automatically at the Effective Time for no consideration.

RSUs

Each RSU that is outstanding immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Merger (a “Vested RSU”) will, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Vested RSU as of immediately prior to the Effective Time and (ii) $35.50.

Each RSU that is outstanding immediately prior to the Effective Time that is not a Vested RSU (an “Unvested RSU”) will, at the Effective Time, be canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Unvested RSU as of immediately prior to the Effective Time and (ii) $35.50 (the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the RSUs for which the Cash Replacement RSU Amounts were exchanged and based on the same terms and conditions (including with respect to vesting) as applied to the RSU for which the Cash Replacement RSU Amount was exchanged.

PSUs

Each PSU that is outstanding immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Merger (a “Vested PSU”) will, at the Effective Time, be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested PSU as of immediately prior to the Effective Time and (ii) $35.50.

Each PSU that is outstanding immediately prior to the Effective Time that is not a Vested PSU (an “Unvested PSU”) will, at the Effective Time, be canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Unvested PSU as of immediately prior to the Effective Time and (ii) $35.50 (the “Cash Replacement PSU Amounts”), which Cash Replacement PSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the PSUs for which the Cash Replacement PSU Amounts were exchanged and based on the same terms and conditions (including with respect to vesting and any applicable performance conditions) as applied to the PSU for which the Cash Replacement Datto Amount was exchanged.

At or prior to the closing, Parent will deposit (or cause to be deposited) with Datto, by wire transfer of immediately available funds, the aggregate vested equity award consideration owed to all holders of Vested Options, Vested RSUs and Vested PSUs (collectively, the “Vested Equity Award Holders”). As promptly as reasonably practicable, but in any event in no less than five business days after the closing date, the Vested Equity Award Holders will be paid by Datto or the surviving corporation, through its payroll system, payroll provider or paying agent, all amounts required to be paid to such holders in respect of Vested Options, Vested RSUs and Vested PSUs that are canceled and converted into a cash payment, less any required withholding.

Datto ESPP

Pursuant to the Merger Agreement, as soon as practicable following April 11, 2022, Datto will ensure that (i) except for the offering period in effect as of such date, no new offering periods will be authorized or commenced under the Datto ESPP, (ii) no new participants will commence participation in the Datto ESPP, (iii) no participant will be permitted to increase such participant’s payroll deduction elections or contribution rates, and (iv) each purchase right outstanding under the Datto ESPP as of April 11, 2022 will be exercised no later than three business days prior to the Effective Time, with participants’ accumulated contributions used to purchase shares of Company Common Stock on such final exercise date and with the Datto ESPP to be terminated effective as of immediately prior to the Effective Time. All shares of Company Common Stock purchased on the final exercise date under the Datto ESPP will be canceled at the Effective Time and converted into the right to receive $35.50, without interest thereon.

CEO RSU Award

On April 8, 2022, Datto granted 200,000 RSUs to Mr. Weller under the Omnibus Plan (the “CEO RSU Award”). The CEO RSU Award will fully vest on the earlier of March 20, 2023 or a “Change in Control” (as defined in the Omnibus Plan) of Datto. The consummation of the Merger will constitute a Change in Control under the Omnibus Plan.

Double-Trigger RSU Awards

On March 29, 2022, Datto amended the terms and conditions of awards held by certain Datto employees, including the Datto executive officers, by written consent in lieu of a special meeting of the Compensation and Nominating Committee of the Board (the “Equity Award Treatment Consent”). The Equity Award Treatment Consent provided that all awards held by such employees under the Omnibus Plan as of March 29, 2022, which includes all RSUs held by the executive officers (other than the CEO RSU Award), will immediately become fully vested in the event of a termination of such employee’s employment without “Cause” (as defined in the Omnibus Plan) or by the employee for “Good Reason” (in the case of the executive officers, as defined in such officers’ employment agreements with Datto) within the twelve (12)-month period following a consummation of a “Change in Control” (as defined in the Omnibus Plan) of Datto.

The table below sets forth (i) the number of Options and RSUs, as applicable, that are unvested as of May 1, 2022, the assumed date of the Merger solely for the purposes of this disclosure, and held by each executive officer of Datto and each non-employee member of the Board, and (ii) the estimated value of those awards (on a pre-tax basis). These values have been calculated assuming the price of a share of Datto’s common stock is $35.50, which represents the per share Merger consideration. The actual value realized with respect to any Options or RSUs cannot be determined with any certainty until the awards are settled.

	Options Held (#) (1)	Options Held ($)	Number of Unvested RSUs Held (#) (2)	Unvested RSUs Held ($)	Total ($)
Datto Executive Officer
Timothy Weller	1,376,455	34,864,154	200,000	7,100,000	41,964,154
John Abbot	568,000	12,893,600	—	—	12,893,600
Emily Epstein	—	—	100,000	3,550,000	3,550,000
Christopher McCloskey	400,000	10,200,000	—	—	10,200,000
Radhesh Menon	168,750	3,830,625	—	—	3,830,625
Robert Petrocelli	172,529	4,133,795	103,125	3,660,938	7,794,733
Sanjay Singh	341,088	8,226,611	103,125	3,660,938	11,887,549

(1)

Consists of all Options held by the executive officers (whether vested and unexercised or unvested), all of which were granted under the 2017 Plan. Pursuant to the 2017 Plan and the applicable award agreements, Options that remain unvested and outstanding as of the date of the Merger will accelerate and fully vest “single-trigger” in connection with the Merger. No Datto executive officers hold stock options granted under the Omnibus Plan.

(2)

Consists of: (i) the CEO RSU Award which, pursuant to the Omnibus Plan and the applicable award agreement, will accelerate “single-trigger” in connection with the Merger and (ii) all RSUs held by the executive officers (other than the CEO RSU Award), which pursuant to the Omnibus Plan and the Equity Award Treatment Consent, will accelerate and become fully vested upon the applicable executive officer’s qualified termination of employment, if such termination occurs within twelve (12) months following the Merger. For purposes of this table, we have assumed that the employment of all executive officers will terminate immediately following the Merger (based on an assumed closing date of May 1, 2022).

	Number of Unvested Shares Subject to RSUs (#) (1)	Total ($)
Datto Non-Employee Directors
Maneet S. Saroya	—	—
David Breach	—	—
John Stalder	—	—
Christine Larsen	6,405	227,378
Christina Lema	—	—
Nadeem Syed	—	—
Marc Brown	6,652	236,146
Adrian Dillon	7,637	271,114
Jack Dillon	—	—
Austin McChord	—	—

(1)	Pursuant to the Omnibus Plan and the applicable award agreements, all RSUs held by non-employee directors will accelerate and fully vest “single-trigger” in connection with the Merger.

Datto Executive Officer Severance Arrangements

Each of our executive officers is party to an employment agreement with Datto. The employment agreements each have an indefinite term and may be terminated by Datto at any time for any reason or no reason, or by the executive officer by giving not less than four (4) weeks’ advance written notice, which may be waived by Datto in exchange for payment of base salary during the notice period. Under the terms of the employment agreements, the Datto executive officers are eligible to receive severance benefits upon certain terminations of employment, as described below.

Pursuant to the terms of each executive officer’s employment agreement, in the event of a termination of the executive officer’s employment by Datto without “Cause” or by the executive officer for “Good Reason” (each as defined in the applicable employment agreement), regardless of whether such termination of employment occurs in connection with a “Change in Control” such as the Merger, then, in addition to payment of accrued obligations, each executive officer is entitled to a severance payment equal to (i) a number of months of base salary (nine months in the case of Messrs. Weller and Abbot and six months in the case of the other executive officers), and (ii) except in the case of Mr. Menon, in the sole discretion of the Board, a pro-rated annual bonus for the year of termination (the “Severance Payments”). The Severance Payments are payable in substantially equal installments commencing on the sixtieth (60th) day following termination of employment, subject to (a) the executive officer’s execution and non-revocation of a release of claims in favor of Datto and (b) compliance with the restrictive covenants described below. Pursuant to the terms of the employment agreements with Messrs. Weller and Abbot, in the event of a termination of the executive officer’s employment due to death or disability, then, in lieu of the amounts described above and in addition to payment of accrued obligations, Messrs. Weller and Abbot would each be entitled to payment of a pro-rated portion of the target amount of such executive officer’s annual bonus, based on the portion of the year they were employed prior to the date of such termination of employment and based on the amount the Board determines in its sole discretion would otherwise have been earned.

Under the Datto employment agreements, each executive officer is subject to the following restrictive covenants: (i) perpetual non-disparagement (which covenant also applies to Datto, in the case of Messrs. Weller and Abbot), (ii) perpetual confidentiality, (iii) non-competition during the term of employment and for two years thereafter (or in the case of Mr. Weller and Ms. Epstein, one year thereafter), (iv) non-solicitation of customers, prospective customers and employees during the term of employment and for two years thereafter (or in the case of Mr. Weller only, one year thereafter), and (v) assignment of intellectual property.

Notwithstanding the Severance Payments described above, the Merger Agreement provides that in the event of a termination of any executive officer’s employment without “Cause” (as defined in the Omnibus Plan) or due to the executive officer’s resignation for “Good Reason” (as defined in the applicable employment agreement) that occurs prior to the first anniversary of the Effective Time, subject to the executive officer’s execution of a general release of claims in favor of Parent, each executive officer would be entitled to (i) severance payments equal to fifty-two (52) weeks of the executive officer’s annual base salary as in effect on the date of such termination of employment in lieu of any amounts payable pursuant to any other agreement or plan, and (ii) a pro-rated portion of the target amount of such executive officer’s annual bonus based on the portion of the year such executive officer was employed prior to the date of such termination of employment.

For an estimate of the amounts that would be payable to each of Datto’s executive officers who are named executive officers assuming a qualifying termination of employment immediately following the Merger, taking into consideration the amounts payable under each executive officer’s employment agreement and amounts that would be payable under the Merger Agreement (each, as described above), see the section entitled “Quantification of Potential Payments and Benefits to Datto’s Named Executive Officers in Connection with the Merger” below. We estimate that the aggregate value of such severance payments that would be payable to Datto’s executive officers who are not named executive officers upon a qualifying termination of employment immediately following the Merger (based on an assumed closing date of May 1, 2022) would be $8,170,292.

280G Mitigation Actions

Under the Merger Agreement, Datto may, following consultation with Parent, take certain actions before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)). As of the date of this information statement, Datto has not yet approved any specific actions to mitigate any impact of Section 280G of the Code on Datto or any disqualified individuals. No executive officer is entitled to receive gross-ups or tax reimbursements from Datto with respect to any potential excise taxes.

Datto Non-Employee Director Compensation

Under the Merger Agreement, Datto may continue to pay non-employee members of the Board their annual cash fees, retainers and reimbursements, in each case, without proration and in accordance with the terms of the Director Compensation Policy. Additionally, if the Effective Time has not occurred by October 2022, Datto may make its annual grants of RSUs to eligible non-employee members of the Board in the ordinary course consistent with past practice and in accordance with the Director Compensation Policy. As described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger,” all RSUs held by non-employee directors will accelerate and fully vest “single-trigger” in connection with the closing of the Merger.

Other Interests

As of the date of this information statement, none of our directors or executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent. Prior to the closing of the Merger, however, our directors or executive officers may discuss or enter into agreements, arrangements or understandings with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent.

Quantification of Potential Payments and Benefits to Datto’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Datto’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to Datto’s named executive officers at the consummation of the Merger or upon a qualifying termination of employment that occurs within twelve (12) months following the consummation of the Merger, assuming (i) the closing had occurred on May 1, 2022, (ii) each of the named executive officers experiences a qualifying termination on such date, (iii) the named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Options and RSUs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, (v) for purposes of determining the value of Options and RSUs, the value of a share of Company Common Stock is equal to $35.50, (vi) no named executive officer receives any additional equity grants prior to completion of the Merger, and (vii) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon estimates of information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

The payments described in the table below would be made pursuant to the arrangements described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger.”

Named Executive Officer	Cash (1)	Equity (2)	Total
Timothy Weller (Chief Executive Officer)	$816,667	$9,451,068	$10,267,735
John Abbot (Chief Financial Officer)	$700,000	$7,945,000	$8,645,000
Robert Petrocelli (Chief Technology Officer)	$472,500	$6,813,834	$7,286,334
Sanjay Singh (Chief Revenue Officer)	$472,500	$7,239,655	$7,712,155
Christopher McCloskey (Chief Customer Officer)	$472,500	$3,585,938	$4,058,438

(1)

Amounts shown reflect the severance payments provided under each named executive officer’s employment agreements and pursuant to the Merger Agreement as described above in the section entitled “— Datto Executive Officer Severance Arrangements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a change in control of Datto, such as the Merger, and a qualifying termination of employment must occur within twelve months of the consummation of the Merger prior to any payment being provided to the applicable named executive officer. Such amounts consist of (i) an amount equal to fifty-two (52) weeks of the named executive officer’s annual base salary and (ii) a pro-rated portion of the target amount of the named executive officer’s annual bonus based on the portion of the year the named executive officer was employed prior to the date of employment termination, provided, however, if a named executive officer’s qualifying termination were to occur after the twelve (12) month period following the Effective Time, then such individual would only be entitled to the Severance Payments set forth in the applicable named executive officer’s employment agreement.

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Options and RSUs as more fully described above under “— Treatment of Datto Equity Awards and the Datto ESPP in the Merger.” The amounts received by the named executive officers could differ from the amounts shown above.

The amounts in this column attributable to Options and to the CEO RSU Award are considered to be “single-trigger,” which means that any such awards that remain outstanding immediately prior to the Effective Time will automatically vest in full at the Effective Time. The amounts in this column attributable to RSUs (other than the CEO RSU Award) are considered to be “double-trigger,” which means that both a “Change in Control” of Datto, such as the Merger, and a qualifying termination of employment must occur within twelve (12) months following the consummation of the Merger in order for the vesting of any such RSUs to be accelerated and for the applicable named executive officer to receive a payment in respect of the RSUs prior to the regularly scheduled vesting date(s). The estimated amount of each such payment is set forth in the table below.

Named Executive Officer	Options (Single Trigger) ($)	RSUs (Single Trigger) ($)	RSUs (Double Trigger) ($)	Total ($)
Timothy Weller	2,351,068	7,100,000	—	9,451,068
John Abbot	7,945,000	—	—	7,945,000
Robert Petrocelli	3,152,896	—	3,660,938	6,813,834
Sanjay Singh	3,578,717	—	3,660,938	7,239,655
Christopher McCloskey	3,585,938	—	—	3,585,938

Delisting and Deregistration of Company Common Stock

If the Merger is completed, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company Common Stock.

Transaction Litigation

As of the filing of this information statement, Datto is not aware of any complaints filed or litigation pending related to the Merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the Code, applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, broker-dealers, banks, financial institutions, regulated investment companies, real estate investment trusts, cooperatives, traders in securities that elect to mark to market, United States Holders whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is:

•	a citizen or individual resident of the United States,

•

a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.

If a partnership or other any entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a holder of Company Common Stock should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and foreign tax laws.

United States Holders. The receipt of the Merger consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives the Merger consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis generally will equal the price the United States Holder paid for such shares, and if applicable, will have been reduced by return of capital distributions. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Non-United States Holders. Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company Common Stock at any time during the five-year period preceding the Merger, and Datto is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. Datto believes it has not been a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses.

If you are a Non-United States Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain realized on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a United States Holder or a Non-United States Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such United States Holder is a United States person, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as practicable. In addition, each of Datto and the other parties to the Merger Agreement have agreed to (i) cooperate and coordinate with each other in the making of specified regulatory filings; (ii) supply each other (or cause each other to be supplied) with any information that may be required in order to make such filings; and (iii) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the Department of Justice or the governmental authorities of any other applicable jurisdiction in which any such filing is made.

If and to the extent necessary to obtain the necessary governmental approvals and to allow the transactions contemplated by the Merger Agreement to be consummated, Parent, Kaseya Holdings and their respective subsidiaries shall propose, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and shall take all actions necessary to obtain the expiration or termination of any waiting periods, and all clearances, consents, approvals and waivers under the HSR Act and other specified antitrust and foreign investment laws, including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; and (iv) any other restrictions on the activities of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries, including the freedom of action of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to the Merger Agreement, in each case, on a sufficiently prompt basis in order for the transactions contemplated by the Merger Agreement to be consummated prior to the Termination Date.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On April 25, 2022, both Datto and Parent filed their respective notification and report forms under the HSR Act and requested early termination of the initial 30-day waiting period under the HSR Act.

Under other applicable foreign antitrust laws and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained. All filings required under applicable foreign antitrust and foreign investment laws in respect of the Merger were made on April 29, 2022.

As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) under antitrust laws and foreign investment laws required by the Merger Agreement.

At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of Datto or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about Datto. Such information can be found elsewhere in this information statement and in the public filings Datto makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 87.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Datto, Parent, Merger Sub, Kaseya Holdings, Kaseya or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in Datto’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Datto Parent, Merger Sub, Kaseya Holdings Inc., Kaseya Inc. or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Datto’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, on the closing date, Merger Sub will be merged with and into Datto, whereupon the separate corporate existence of Merger Sub will cease, and Datto will continue as the surviving corporation and a wholly-owned subsidiary of Parent.

Consummation and Effectiveness of the Merger

The Merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent, Merger Sub and Datto agree and specify in the certificate of merger. The closing of the Merger will take place at 9:00 a.m., New York City time, on a date to be specified and agreed by Parent and Datto, which date will be no later than the fifth business day after the satisfaction (or waiver by the party entitled thereto) of all conditions to the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction (or waiver by the parties entitled to in accordance with the Merger Agreement) of such conditions), unless another time or date is agreed to in writing by Parent, Merger Sub and Datto.

Consideration to be Received in the Merger

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) each issued and outstanding share of capital stock of Merger Sub will be automatically canceled and converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation, (ii) each Owned Company Share will no longer be outstanding and will automatically be canceled and extinguished, and no consideration will be delivered or deliverable in exchange therefor and (iii) each issued and outstanding share of Company Common Stock (other than shares described in clause (ii) and Dissenting Company Shares (as defined below)) will be converted into the right to receive cash in an amount equal to $35.50, without interest thereon (the “Per Share Price”) and will be automatically canceled and extinguished, and each holder of any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price in accordance with the Merger Agreement.

At the Effective Time, each Vested Option will generally be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Per Share Price over the applicable per share exercise price and (ii) the number of shares of Company Common Stock subject to such Option. Each Unvested Option will generally be canceled and replaced with a right to receive an amount in cash, without interest thereon, and subject to applicable withholding taxes, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price for such Unvested Option, which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent or its affiliates (including the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Option for which such Cash Replacement Option Amounts were exchanged would have vested and been payable pursuant to its terms.

At the Effective Time, each Vested RSU will generally be canceled and converted into the right to receive an amount in cash equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested RSU, and each Unvested RSU will generally be canceled and converted into the right to receive an amount in cash equal to (i) the Per Share Price multiplied by (ii) the total number of shares of Company Common Stock subject to such Unvested RSU, which Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent or its affiliates (including the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to its terms.

At the Effective Time, each Vested PSU will generally be canceled and converted into the right to receive (i) the Per Share Price multiplied by (ii) the total number of shares of Company Common Stock subject to such Vested PSU, and each Unvested PSU will generally be canceled and converted into the right to receive an amount in cash equal to (i) the Per Share Price multiplied by (ii) the total number of shares of Company Common Stock subject to such Unvested PSU, which Cash Replacement PSU Amount will, subject to the holder’s continued service with Parent or its affiliates (including the surviving corporation or its subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested PSUs for which the Cash Replacement PSU Amounts were exchanged would have vested and been payable pursuant to its terms (including with respect to any applicable performance conditions).

Appraisal Shares

Dissenting Company Shares will not be converted into the right to receive the Merger consideration, but instead, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist and will represent the right to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. However, if any such holder fails to perfect or effectively withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive those rights under and to be paid such consideration as is determined pursuant to Section 262, will cease and such Dissenting Company Shares will be deemed to have been converted as of the Effective Time into, and will represent only the right to receive, the Merger consideration. Datto will provide prompt notice to Parent of any demands received by Datto for appraisal of any shares of Company Common Stock, any withdrawals of any such demands or any other instruments served pursuant to the DGCL and received by Datto relating to the rights of appraisal of the holders of shares of Company Common Stock, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, except with the prior written consent of Parent, Datto will not make any payment with respect to, or settle or offer to settle, or otherwise negotiate any such demands, or agree to do any of the foregoing. Parent will not, except with the prior written consent of Datto, require Datto to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares, and Parent may offer comments or suggestions with respect to such demands but, prior to the Effective Time, will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

Procedures for Receiving Merger Consideration

Prior to the Effective Time, Parent will select a bank or trust company reasonably acceptable to Datto to act as the paying agent for the payment of the aggregate consideration to which holders of shares of Company Common Stock are entitled pursuant to the Merger Agreement and at or prior to the Effective Time, Parent will deposit or cause to be deposited with the paying agent an amount in cash necessary to pay for the shares of Company Common Stock converted into the right to receive the payment of the aggregate consideration to which holders of shares of Company Common Stock are entitled pursuant to the Merger Agreement. Datto will, at the written request of Parent, deposit with the paying agent at the closing such portion of such aggregate consideration from all cash and cash equivalents in bank accounts of Datto and its subsidiaries as specified in such request.

Promptly (and in any event no later than three business days) after the Effective Time, Parent and Datto will cause the paying agent to mail to each holder of record of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which will be in customary form and which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the paying agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented by the Certificates. Upon surrender of Certificates for cancellation to the paying agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will be canceled. With respect to record holders of Uncertificated Shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable), upon the paying agent’s receipt of an “agent’s message” (or such other evidence as the paying agent may reasonably request), the holder of such Uncertificated Shares will be entitled to receive in exchange an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price, and the transferred Uncertificated Shares will be canceled.

No interest will be paid or accrue on the cash payable to any holder of a Certificate or Uncertificated Share.

At or prior to the closing, Parent will deposit (or cause to be deposited) with Datto, by wire transfer of immediately available funds, the aggregate vested equity award consideration owed to all Vested Equity Award

Holders. As promptly as reasonably practicable, but in any event in no less than five business days after the closing date, the Vested Equity Award Holders will be paid by Datto or the surviving corporation, through its payroll system, payroll provider or paying agent, all amounts required to be paid to such holders in respect of Vested Options, Vested RSUs and Vested PSUs that are canceled and converted into a cash payment, less any required withholding.

As soon as practicable following April 11, 2022, Datto shall take all actions necessary or required under the Datto ESPP or applicable law to ensure that (i) except for the offering period under the Datto ESPP in effect as of April 11, 2022, no offering period under the Datto ESPP will be authorized or commenced after April 11, 2022; (ii) no new participants will commence participation in the Datto ESPP after April 11, 2022; (iii) no Datto ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of April 11, 2022 or to make separate non-payroll contributions on or following April 11, 2022, except as may be required by applicable law; (iv) each purchase right under the Datto ESPP outstanding as of April 11, 2022 shall be exercised as of no later than three business days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Datto ESPP participant’s accumulated contributions under the Datto ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Datto ESPP as of the Final Exercise Date; and (vi) the Datto ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Datto ESPP). All shares of Company Common Stock purchased on the Final Exercise Date shall be canceled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of the Merger Agreement. At the Effective Time, any funds credited as of such date under the Datto ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Datto ESPP shall be refunded to the applicable participant in accordance with the terms of the Datto ESPP.

Datto shall take all actions necessary to effect the cancellation and conversion of Unvested Options, Unvested RSUs and Unvested PSUs and to effectuate the treatment of the Datto ESPP upon the Effective Time and otherwise to give effect to the applicable provisions of the Merger Agreement.

Each of the surviving corporation, Merger Sub, Parent and the paying agent will be entitled to deduct and withhold from any cash amounts otherwise payable to any person pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld under applicable law with respect to taxes. Any amounts so deducted or withheld and paid over to the appropriate taxing authority will be treated for all purposes as having been paid to the person in respect of which such deduction or withholding was made.

Certificate of Incorporation; Bylaws

At the Effective Time, (a) the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be read as set forth in the applicable exhibit attached to the Merger Agreement, and (b) the bylaws of the surviving corporation will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, except that all references to Merger Sub shall be automatically amended and become references to the surviving corporation.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and Datto, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts; and

•	other than Qatalyst Partners, absence of brokers’, finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of Datto relating to, among other things:

•	capitalization;

•	ownership of Datto’s subsidiaries;

•	inapplicability of certain takeover laws;

•	antitrust matters and other governmental approvals;

•	the Written Consent;

•	non-contravention;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

•

compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with the United States generally accepted accounting principles, and the absence of certain undisclosed liabilities;

•	internal controls and indebtedness;

•

Datto and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice since December 31, 2021 and since this date there has not been any circumstance, change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Datto Material Adverse Effect (as defined below);

•	no undisclosed liabilities;

•	filing of tax returns, payment of taxes and other tax matters;

•	labor matters;

•	employee benefits matters;

•	real property;

•	material contracts, including top customers and suppliers;

•	absence of pending or, to the knowledge of Datto, threatened litigation that would reasonably be expected to have, individually or in the aggregate, a Datto Material Adverse Effect;

•

compliance with laws, including compliance with anti-bribery and foreign corrupt practices laws and applicable regulatory laws, including export/import laws, professional certification requirements or food and drug laws, in each case except as would not be reasonably expected to have a Datto Material Adverse Effect;

•	environmental matters;

•	ownership and use of intellectual property;

•	cybersecurity and data privacy matters;

•	insurance;

•	affiliate transactions; and

•	the receipt of fairness opinions from Qatalyst Partners;

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub:

•	execution, validity and sufficiency of the equity commitment letters and debt commitment letters to provide funds to consummate the Merger;

•	the operations of Parent and Merger Sub;

•	no foreign persons affiliated with Parent;

•	capitalization of Parent and Merger Sub;

•	no Parent vote or approval requirement;

•

Parent’s lack of ownership of Company Common Stock and lack of arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and Datto or any of its affiliates (including directors, officers or stockholders), on the other hand; and

•

absence of any change, effect, event, fact, development or occurrence that prevents or materially impairs or delays the consummation of the Merger and the other transactions contemplated by the Merger Agreement or the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement (a “Parent Material Adverse Effect”).

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Datto Material Adverse Effect”. The Merger Agreement provides that a Datto Material Adverse Effect means any change in circumstance, change, event, effect, development or occurrence that, individually or in the aggregate, with all other changes in circumstances, changes, events, effects, developments or occurrences that have occurred on or prior to the date of determination of the occurrence of Datto Material Adverse Effect, has or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of Datto and its subsidiaries, taken as a whole, excluding, for the purposes of determining a Datto Material Adverse Effect any change in circumstance, change, effect, development or occurrence that is:

•	general economic conditions, or conditions in the global, international or regional economy generally;

•

conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions in the industries in which Datto and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which Datto conducts business, or changes therein;

•	regulatory, legislative or political conditions;

•

any geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), sabotage or terrorism, cyberterrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof;

•

earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, and other force majeure events, including any escalation or worsening of any of the foregoing;

•

the negotiation, execution, delivery or performance of this Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Datto and its subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, governmental authorities, vendors or any other third person;

•	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

•

any action taken or refrained from being taken, in each case to which Parent has, in writing, approved or consented to following the date of the Merger Agreement, any failure to take any action resulting from Parent’s failure to grant any consent requested by Datto to take any action expressly prohibited by the Merger Agreement;

•

changes or proposed changes in GAAP or other accounting standards or in any applicable laws, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

•

any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events, including any escalation or worsening of any of the foregoing;

•

any changes in the price or trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Datto Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•

any failure by Datto and its subsidiaries to meet (A) any public estimates or expectations of Datto’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Datto Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•	any transaction litigation or any demand or legal proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

•

the identity of, or any facts or circumstances relating to, guarantor, Parent, Merger Sub, or the respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to Datto or its business; and

•	any breach by Parent or Merger Sub of the Merger Agreement,

provided that, in the case of the first six bullets, bullet ten and bullet eleven above, to the extent that such change circumstances, inaccuracies, violations, changes, events, effects, developments or occurrences have had a materially disproportionate adverse effect on Datto as compared with other participants in the industries in which Datto operates, the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Datto Material Adverse Effect.

Conduct of Business by Datto Prior to Consummation of the Merger

Except for matters set forth on the confidential disclosure schedules or as otherwise expressly contemplated by the Merger Agreement or required by applicable law (including any COVID-19 response) or as approved by Parent in writing (which approval shall not to be unreasonably withheld, delayed or conditioned and shall be deemed given if Parent provides no written response within (x) five business days after a written request by Datto for such consent or (y) one business day after a written request by Datto for such consent that states that such request is being made in response to an emergency or exigent circumstance), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, Datto will and will cause each of its subsidiaries to (i) maintain its existence in good standing pursuant to applicable Law, (ii) preserve intact in all material respects its material assets, properties and Material Contracts, (iii) conduct its business in all material respects in the ordinary course of business, and (iv) preserve intact in all material respects its significant commercial relationships with third parties; provided, that so long as Datto has consulted with Parent and considered in good faith any recommendations of Parent, Datto and its subsidiaries may make any necessary changes in their respective business practices in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of Datto’s and its subsidiaries’ employees, suppliers, partners and other individuals having business dealings with Datto and its subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures.

In addition, without limiting the generality of the foregoing, except for matters set forth on the confidential disclosure schedules or as otherwise expressly contemplated by the Merger Agreement or required by applicable law (including any COVID-19 response), from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time, Datto shall not, and shall not permit any of its subsidiaries to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

•	amend the organizational documents of Datto, or any of its subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issue, sell, deliver or agree or commit to issue, sell or deliver any Datto securities, including, for the avoidance of doubt, any Datto equity awards except (i) in accordance with the terms of any employment agreements or arrangements or any award agreements under Datto stock plans or otherwise with respect to, and upon the vesting, exercise or settlement of, Options, RSUs or PSUs, in each case, in effect on the date of the Merger Agreement or granted or entered into in compliance with the Merger Agreement; and (ii) pursuant to the Datto ESPP, including with respect to the satisfaction of tax withholding and, with respect to Options, payment of the exercise price;

•

except for transactions solely among Datto and its subsidiaries or solely among the subsidiaries of Datto, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its Datto securities, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Options in order to pay the exercise price of such Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations incurred in connection with the exercise of Options and the vesting and settlement of RSUs or PSUs, and (iii) the acquisition by Datto of Options, RSUs and PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

•

(i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Datto securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned subsidiary of Datto to Datto or one of its other wholly-owned subsidiaries; (iii) modify the terms of any shares of its capital stock or other equity or voting interest, or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest;

•

incur, assume, endorse, guarantee, or otherwise become liable for any indebtedness for borrowed money, except (A) borrowings in the ordinary course of business under Datto’s credit facilities as in effect on the date of the Merger Agreement for an amount up to $20 million, (B) guarantees or credit support provided by Datto or any of its subsidiaries of the obligations of Datto or any of its subsidiaries to the extent such indebtedness is in existence on the date of the Merger Agreement, (C) performance bonds and surety bonds entered into in the ordinary course of business, and (D) any indebtedness among Datto and its subsidiaries or among Datto’s subsidiaries;

•

(i) enter into, adopt, amend or modify (including accelerating the vesting or payment), or terminate any employee plan or make or grant any award under any employee plan (including any equity, bonus or incentive compensation); (ii) increase the compensation of any director, officer or employee or other individual independent contractor of Datto and its subsidiaries; or (iii) hire or terminate (other than for “cause”) any employee or other individual independent contractor, except, in the case of each of clauses (i), (ii) and (iii), (A) in the ordinary course of business with respect to persons eligible to earn an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or less; (B) to the extent required by applicable law or pursuant to any employee plan in effect on the date of the Merger Agreement; (C) in conjunction with annual renewal or plan design changes for employee plans (other than severance or separation plans, bonus or other incentive plans or equity or equity-based awards, plans and agreements) that are made in the ordinary course of business and do not materially increase the cost to Datto and its subsidiaries; or (D) any bonus payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of the Merger Agreement;

•

settle, release, waive or compromise any pending or threatened legal proceeding other than (A) for an amount of no more than $1,000,000 individually or $5 million in the aggregate (provided no equitable relief has been sought or given), (B) any settlement where the amount paid or to be paid by Datto or any of its subsidiaries is covered by insurance coverage maintained by Datto or any of its subsidiaries and (C) settlements of any legal proceedings for an amount not in excess of 110% of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of Datto;

•

materially change Datto’s or its subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any governmental authority or applicable law;

•

change any material tax election, or settle any material tax claim or assessment; consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment; file an amended tax return that could reasonably be expected to materially increase the taxes payable by Datto or its subsidiaries unless required by law; or enter into a closing agreement with any governmental authority regarding any material tax;

•

incur or commit to incur any capital expenditures other than (i) (x) during fiscal year 2022, amounts not in excess of 110% of the capital expenditure budget for the fiscal year 2022 (the “Capex Budget”) and (y) during fiscal year 2023 amounts not in excess of 110 % of the Capex Budget; or (ii) pursuant to obligations imposed by any material contract in effect as of the date of the Merger Agreement;

•

enter into, modify in any material respect, amend in any material respect or terminate (other than any material contract that has expired in accordance with its terms) any material contract except, in each case, in the ordinary course of business;

•

acquire any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned subsidiary of Datto, (ii) acquisitions of products and services in the ordinary course of business not pursuant to a merger, consolidation or acquisition of stock or assets or (iii) that do not exceed $5 million in the aggregate;

•

sell, assign, transfer, or otherwise dispose of, any of Datto’s or its subsidiaries’ material tangible assets, other than such sales, assignments, transfers or other dispositions that (i) sales of products and services or dispositions of tangible assets in the ordinary course of business or (ii) do not have a net book value or fair market value that exceeds $5 million individually or $10 million in the aggregate;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Datto or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 (other than transactions entered into in the ordinary course of business on arms-length terms with portfolio companies affiliated with the principal stockholders);

•

sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber or otherwise dispose of any material Datto owned intellectual property, other than (x) the grant of non-exclusive licenses in the ordinary course of business, or (y) pledges or encumbrances under Datto credit agreement as in effect on the date of the Merger Agreement;

•

effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of Datto and its subsidiaries under the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with Datto and its subsidiaries’ policies related thereto; (iii) loans, advances or capital contributions to, or investments in, any direct or indirect wholly-owned subsidiaries of Datto; and (iv) in amounts less than $1 million in the aggregate;

•	enter into, amend or terminate any collective bargaining agreement or other labor agreement with a labor union, works council or similar labor organization;

•	adopt or implement any stockholder rights plan or similar arrangement applicable to the transactions or any other transaction consummated pursuant to Parent’s rights; or

•	agree, resolve or commit to take any of the foregoing actions.

Regulatory Filings; Efforts

Each party to the Merger Agreement will use its reasonable best efforts to (i) to take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (ii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the transactions contemplated by the Merger Agreement, including by (A) causing the conditions precedent to closing to be satisfied and (B) (I) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities; and (II) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement.

Each party will, (i) within ten business of entering into the Merger Agreement file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the transactions contemplated by the Merger Agreement as required by the HSR Act; and (ii) within 20 business days of entering into the Merger Agreement (unless a different period is otherwise agreed by the parties), make any appropriate filing necessary pursuant to the HSR Act, and will also, as promptly as reasonably practicable, make all necessary or advisable filings pursuant to any other applicable foreign antitrust law or foreign investment law, to permit consummation of the transactions contemplated by the Merger Agreement. In relation to this, each party will supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any such reviewing governmental entity with respect to the transactions contemplated by the Merger Agreement.

Each of Datto and Parent will, and will cause their respective affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission under the HSR Act or any other applicable antitrust law or foreign investment law, and will consult with one another, in good faith in connection with any inquiry, hearing, investigation, proceeding or litigation by, or negotiations with, any governmental entity relating to the Merger Agreement, the Merger, or any of the other transactions contemplated by the Merger Agreement.

If and to the extent necessary to obtain as promptly as practicable (but in any event prior to the Termination Date) the expiration or termination of any waiting periods, or other clearance, consent, approval or waiver, of the

Merger pursuant to the HSR Act and the Antitrust Laws and the Foreign Investment Laws and to allow the transactions contemplated by the Merger Agreement to be consummated, Parent, Kaseya Holdings and their respective subsidiaries shall propose, negotiate, effect, agree to or commit to by consent decree, hold separate order or otherwise, and shall take all actions necessary to obtain the expiration or termination of any waiting periods, and all clearances, consents, approvals and waivers under the HSR Act and the Antitrust Laws and the Foreign Investment Laws including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries; and (iv) any other restrictions on the activities of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries, including the freedom of action of Kaseya Holdings and its subsidiaries or of Datto and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, in each case, on a sufficiently prompt basis in order for the transactions contemplated by the Merger Agreement to be consummated prior to the Termination Date. Parent, Kaseya Holdings and their respective subsidiaries shall, oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any governmental authority that could restrain, prevent or delay the expiration or termination of any waiting periods, or obtaining any clearances, consents, approvals and waivers under the HSR Act and the Antitrust Laws and the Foreign Investment Laws, including by defending through litigation, any action asserted by any person in any court or before any governmental authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any governmental authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing or any other provision of the Merger Agreement, none of Parent, Datto or any of their respective affiliates shall be required to agree to any sale, divestiture, transfer, license, disposition or hold separate of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or Datto or any of their respective subsidiaries that, in each case, is not conditioned on the consummation of the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, if Parent requests Datto or any of its subsidiaries to divest or otherwise dispose of an asset or assets (including any business line or segment), Datto shall furnish to Parent such information regarding the sale, license or other disposition of such assets reasonably requested by Parent, and Datto shall reasonably participate and cooperate in any requested sale, license or other disposition, subject to customary protections for the protection of Datto’s confidential information and to the condition specified in the previous sentence at Parent’s sole cost and expense. Parent and Merger Sub shall have primary responsibility for directing and implementing the general strategy for obtaining all authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement; provided, that prior to implementing any such proposed general strategy, Parent and Merger Sub shall consult in good faith with Datto in connection with the proposed general strategy for obtaining such authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement.

Furthermore, Parent and Kaseya Holdings will not, and will cause their affiliates not to, enter into any merger, acquisition or similar transaction, or any agreement to effect any such transaction, for any business will make, or that would reasonably be expected to make it materially more difficult, or materially increase the time required, to (i) obtain the required regulatory approvals, or (ii) avoid a legal restraint.

Written Consent

Per the terms of the Merger Agreement, the Written Consent was delivered to Datto on April 11, 2022 shortly after the execution of the Merger Agreement, and Datto provided a copy of the Written Consent to Parent immediately after its receipt of the Written Consent.

Go Shop

The parties agreed that, during the period beginning at the time of execution of the Merger Agreement and continuing until 11:59 p.m., Eastern Time, on the No-Shop Period Start Date, Datto and its subsidiaries and its and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors and representatives had the right to:

•

solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that would have constituted or could reasonably have been expected to lead to an Acquisition Proposal, including by providing non-public information and data relating to Datto or any of its subsidiaries to any third party, and affording access to the business, properties, assets, books, records, or personnel;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any Acquisition Proposals or inquiries that could have reasonably been expected to lead to an Acquisition Proposal; and

•	otherwise cooperate with or assist or participate in or facilitate the making of any Acquisition Proposal (or any other effort or attempt that could lead to an Acquisition Proposal).

The Merger Agreement provides that the term “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction. Furthermore, the term “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

•

direct or indirect purchase, license or other acquisition of more than 15% of the consolidated assets, net revenue or net income of Datto and its subsidiaries taken as a whole (based on the fair market value thereof);

•

direct or indirect purchase or other acquisition of more than 15% of the outstanding Company Common Stock, including pursuant to a tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 15% of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

•

merger, consolidation, business combination, liquidation, dissolution or other transaction involving Datto or any of its subsidiaries which would result in any third party (or the stockholders of any third party) beneficially owning, directly or indirectly, more than 15% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

•	any combination of the foregoing.

For the avoidance of doubt, the Merger and the other transactions contemplated by the Merger Agreement will not be deemed an Acquisition Proposal.

No Solicitation

The Merger Agreement provides that Datto and its subsidiaries will not, and will instruct their respective representatives not to, directly or indirectly, from April 11, 2022 until the earlier of the termination of the Merger Agreement and the Effective Time:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•

furnish to any person (other than Parent or Merger Sub) any non-public information relating to Datto or its subsidiaries with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or any other agreement or arrangement relating to any Acquisition Proposal (other than certain acceptable confidentiality agreements).

From the No-Shop Period Start Date until the earlier of the termination of the Merger Agreement and the Effective Time, Datto will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a proposal being made to Datto if the Board (or a committee thereof) determines that the failure to do so is inconsistent with its fiduciary duties under applicable law.

Continuing Employee Matters

The Merger Agreement provides that, for the period from the Effective Time through the first anniversary of the Effective Time, each employee of Datto or its subsidiaries who remains in the employment of the surviving corporation and its subsidiaries (each, a “Continuing Employee”) will receive (for Continuing Employees primarily based outside of the United States, subject to any requirements under applicable law) (i) a base salary or wage rate, as applicable, and short-term cash incentive opportunities (other than change in control or transaction compensation and equity or equity-based incentive compensation opportunities) that are in the aggregate not less favorable than as provided by Datto or its subsidiaries to such Continuing Employee immediately prior to the Effective Time, (ii) severance based on severance arrangements as in effect on the date of the Merger Agreement and listed on the confidential disclosure schedules and (iii) employee benefits (excluding nonqualified deferred compensation, defined benefit pension, post-termination or retiree health or welfare benefits, or equity or equity-based benefits) that are substantially comparable in the aggregate to (A) those that were provided by Datto or its subsidiaries to such Continuing Employee immediately prior to the Effective Time, or (B) similarly situated employees of Parent and its affiliates. For purposes of clause (iii) hereof, if the Effective Time occurs in 2022, for the period between the Effective Time through December 31, 2022, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) maintain, for the benefit of each Continuing Employee, all employee plans (excluding nonqualified deferred compensation, defined pension, post-termination or retiree health or welfare, or equity or equity-based benefits) in effect for (or available to) such Continuing Employee as of immediately before the Effective Time. For a period of at least six (6) months following the Effective Time, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) maintain for the benefit of each Continuing Employee the same primary place of employment (including any remote work arrangement) applicable to such Continuing Employee immediately before the Effective Time.

The Merger Agreement also provides that, Parent will, and will cause the surviving corporation and its subsidiaries to, cause any plans, programs, agreements or arrangements established or maintained by Parent or any of its affiliates (including, after the Effective Time, the surviving corporation and its subsidiaries) (the “New Plans”) to recognize each Continuing Employee’s service with Datto or any of its subsidiaries and any of their respective predecessors (to the extent such service is recognized by Datto or such subsidiary), for purposes of eligibility, participation, vesting and levels of benefits; provided, however, that such service need not be recognized (i) to the extent that it would result in duplication of coverage or benefits for the same period of service, (ii) under any defined benefit plan or frozen benefit plan of Parent or (iii) with respect or vesting or other benefits under any equity incentive plan. In addition, Parent will or will cause the surviving corporation and its subsidiaries to use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding company plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for the Continuing Employees and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable employee plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) for any year in which such Continuing Employee is moved to a New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its affiliates from time to time (but in no event subject to forfeiture).

With respect to each of Datto’s annual cash incentive plans (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the surviving corporation and its subsidiaries shall (and Parent shall cause the surviving corporation and its subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the surviving corporation or their respective affiliates through the end of such fiscal year, at the same time or times that Parent, the surviving corporation or their applicable affiliate pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the greater of (i) the target Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year, and (ii) the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Merger).

If requested by Parent in writing not less than ten business days prior to the Effective Time, Datto will adopt resolutions and take such corporate action as necessary to terminate any benefit plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), effective no later than the date immediately preceding the closing date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon Datto or plan sponsor, then Datto shall use commercially reasonable efforts to estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the closing.

The Merger Agreement provides that the foregoing provisions under this “— Continuing Employee Matters” section will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the surviving corporation or any of their respective subsidiaries to terminate any Continuing Employee; (ii) amend any company plan or any other compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time; (iii) create any third party beneficiary rights in any Continuing Employee or former employee (or beneficiary or dependent thereof); or (iv) constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries.

Indemnification and Insurance

As of the Effective Time, the surviving corporation and its subsidiaries will, and Parent will cause the surviving corporation and its subsidiaries to, honor and fulfill, in all respects, the obligations of Datto and its subsidiaries pursuant to any indemnification agreements between Datto and any of its subsidiaries or affiliates, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of Datto or any of its subsidiaries prior to the Effective Time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, for a period of six years following the Effective Time, the surviving company or any of its subsidiaries will, and Parent will cause the surviving company and its subsidiaries to, cause all the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, advancement and reimbursement of expenses provisions set forth in the organizational documents as of April 11, 2022, which provisions will not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law, and any of its subsidiaries or affiliates in effect on April 11, 2022, each Indemnified Person from and against all costs, fees and expenses, including attorneys’ fees and investigation expenses, judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to the fact that an Indemnified Person is or was a director or officer of Datto or any of its subsidiaries or affiliates; any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of Datto or any of its subsidiaries or other affiliates, or taken at the request of Datto or such subsidiary or affiliate (including in connection with serving at the request of the Datto or such subsidiary or affiliate as a director, officer, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and the Merger, as well as any actions taken by Datto, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the surviving corporation or any of its subsidiaries that is alleged to have rendered the surviving corporation or any of its subsidiaries insolvent).

If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such legal proceeding, the surviving corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding. None of Parent, the surviving corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the surviving corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the surviving corporation.

For a period of six years following the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, maintain in effect Datto’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of Datto’s current directors’ and officers’ liability insurance; provided that in no event will the surviving corporation be obligated to pay annual premiums in excess of 300% of the amount paid by Datto for coverage for its last full fiscal year, which amount is referred to as the maximum annual premium. If the annual premiums of such insurance coverage exceed the maximum annual premium, then the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium from an insurance carrier with the same or better credit rating as Datto’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time Datto may purchase a prepaid “tail” policy with respect to Datto’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Datto’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the maximum annual premium. If Datto elects to purchase such a “tail” policy prior to the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations under such “tail” policy.

Financing Covenant; Datto Cooperation

Following the date of the Merger Agreement and prior to the Effective Time, Datto will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, to provide Parent with all customary cooperation as reasonably requested by Parent to arrange, syndicate and obtain debt and preferred equity financing to be obtained by Parent and Merger Sub or their respective affiliates in connection with the transactions contemplated by the Merger Agreement, including using reasonable best efforts in: (i) participate in meetings, presentations due diligence sessions and drafting sessions to the extent customary for the debt financing and preferred equity financing; (ii) assisting Parent with the preparation of customary marketing materials and bank information memoranda required in connection with the debt financing; (iii) facilitating the pledging of collateral and the granting of security interests in respect of the debt financing (including (x) cooperation in connection with the pay-off of indebtedness and the release of related guarantees and liens) and (y) assisting Parent in connection with the preparation of any pledge and security documents and other definitive financing documents; (iv) furnishing Parent (A) financial and other pertinent and customary information regarding Datto and its subsidiaries as may be reasonably requested by Parent or the financing sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the third party financing or in lender presentations or other customary marketing materials, and (B) (1) audited consolidated balance sheets and related statements of income and cash flows on a consolidated basis for the fiscal years ended December 31, 2019, 2020 and 2021 and, if such fiscal year ends at least 90 days prior to the closing date, 2022 and (2) in respect of any subsequent fiscal quarter ending after January 1, 2022 and at least 45 days prior to the closing date, unaudited consolidated balance sheets and related statements of income and cash flows of Datto and its subsidiaries for such fiscal quarter, in each case prepared in accordance with GAAP; (v) assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the financing sources; it being agreed that nothing will require Datto or its subsidiaries to provide any pro forma financial statements, information regarding any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments desired to be incorporated into any information used in connection with the third party financing or any description of all or any portion of the financing; (vi) assisting in the taking of all corporate and other actions, subject to the occurrence of the closing, reasonably necessary to permit the consummation of the third party financing on the closing date; it being understood that no such corporate or other action will take effect prior to the closing and the directors of Datto will not approve the third party financing prior to the closing date; and (vii) at least four Business Days prior to the closing date, furnishing Parent and the financing sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31. C.F.R § 1010.230), in each case, to the extent requested at least nine Business Days prior to the closing date.

Additionally, nothing in the Merger Agreement will require Datto or any of its subsidiaries to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses in connection with the third party financing prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the closing; (iii) give any indemnities that are effective prior to the Effective Time; or (iv) take any action that would unreasonably interfere with the conduct of the business of Datto and its subsidiaries, breach any confidentiality obligations applicable to Datto and its subsidiaries or create a reasonable risk of damage or destruction to any property or assets of Datto or any of its subsidiaries.

No fewer than two business days prior to the Effective Time, with respect to the indebtedness to be repaid at the Effective Time, Datto shall deliver to Parent draft payoff letters in customary form from the lenders (or their applicable representative) with respect to the Datto credit agreement, to be signed by the applicable parties thereto prior to the Effective Time, stating the amounts required to be paid to satisfy in full all obligations thereunder and providing for the release (subject to the payment thereof at the Effective Time) of all liens and other security over the properties and assets of Datto and its subsidiaries securing all such obligations (and, as promptly as possible following the Effective Time if not delivered prior to such time, the applicable termination instruments or release filings of all such liens securing such indebtedness, in form and substance reasonably satisfactory to Parent).

Further, at or prior to the Effective Time, Parent shall provide (or cause to be provided) to Datto funds in an amount equal to the amount necessary for Datto to repay and discharge in full all amounts outstanding pursuant to the existing indebtedness and upon the receipt thereof, substantially concurrently with the Effective Time, Datto shall repay and discharge such existing indebtedness.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of Parent and Datto covenants or agrees to:

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consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements, including any press conference or conference call with investors or analysts, with respect to the Merger and other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), except as otherwise provided in the Merger Agreement; and

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give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to Datto, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions prior to the Merger not being able to be satisfied prior to the Termination Date.

In addition, Datto will:

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provide Parent with prompt notice of all transaction litigation and keep Parent reasonably informed with respect to the status thereof. Datto will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any transaction litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any transaction litigation. Datto may not compromise or settle any transaction litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed);

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cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting;

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take all steps as may be required to cause any dispositions of equity interests of Datto in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to Datto, to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

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in consultation with Parent, prepare and file with the SEC this information statement and, as promptly as reasonably practicable, and in any event within three days after the later of (i) receiving clearance from the SEC; (ii) receiving confirmation from the SEC that the information statement is otherwise not to be reviewed; or (iii) the expiration of the 10-day period after filing in the event the SEC does not review the information statement, mail this information statement to its stockholders.

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction (or waiver by each of the parties) on or prior to the Effective Time of the following conditions:

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no law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement has been enacted, entered, promulgated or enforced with continuing effect;

•	the expiration or termination of any applicable waiting period (including any extension thereof) under the HSR Act; and all other required regulatory approvals having been obtained;

•	the Written Consent having been obtained; and

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at least 20 calendar days have elapsed since Datto mailed this information statement to Datto’s stockholders as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

As of the date of this information statement, the Written Consent has been obtained.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction (or waiver by Parent where permissible pursuant to applicable law), on or prior to the Effective Time of the following additional conditions:

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the representations and warranties of Datto related to (i) the fundamental portions of its capitalization representation being true and correct as of the closing date as though made at and as of such date in all but de minimis respects; (ii) Datto’s organization, good standing, power and corporate authority to (A) execute and deliver the Merger Agreement, (B) perform its obligations and (C) consummate the transaction; (iii) the Board’s determination, approval and recommendation that the stockholders of Datto adopt and approve the Merger Agreement; (iv) the Board taking all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” law will not be applicable to the Merger; (v) the grant of equity award agreements in accordance with the applicable employee plan; (vi) the existing Datto securities and subsidiaries; and (vii) the lack of brokers, financial advisors, investment bankers, finders or agents (other than Qatalyst Partners) entitled to any fee or commission in connection with the Merger being true and correct in all material respects on the closing date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)).

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all other representations and warranties of Datto being true and correct as of the closing date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)) and without regard to any “materiality”, “Datto Material Adverse Effect” or similar qualifications and exceptions contained therein, other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Datto Material Adverse Effect;

•	Datto having performed and complied in all material respects with all obligations required to be performed by it under the Merger Agreement at or prior to the closing;

•	no Datto Material Adverse Effect (as defined on page 60) has occurred since the date of the Merger Agreement; and

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the receipt by Parent and Merger Sub of a certificate signed by a duly authorized executive officer of Datto on behalf of Datto stating that each of the three conditions specified above has been satisfied.

The obligation of Datto to consummate the Merger is further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Merger of, among other things, the following additional conditions:

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the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect (as defined below) qualifications set forth therein) as of the closing date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement (a “Parent Material Adverse Effect”);

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Parent, Kaseya Holdings and Merger Sub having performed and complied in all material respects with all obligations required to be performed by Parent, Kaseya Holdings and Merger Sub under the Merger Agreement at or prior to the closing; and

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the receipt by Datto of a certificate signed by a duly authorized officer of Parent and Merger Sub on behalf of Parent and Merger Sub stating that each of the two conditions specified above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of the Written Consent) by the mutual written agreement of Parent and Datto.

In addition, the Merger Agreement may be terminated by either Parent or Datto, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent):

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if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of such transactions and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement that prohibits, makes illegal or permanently enjoins the consummation of such transactions; provided, that the right to terminate the Merger Agreement for this reason is not available to a party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

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if the Merger is not consummated on or before the Termination Date, as may be extended pursuant to the terms of the Merger Agreement; provided, that the right to terminate the Merger Agreement for this reason is not available to a party if such party’s material breach of the Merger Agreement has been a primary cause of or primarily resulted in the failure of the Merger to occur prior to the Termination Date; or

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if the other party breaches any of its representations or warranties or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to closing and cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured prior to the earlier of (x) 45 days after the giving of written notice to the other party of such breach and (y) the Termination Date; provided, that either party will not have the right to terminate the Merger Agreement if such party is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement.

Further, the Merger Agreement may be terminated by Parent if at any time the Board has effected a Board Recommendation Change; provided, that Parent may not terminate the Merger after 11:59 p.m., Eastern Time, on the date which is ten business days after Parent is notified in writing that the Board has effected a Board Recommendation Change;

The Merger Agreement may also be terminated by Datto (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is five business days after the first date on which Parent is required to consummate the closing, and (iii) Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing.

The Merger Agreement also provided that Parent could have terminated the Merger Agreement (i) if the Written Consent was not delivered to Parent and Datto prior to 11:59 p.m., Eastern Time, on April 11, 2022; however, this termination provision expired following delivery of the Written Consent on April 11, 2022.

The Merger Agreement also provided that Datto could have terminated the Merger Agreement, prior to the No-Shop Period Start Date (i) if Datto received a Superior Proposal, (ii) the Board authorized Datto to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (iii) Datto complied in all material respects with respect to its obligations in connection with such Superior Proposal and (iv) Datto paid to Parent Datto Termination Fee (as defined below) however, this termination provision expired upon the start of the No-Shop Period Start Date.

Termination Fees and Expenses

Datto will pay Parent (or its designee) a termination fee of $185,665,475 (the “Datto Termination Fee”) under the following circumstances:

•	if the Merger Agreement is terminated by Parent, if at any time the Board (or a committee thereof) has effected a Board Recommendation Change;

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if the Merger Agreement is terminated by Datto, prior to the No-Shop Period Start Date, after receiving a Superior Proposal and the Board authorizes Datto to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; however, this termination provision expired upon the start of the No-Shop Period Start Date; and

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if the Merger Agreement is (A) terminated by Parent pursuant to a breach or failure of Datto to perform any of its representations, warranties, covenants or other agreements resulting in a failure of Datto to satisfy certain of Datto’s conditions precedent to closing; (B) at the time of such termination, no law, injunction or order by any governmental authority prohibiting, restricting, enjoining or otherwise making illegal the consummation of the transactions contemplated by the Merger Agreement has been enacted, entered, promulgated or enforced; (C) the applicable waiting periods pursuant to the necessary regulatory approvals to consummate such transactions have been satisfied or are capable of being satisfied; (D) Parent has satisfied certain of Parent’s conditions precedent to closing if the date of such termination was the closing date; (E) following the execution of the Merger Agreement and prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (F) within one year following such termination of the Merger Agreement, either an Acquisition Transaction is consummated or Datto enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then Datto will concurrently with the consummation of such Acquisition Transaction pay to Parent the Datto Termination Fee; provided that for purposes of this subclause, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

Parent will pay Datto a termination fee of $371,330,950 (the “Parent Termination Fee”) in the event the Merger Agreement is terminated:

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by Datto if Parent breaches any of its representations, warranties or fails to perform any of its covenants or obligations contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the closing and cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured prior to the earlier of (x) 45 days after the giving of written notice to the other party of such breach and (y) the Termination Date;

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by Datto (i) if all of the conditions to the obligations of Parent and Merger Sub are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement by the date that is five business days after the first date on which Parent is required to consummate the closing, and (iii) Datto has irrevocably confirmed to Parent in writing that it is prepared to consummate the closing; and

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by Datto or Parent if the Merger is not consummated on or before the Termination Date, as may be extended pursuant to the terms of the Merger Agreement; provided, that Datto has the right to terminate the Merger Agreement pursuant to the two bullets described above.

Superior Proposal and Change of Recommendation

Notwithstanding the restrictions set forth above at any time prior to obtaining the Written Consent, which was obtained on April 11, 2022, Datto and the Board could have, directly or indirectly, participated or engaged in discussions or negotiations with, furnished any non-public information relating to Datto or any of its subsidiaries to, or afforded access to the business, properties, assets, books, records or personnel, of Datto or any of its subsidiaries pursuant to an acceptable confidentiality agreement to any person that had made, renewed or delivered to Datto an Acquisition Proposal after the date of execution of the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assisted such person (and its representatives and financing sources) with such Acquisition Proposal if requested by such person, in each case with respect to an Acquisition Proposal, and that the Board had determined in good faith (after consultation with its financial advisors and outside legal counsel) either constituted a Superior Proposal or could have reasonably been expected to lead to a Superior Proposal.

Except for the exceptions set forth below, which are now no longer applicable, neither the Board nor any committee thereof will (A) approve, recommend, cause or permit Datto to enter into any agreement for the acquisition of Datto, or authorize, resolve, agree or propose to take any such action or (B) take any of the following actions constituting a “Board Recommendation Change”:

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withdraw, withhold, amend, qualify or modify in a manner adverse to Parent (or publicly propose to do so), the recommendation that the holders of shares of Company Common Stock vote in favor of adopting the Merger Agreement and directing that the Merger Agreement be submitted to Datto’s stockholders for adoption, or authorize, resolve or agree to take any such action;

•	adopt, endorse, approve or recommend, endorse or otherwise declare advisable to the Datto stockholders an Acquisition Proposal, or authorize, resolve or agree to take any such action;

•	fail to publicly reaffirm the company board recommendation within 10 Business Days after Parent so requests in writing; and

•	fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof.

Notwithstanding the restrictions set forth above at any time prior to obtaining the Written Consent, which was obtained on April 11, 2022, the Board could have (i) made a Board Recommendation Change if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that, as a result of an Intervening Event (as defined below), failure to make such Board Recommendation Change would be inconsistent with Datto’s directors’ fiduciary duties under applicable law or (ii) made a Board Recommendation Change, entered into a definitive written agreement providing for the consummation of a Superior Proposal and concurrently terminated the Merger Agreement and paid the Termination Fee to Parent if Datto had received an Acquisition Proposal after the date of the Merger Agreement for which the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constituted a Superior Proposal and that the failure to take such actions would be inconsistent with Datto’s directors’ fiduciary duties under applicable law; provided, however, that the Board and any committee thereof could not have taken any action set forth above unless, prior to taking such action:

•	Datto had provided written notice to Parent (a “Notice of Adverse Recommendation Change”) advising Parent that the Board or any such committee intended to take such action and the reasons therefor;

•	in the case of any Notice of Adverse Recommendation Change provided in connection with an Intervening Event, such notice contained a reasonably detailed description of such event;

•

in the case of any Notice of Adverse Recommendation Change provided in connection with a Acquisitions Proposal, such notice specified the material terms and conditions of the Superior Proposal, identifying the person or group making it and included a copy of such proposal;

•	three business days had elapsed following Parent’s receipt of such Notice of Adverse Recommendation Change, subject to extension;

•

if requested by Parent, Datto had negotiated, and had caused its representatives to negotiate, in good faith with Parent and its representatives during such three business day period, as extended, to enable Parent to propose in writing a binding offer to change the terms of the Merger Agreement such that it would obviate the need to effect a Board Recommendation Change or termination; and

•

in consideration of such negotiations, the Board had determined in good faith (after consultation with its outside legal counsel and financial advisor) that (a) failure to effect a Board Recommendation Change would be inconsistent with Datto’s directors’ fiduciary duties under applicable law or (b) such Acquisition Proposal continued to constitute a Superior Proposal.

The Merger Agreement provides that the term “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms (taking into account any legal, regulatory, financial, timing, financing, the identity of the person making the proposal, and other aspects of such proposal that the Board (or a committee thereof) considers relevant), and if consummated, would be more favorable, from a financial point of view, to Datto stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (i) “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (ii) “Company Common Stock outstanding (by vote or economic interests)” will be deemed to be references to “the aggregate voting power of Datto or the economic ownership of Datto.”.

The Merger Agreement provides that the term “Intervening Event” means any positive change, event, effect, development or circumstance that (A) was not known or reasonably foreseeable to the Board on the date of the Merger Agreement (or, if known by the Board, the consequences of which were not known or reasonably foreseeable by the Board as of the date of the Merger Agreement) and (B) does not relate to (i) any Acquisition Proposal, or (ii) the mere fact, in and of itself, that Datto meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of Company Common Stock or the credit rating of Datto (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

Datto’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on April 11, 2022 upon delivery of the Written Consent in accordance with the terms of the Merger Agreement.

Nothing contained in the Merger Agreement will prohibit Datto from taking and disclosing to Datto’s stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, in each case after commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act) and (ii) no disclosure that the Board may determine in good faith (after consultation with its outside legal counsel) that Datto is required to make under applicable law will constitute a violation of the Merger Agreement; provided that in no event shall the Board make a Board Recommendation Change except in accordance with the Merger Agreement.

Amendment and Waiver

The Merger Agreement may be amended, modified and supplemented in any and all respects only by an instrument in writing signed on behalf of each of Parent, Merger Sub and Datto (pursuant to authorized action by the Board (or a committee thereof)), except that in the event that Datto has received the Written Consent, no amendment may be made to this Agreement that requires the approval of the Datto stockholders pursuant to the DGCL without such approval. Any agreement on the part of a party to any extension or waiver with respect to the Merger Agreement is valid only if set forth in an instrument in writing signed on behalf of such party. At any time prior to the Effective Time, the parties to the Merger Agreement (treating Parent and Merger Sub as one party for this purpose) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Notwithstanding the foregoing, there shall be made no amendment, modification or supplement to the Merger Agreement (x) after receipt of the Written Consent which requires further approval by the stockholders of Datto without the further approval of such stockholders or (y) after the Effective Time. The Written Consent was delivered on April 11, 2022 shortly after the execution of the Merger Agreement.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

Specific Performance; Jurisdiction

Subject to the conditions set forth in the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party to the Merger Agreement has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the Merger Agreement has agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party to the Merger Agreement has agreed to irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in any Chosen Courts for the purpose of any proceeding arising out of or relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement and has agreed that all claims with respect to such proceeding may be heard and determined exclusively in such court. The parties to the Merger Agreement have agreed that a final trial court judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

MARKET INFORMATION AND DIVIDENDS

Company Common Stock began trading on the NYSE under the symbol “MSP” on October 21, 2020. Prior to that, there was no public market for Company Common Stock. As of May 19, 2022, 165,479,585 shares of Company Common Stock were issued and outstanding, held by approximately 11 stockholders of record.

Since the date of our initial public offering, we have not paid dividends on outstanding Company Common Stock. The terms of the Merger Agreement do not allow us to declare or pay a dividend between April 11, 2022 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of these rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262 of the DGCL.

Under the DGCL, if the Merger is consummated, holders of shares of Company Common Stock who have not consented to the adoption of the Merger Agreement (i.e., all holders other than the Majority Stockholders), who hold shares of Company Common Stock on the date of making a demand for appraisal rights, who continuously hold such shares through the Effective Time, and who have complied with the procedures set forth in Section 262 of the DGCL have the right to demand appraisal of, and receive payment in cash for the “fair value” of, their shares of Company Common Stock, as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, in lieu of the Merger consideration they would otherwise be entitled to pursuant to the Merger Agreement, unless such holder validly withdraws or otherwise loses such holder’s rights to appraisal. This right is known as an appraisal right. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 of the DGCL in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL, which is intended as a summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements or considerations and is qualified in its entirety by reference to the full text of Section 262 of the DGCL. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Filing Written Demand

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock, and must include in such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock entitled thereto, and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must submit to Datto a written demand for appraisal of their shares of Company Common Stock no later than 20 days after the date of mailing of this information statement (which includes the notice of written consent and appraisal rights), which mailing date is May 25, 2022. A demand for appraisal will be sufficient if it reasonably informs Datto of the identity of the stockholder making the demand and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights, you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Datto Holding Corp., 101 Merritt 7, Norwalk, Connecticut 06851, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the stockholder’s name appears in the transfer agent’s records, and must state that the stockholder intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand for appraisal must be executed by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock which are held in the name of such record owner. If you hold shares of Company Common Stock through a broker who, in turn, holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

Notice by the Surviving Corporation

Within 10 days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each of the Datto stockholders who are entitled to appraisal rights; provided, however, that if such notice is sent more than 20 days following the sending of this information statement, such notice need only be sent to each holder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with Section 262 of the DGCL.

At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party, may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition or initiate any negotiation with respect to the fair value of the shares of Company Common Stock. Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to demand and perfect their appraisal rights in respect of shares of Company Common Stock, and to file any petitions in the Delaware Court of Chancery relating to an appraisal, within the time prescribed in Section 262 of the DGCL. If no petition for appraisal is timely filed, the right to appraisal will cease.

In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation such statement.

Upon the timely filing of a petition for appraisal in accordance with Section 262 of the DGCL, a copy of the petition must be served upon the surviving corporation. Within 20 days after receiving service of a copy of the petition, the surviving corporation must file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. The Delaware Register in Chancery, if ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the verified list. Such notice will also be given by one or more publications at least one day before the date of the hearing in a newspaper of general circulation in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation.

After notice has been given to the stockholders who have demanded appraisal as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold shares of Company Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Notwithstanding a stockholder’s compliance with the foregoing requirements, Section 262 of the DGCL provides that, because immediately before the Merger, Company Common Stock is listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of the fair value of such shares, together with interest, if any, by the surviving corporation. Payment will be made to each stockholder forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger consideration. Moreover, we do not anticipate offering more than the Merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company Common Stock is less than the Merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such stockholder will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement, without interest and subject to any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date of the Merger, or if the stockholder delivers to Datto a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms offered upon the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Datto. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval, provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex C to this information statement) may result in loss of the stockholder’s appraisal rights. In view of the complexity of Section 262 of the DGCL, the Datto stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of Company Common Stock as of May 19, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Each shareholder’s percentage ownership is based on 165,479,585 shares of Company Common Stock outstanding as of May 19, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Company Common Stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of May 19, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all Company Common Stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Outstanding
5% Shareholders
Vista Funds	113,753,615	(1)	68.7%
McChord Family Trusts	11,646,043	(2)	7.0%
Named Executive Officers and Directors
Tim Weller	1,282,525		*
John Abbot	247,701	(3)	*
Robert Petrocelli	38,617	(4)	*
Sanjay Singh	253,839	(5)	*
Chris McCloskey	306,250	(6)	*
David Breach	—		—
Marc Brown	11,719		*
Adrian Dillon	36,719		*
Jack Dillon	—		—
Christine Larsen	—		*
Christina Lema	—		—
Austin McChord	6,499,930		3.9%
Maneet S. Saroya	—		—
John Stalder	—		—
Nadeem Syed	—		—

All Executive Officers and Directors (17 individuals)	8,697,001	(7)	5.3%

(1)

As reported on the Schedule 13G filed February 10, 2021, represents 13,941,912 shares held directly by Vista Foundation Fund II, L.P. (“VFF II”) with shared voting power and shared dispositive power, 3,175,352 shares held directly by Vista Foundation Fund II-A, L.P. (“VFF II-A”) with shared voting power and shared dispositive power, 846,947 shares held directly by VFF II FAF, L.P. (“VFF II FAF”) with shared voting power and shared dispositive power, 208,600 shares held directly by Vista Foundation Fund II Executive, L.P. (“VFF II Executive”) with shared voting power and shared dispositive power, 27,193 shares held directly by Vista Foundation Associates II, LLC (“VF Associates II”) with shared voting power and shared dispositive power and 95,553,611 shares held directly by Merritt VI Aggregator, LLC (“Merritt VI,” and collectively with VFF II, VFF II-A, VFF II FAF, VFF II Executive and VF Associates II, the “Vista Funds”) with shared voting power and shared dispositive power. Vista Foundation Fund II GP, LLC (“VFF II GP”) is the general partner of each of VFF II, VFF II FAF and VFF II Executive. VEP Group, LLC (“VEP Group”) is the Senior Managing Member of VFF II GP and VF Associates II. VFF II GP (Cayman), L.P. (“VFF II-A GP”) is the general partner of VFF II-A. VFF II GP (Cayman), Ltd. (“VFF II-A UGP”) is the general partner of VFF II-A GP. Vista Equity Partners Funds VI, L.P. (“VEPF VI”) is the managing member of Merritt VI. Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of VEPF VI. VEPF VI GP, Ltd. (“Fund VI UGP”) is the general partner of Fund VI GP. Mr. Smith is the sole director and one of 11 members of each of VFF II-A UGP and Fund VI UGP. VFF Management, L.P. (“VFF Management Company”) is the sole management company of each of VFF II, VFF II-A, VFF II FAF, VFF II FAF, VFF II Executive and VF Associates II. VEPF Management, L.P. (“VEPF Management Company” and together with VFF Management Company, the “Management Companies” and each a “Management Company”) is the sole management company of VEPF VI. Each Management Company’s sole general partner is VEP Group, and each Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VFF II GP, VFF II-A GP, VFF II-A UGP, VEPF VI, Fund VI GP, Fund VI UGP, the Management Companies, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the foregoing entities is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)

As reported on the Schedule 13G/A filed February 10, 2022, the Austin McChord Non-Exempt Irrevocable Family Trust (the “Non-Exempt Trust”) directly holds 6,644,279 shares of Company Common Stock with sole voting power and sole dispositive power, the Austin McChord GST-Exempt Irrevocable Family Trust (the “Exempt Trust”) directly holds 3,541,495 shares of Company Common Stock with sole voting power and sole dispositive power, the Ian McChord 2021 Trust (the “Ian Trust”) directly holds 336,147 shares of Company Common Stock with sole voting power and sole dispositive power, the Kendall Horch 2021 Trust (the “Kendall Trust”) directly holds 298,061 shares of Company Common Stock with sole voting power and sole dispositive power and the Shelby McChord 2021 Trust (the “Shelby Trust”) directly holds 826,061 shares of Company Common Stock with sole voting power and sole dispositive power. Holt McChord is the investment direction adviser of each of the Non-Exempt Trust and the Exempt Trust, and in such capacity has the power to control the voting and disposition of the shares held by such trusts. Holt McChord is the trustee of each of the Ian Trust, the Kendall Trust and the Shelby Trust, and in such capacity has the power to control the voting and disposition of Company Common Stock held by such trusts. Holt McChord disclaims beneficial ownership of the shares held by each of the Non-Exempt Trust, the Exempt Trust, the Ian Trust, the Kendall Trust and the Shelby Trust, except to the extent of his pecuniary interest in them. The principal business address of the Non-Exempt Trust and the Exempt Trust is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton Christiana Road, Newark, Delaware 19713. The principal business address of the Ian Trust, the Kendall Trust and the Shelby Trust is Attn: Holt McChord, Trustee, 22 Greenleaf Farms Road, Newtown, Connecticut 06470. Mr. Austin McChord, our director, does not possess voting or dispositive power over, or any pecuniary interest in, the shares held by these trusts.

(3)	Includes 43,750 shares that may be acquired within 60 days upon the exercise of Vested Options.
(4)	Includes 9,375 shares that may be acquired within 60 days upon the vesting of RSUs.
(5)	Includes 35,692 shares that may be acquired within 60 days upon the exercise of Vested Options and vesting of RSUs.
(6)	Includes 46,875 shares that may be acquired within 60 days upon the exercise of Vested Options.
(7)	Includes 154,442 shares that may be acquired within 60 days upon the exercise of Vested Options and vesting of RSUs.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Datto. Stockholders may read and copy any reports, statements or other information filed by Datto at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. Datto’s SEC filings are made electronically available to the public at the SEC’s website located at https://www.sec.gov/edgar/search-and-access. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of Datto’s website at https://investors.datto.com/financials/sec-filings/default.aspx. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows Datto to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Datto may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Datto files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

Datto incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. Datto also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

Company Filings:	Periods:
Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A	Fiscal Year ended December 31, 2021, as initially filed February 23, 2022, such Amendment No. 1, as filed April 13, 2022

Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2022, as initially filed May 9, 2022

Datto undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (888) 995-1431 or by writing to us at:

Investor Relations

101 Merritt 7

Norwalk, Connecticut 06851

e-mail: ir@datto.com

Parent, Merger Sub, Kaseya Holdings and Kaseya have supplied, and Datto has not independently verified, the information in this information statement relating to Parent, Merger Sub, Kaseya Holding and Kaseya.

Stockholders should not rely on information that purports to be made by or on behalf of Datto other than that contained in or incorporated by reference in this information statement. Datto has not authorized anyone to provide information on behalf of Datto that is different from that contained in this information statement. This information statement is dated May 25, 2022. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

KNOCKOUT PARENT INC.,

KNOCKOUT MERGER SUB INC.,

DATTO HOLDING CORP.,

KASEYA HOLDINGS INC., solely for the limited purposes set forth herein

and

KASEYA INC., solely for the limited purposes set forth herein

Dated as of April 11, 2022

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 11, 2022, by and among Knockout Parent Inc., a Delaware corporation and a wholly owned subsidiary of Kaseya Inc (“Parent”), Knockout Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Datto Holding Corp., a Delaware corporation (the “Company”), solely for purposes of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.16, Section 4.17, Section 6.2 and Section 6.13, Kaseya Holdings Inc., a Delaware corporation (“Kaseya Parent”) and, solely for purposes of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.16, Section 4.17, Section 6.4 and Section 6.13, Kaseya Inc., a Delaware corporation (“Kaseya Inc.”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A.    The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

B.    Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a guarantee (the “Guarantee”) from each of the parties set out at Section 1.1 of the Parent Disclosure Letter (each, a “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, each Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (ii) a commitment letter, pursuant to which each Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein; and (iii) a commitment letter among Parent and the lenders, pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of consummating the Transactions.

D.    Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1    Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)    “Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, containing terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal.

(b)    “Acquisition Proposal” means any bona fide written offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)    any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock representing more than 15% of the Company Common Stock outstanding (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii)    any direct or indirect purchase, license or other acquisition by any Person or Group, or stockholders of any such Person or Group, of more than 15% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board);

(iii)    any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold, directly or indirectly, shares of Company Common Stock representing more than 15% of the equity interests of the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or

(iv)    any combination of the foregoing.

(d)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, except for the purposes of Section 6.2(a) and (c) with respect to any investment funds or investment vehicles affiliated with or under common management with Insight Venture Management, LLC, none of Insight Venture Management, LLC, TPG Global, LLC, the Principal Stockholders or any investment funds or investment vehicles affiliated with or under common management with Insight Venture Management, LLC, TPG Global, LLC, the Principal Stockholders, any portfolio company (as such term is commonly understood in the private equity industry) or investment of Insight Venture Management, LLC, TPG Global, LLC, the Principal Stockholders or any other Person that would otherwise be an Affiliate of Insight Venture Management, LLC, TPG Global, LLC, or the Principal Stockholders pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries, or Kaseya Parent, Parent or Merger Sub.

(e)    “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f)    “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Form 10-K filed by the Company with the SEC on February 23, 2022.

(g)    “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(h)    “Bylaws” means the Amended and Restated Bylaws of the Company.

(i)    “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

(j)    “Cash on Hand” means all cash and cash equivalents in bank accounts of the Company or any of its Subsidiaries.

(k)    “Charter” means the Third Amended and Restated Certificate of Incorporation of the Company.

(l)    “Code” means the Internal Revenue Code of 1986.

(m)    “Company Board” means the Board of Directors of the Company.

(n)    “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(o)    “Company Credit Agreement” means the Credit Agreement, dated as of October 23, 2020, as amended from time to time, among the Company, the Subsidiaries identified therein, Bank of America, N.A., as administrative agent and the lending institutions from time to time party thereto and the lending institutions named therein as letters of credit issuers, and all pledge, security and other agreements and documents related thereto.

(p)    “Company Equity Awards” means, collectively, the Company Options, Company RSUs and Company PSUs.

(q)    “Company ESPP” means the Datto Holding Corp. 2021 Employee Stock Purchase Plan, as amended from time to time.

(r)    “Company Group” means the Company and its Subsidiaries.

(s)    “Company Indebtedness” means, collectively, debt outstanding under the Company Credit Agreement.

(t)    “Company Intellectual Property” means all Intellectual Property used in or necessary for the business of the Company or any of its Subsidiaries.

(u)    “Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(v)    “Company Material Adverse Effect” means any change in circumstance, change, event, effect, development or occurrence that, individually or in the aggregate, with all other changes in circumstances, changes, events, effects, developments or occurrences that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, has or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)    general economic conditions, or conditions in the global, international or regional economy generally;

(ii)    conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)    conditions in the industries in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company conducts business, or changes therein;

(iv)    regulatory, legislative or political conditions;

(v)    any geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), sabotage or terrorism, cyberterrorism or military actions, including any escalation or worsening of the foregoing or any threats thereof;

(vi)    earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, and other force majeure events, including any escalation or worsening of any of the foregoing;

(vii)    the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, vendors or any other third Person (other than for purposes of the representations and warranties contained in Section 3.5);

(viii)    the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix)    any action taken or refrained from being taken, in each case to which Parent has, in writing, approved or consented to following the date of this Agreement, any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action expressly prohibited by this Agreement;

(x)    changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(xi)    any epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), plagues, other outbreaks of illness or public health events, including any escalation or worsening of any of the foregoing;

(xii)    any changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiii)    any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure in clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xiv)    the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xv)    any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xvi)    the identity of, or any facts or circumstances relating to, Guarantor, Parent, Merger Sub, or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; and

(xvii)    any breach by Parent or Merger Sub of this Agreement

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi) to the extent that such change circumstances, inaccuracies, violations, changes, events, effects, developments or occurrences have had a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

(w)    “Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

(x)    “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(y)    “Company PSUs” means awards of performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(z)    “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries.

(aa)    “Company RSUs” means awards of restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

(bb)    “Company Stock Plans” means the Datto Holding Corp. Omnibus Incentive Plan, the Merritt Topco, Inc. Amended and Restated 2017 Stock Option Plan, the Autotask Superior Holdings 2013 Stock Option Plan, the Company ESPP and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

(cc)    “Company Stockholders” means the holders of shares of Company Common Stock.

(dd)    “Company Termination Fee” means an amount equal to $185,665,475.

(ee)    “Computer Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, computer systems, and Software, including any information technology, or computer systems that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(ff)    “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(gg)    “Contract” means any (i) binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.

(hh)    “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

(ii)    “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

(jj)    “Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including any commitment letter relating thereto, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto (the foregoing, collectively, the “Lenders”), along with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

(kk)    “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction, including without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republics.

(ll)    “DOJ” means the United States Department of Justice or any successor thereto.

(mm)    “DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(nn)    “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus, and other similar material plan, program, agreement or arrangement (whether or not in writing) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee or other individual service provider of the Company or any of its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has an current or potential liability, other than any such plan, scheme or arrangement that is sponsored by a Governmental Authority.

(oo)    “Environmental Law” means any applicable Law in effect on or prior to the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land) or pollution.

(pp)    “Environmental Permits” means Governmental Authorizations required under Environmental Laws.

(qq)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(rr)    “ERISA Affiliate” means each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Company or its Subsidiaries, or that is a member of the same “controlled group” as any of the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(ss)    “Exchange Act” means the Securities Exchange Act of 1934.

(tt)    “Foreign Investment Laws” means laws in any jurisdiction, that are designed or intended to prohibit, restrict, or regulate direct or indirect acquisitions, investments or ownership or control of assets by a foreign investor.

(uu)    “FTC” means the United States Federal Trade Commission or any successor thereto.

(vv)    “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(ww)    “Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(xx)    “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(yy)    “Group” has the meaning as used in Section 13(d) of the Exchange Act.

(zz)    “Hazardous Substance” means any toxic or hazardous material, substance or waste defined or regulated under Environmental Laws.

(aaa)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(bbb)    “Indebtedness” means any indebtedness for borrowed money, liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities which for the avoidance of doubt does not include undrawn letters of credit or banker’s acceptances or similar items, and Indebtedness of others guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries.

(ccc)    “Intellectual Property” means: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designations of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) rights in Software, trade secrets and confidential information; and (v) any other intellectual property or proprietary rights anywhere in the world.

(ddd)    “Intervening Event” means any positive change, event, effect, development or circumstance that (A) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (B) does not relate to (i) any Acquisition Proposal, or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

(eee)    “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Tim Weller, John Abbot and Bob Petrocelli, in each case after reasonable inquiry of such individual’s direct reports.

(fff)    “Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute.

(ggg)    “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, investigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(hhh)    “Material Contract” means any of the following Contracts:

(i)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii)    any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business that is material to the Company or any of its Subsidiaries, (B) prohibiting or restricting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation”, “exclusivity” or similar provisions;

(iii)    any Contract relating to the disposition or acquisition of equity or real or tangible assets by the Company or any of its Subsidiaries outside of the ordinary course of business pursuant to which the Company or its Subsidiaries have material continuing obligations;

(iv)     with any customer of the Company or any of its Subsidiaries who, in the year ended December 31, 2021, was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(v)    with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2021, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (excluding any purchase orders entered into in the ordinary course of business);

(vi)    relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $10 million (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(vii)    any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company or any of its Subsidiaries as of the date hereof; and

(viii)    any Contract that involves a material joint venture, profit sharing, or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $5 million during the Company’s 2021 fiscal year (excluding distribution or resale agreements entered in the ordinary course of business).

(iii)     “NYSE” means the New York Stock Exchange and any successor stock exchange or inter-dealer quotation system operated by the New York Stock Exchange or any successor thereto.

(jjj)    “Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, (ii) any license under which Software is licensed as “free software” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (iii) any similar licensing or distribution model.

(kkk)    “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity.

(lll)    “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable Law (other than Laws in respect of Tax); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property; (viii) any non-exclusive license with respect to Intellectual Property entered into in the ordinary course; (ix) liens pursuant to any Company Indebtedness that will be released at Closing; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) matters that would be disclosed by an accurate survey or inspection of the Real Property; or (xii) liens (or other encumbrances of any type), other than with respect to Intellectual Property, that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

(mmm)    “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(nnn)    “Principal Stockholders” means Vista Foundation Fund II, L.P., Vista Foundation Fund II-A, L.P., VFF II FAF, L.P., Vista Foundation Fund II Executive, L.P., Vista Foundation Associates II, LLC and Merritt VI Aggregator, LLC.

(ooo)    “Proprietary Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

(ppp)    “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); (iii) registered Copyrights and applications for Copyright registration; and (iv) domain name registrations.

(qqq)    “Sanction(s)” means any sanction administered or enforced by the United States Government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

(rrr)    “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(sss)    “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ttt)    “Securities Act” means the Securities Act of 1933.

(uuu)    “Software” means all computer software, applications and software code (in any format, including object code or source code), software implementations of algorithms, models and methodologies, and related documentation and materials.

(vvv)    “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

(www)    “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms (taking into account any legal, regulatory, financial, timing, financing, the identity of the Person making the proposal, and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant), and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (i) “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%” and (ii) “the Company Common Stock outstanding (by vote or economic interests)” will be deemed to be references to “the aggregate voting power of the Company or the economic ownership of the Company.”

(xxx)    “Tax” means any U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges and impositions (including taxes based upon or measured by gross receipts, income, profits, sales, use, or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon.

(yyy)    “Tax Return” means any return, declaration, report, statement, or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(zzz)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement, the Guarantee, the Equity Commitment Letter or the Debt Commitment Letter.

(aaaa)    “Transactions” means the Merger, the Financing and the other transactions contemplated by this Agreement.

(bbbb)    “Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(cccc)    “Vested Company PSU” means a Company PSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions (including for the avoidance of doubt, any Company PSUs, if any, for which the applicable vesting condition is met prior to or as a result of the consummation of the Transactions).

(dddd)    “Vested Company RSU” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the Transactions.

(eeee)    “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

1.2    Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plans	6.10(f)
Agreement	Preamble
Alternate Financing	6.4(d)
Alternative Acquisition Agreement	5.3(b)
Annual Bonus	6.10(e)
Anti-Corruption Laws	3.24
Anti-Money Laundering Laws	3.25
Capitalization Date	3.7(a)
Cash Replacement Company PSU Amounts	2.8(c)(ii)
Cash Replacement Company RSU Amounts	2.8(b)(ii)
Cash Replacement Option Amounts	2.8(a)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)

Term	Section Reference
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Commitment Letters	4.12(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Incentive Plan	6.10(e)
Company Plans	6.10(c)
Company Related Parties	8.3(f)(ii)
Company SEC Documents	Article III
Company Securities	3.7(d)
Confidentiality Agreement	9.4
Copyrights	1.1(aaa)
DGCL	Recitals
D&O Insurance	6.9(c)
Data Protection Requirements	3.21
Debt Commitment Letter	4.12(a)
Debt Financing	4.12(a)
Dissenting Company Shares	2.7(c)
DTC	2.9(d)
Effective Time	2.2
Electronic Delivery	9.14
Equity Commitment Letters	4.12(a)
Equity Financing	4.12(a)
Export/Import Laws	3.26
FCPA	3.24
Final Exercise Date	2.8(e)
Financing	4.12(a)
Financing Sources	4.12(a)
Guarantee	Recitals
Guarantor	Recitals
HMT	1.1(ooo)
Indemnified Persons	6.9(a)
Information Statement	6.3(b)(i)
International Employee Plans	3.18(a)
IP Contracts	3.16(d)
Kaseya Parent	1.1(d)
Lease	3.14
Leased Real Property	3.14
Marks	1.1(aaa)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plan	6.10(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
OFAC	1.1(ooo)
Old Plans	6.10(d)
Owned Company Shares	2.7(a)(iii)

Term	Section Reference
Owned Real Property	3.14
Parent	Preamble
Parent Breach Notice Period	8.1(g)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(f)(i)
Party	Preamble
Patents	1.1(aaa)
Payment Agent	2.9(a)
Payment Fund	2.9(b)
Per Share Price	2.7(a)(ii)
Personal Information	3.21
Preferred Equity Commitment Letter	4.12(a)
Preferred Equity Financing	4.12(a)
Preferred Equity Investors	4.12(a)
Real Property	3.14
Representatives	5.3(a)
Required Amount	4.12(c)
Requisite Stockholder Approval	3.4
Sanctioned Persons	3.25
Surviving Corporation	2.1
Termination Date	8.1(c)
Parent Termination Fee	8.3(c)(i)
Third Party Financing	4.12(a)
Uncertificated Shares	2.9(c)
Unvested Company Option	2.8(a)(ii)
Unvested Company PSU	2.8(c)(ii)
Unvested Company RSU	2.8(b)(ii)
Vested Equity Award Consideration	2.8(c)(i)
Vested Option Consideration	2.8(a)(i)
Vested PSU Consideration	2.8(c)(i)
Vested RSU Consideration	2.8(b)(i)
Written Consent	3.4

1.3    Certain Interpretations.

(a)    When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)    Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)    When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)    When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)    Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j)    References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.

(k)    All accounting terms used herein will be interpreted in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes).

(l)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)    The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)    The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at www.dfsvenue.com prior to 5:00 p.m. New York City time at least 24 hours prior to the execution and delivery of this Agreement.

(p)    All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3    The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; in each case of clause (a) and (b), the Closing shall not take place before the date that is 45 days from the date hereof without the written consent of Parent. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.9(a)).

(b)    Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.9(a)).

2.6    Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.

2.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:

(i)    each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii)    each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $35.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii)    each share of Company Common Stock that is (A) held by the Company as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)    Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)    Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by holders of such Company Common Stock who have not consented to the adoption of this Agreement in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Stock held by any such holder (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting Company Shares in accordance with this Agreement. At the Effective Time, any holder of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. For purposes of this Section 2.7(c),

“participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares, and Parent may offer comments or suggestions with respect to such demands but, prior to the Effective Time, will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8    Equity Awards and Company ESPP.

(a)    Company Options. At the Effective Time, each Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be treated as follows:

(i)    Vested Company Options. Subject to Section 2.8(a)(iii), each Vested Company Option shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Price over the exercise price per share of such Vested Company Option (the “Vested Option Consideration”).

(ii)    Unvested Company Options. Subject to Section 2.8(a)(iii), each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price for such Unvested Company Option (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Option Amounts will have the same terms and conditions (including with respect to vesting) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts.

(iii)    Out-of-the-Money Company Options. Notwithstanding the foregoing, any Company Option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.

(b)    Company RSUs. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof be treated as follows:

(i)    Vested Company RSUs. Each Vested Company RSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time (the “Vested RSU Consideration”); provided, that, to the extent any such amount relates to a Vested Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)    Unvested Company RSUs. Each Company RSU that is outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to (A) the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company RSU Amounts will have the same terms and conditions (including with respect to vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(c)    Company PSUs. At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof be treated as follows:

(i)    Vested Company PSUs. Each Vested Company PSU shall be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product of (A) the Per Share Price and (B) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time (the “Vested PSU Consideration,” together with the Vested Option Consideration and the Vested RSU Consideration, the “Vested Equity Award Consideration”); provided, that, to the extent any such amount relates to a Vested Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts, without interest and subject to applicable withholding Taxes, at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)    Unvested Company PSUs. Each Company PSU that is outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (an “Unvested Company PSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to (A) the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time (the “Cash Replacement Company PSU Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which such Cash Replacement Company PSU Amounts were exchanged would have vested and been payable pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Employee Plan as in effect on the date hereof). All Cash Replacement Company PSU Amounts will have the same terms and conditions (including, with respect to vesting and any applicable performance conditions) as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts.

(d)    Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Equity Award

Consideration owed to all holders of Vested Company Options, Vested Company RSUs and Vested Company PSUs (collectively, the “Vested Equity Award Holders”). As promptly as reasonably practicable, but in any event no later than the first regularly scheduled payroll date that is no less than five Business Days after the Closing Date, the Vested Equity Award Holders will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Vested Company Options, Vested Company RSUs and Vested Company PSUs that are cancelled and converted into a cash payment pursuant to this Section 2.8, less any required withholding pursuant to Section 2.12.

(e)    Treatment of Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than three Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Per Share Price in accordance with the terms and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.

(f)    Further Actions. The Company shall take all action necessary to effect the cancellation and conversion of Unvested Company Options, Unvested Company RSUs and Unvested Company PSUs and to effectuate the treatment of the Company ESPP upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

2.9    Exchange of Certificates.

(a)    Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)    Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7; provided, that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the Company Group’s Cash on Hand as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.

(c)    Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect of such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.

(d)    DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Per Share Price.

(e)    Transfers of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(f)    No Liability. Subject to applicable Law and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 shall thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12    Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company

Options, Company RSUs and Company PSUs such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

2.13    No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after October 20, 2020 (the “Company SEC Documents”) (other than any disclosures contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, or (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments); or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2    Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) subject to receiving the Written Consent, consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)    Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b)    Fairness Opinion. The Company Board has received from Qatalyst Partners LP an oral opinion, subsequently confirmed in writing, to the effect that as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c)    Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in any applicable “anti-takeover” Law will not be applicable to the Merger.

3.4    Written Consent. Except for the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary pursuant to applicable Law, Contract, the Charter or the Bylaws to adopt this Agreement and consummate the Merger. The delivery of written consent substantially in the form attached hereto as Exhibit B (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL will satisfy the Requisite Stockholder Approval.

3.5    Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Charter or the Bylaws; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (d) will not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6    Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Information Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the NYSE; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7    Company Capitalization.

(a)    Capital Stock. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock; and (ii) 50,000,000 shares of Company Preferred Stock. As of April 8, 2022 (such time and date, the “Capitalization Date”), (A) 164,696,070 shares of Company Common Stock were issued and outstanding excluding treasury shares; and (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 362,126 shares of Company Common Stock (all of which are Company Common Stock) were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)    Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 41,978,681 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were (i) outstanding Company Options to acquire 6,255,580 shares of Company Common Stock with a weighted average exercise price of $10.78 per share (excluding Company Options outstanding under the Company ESPP); (ii) 4,914,385 shares of Company Common Stock subject to outstanding Company RSUs; and (iii) 366,948 shares of Company Common Stock subject to outstanding Company PSUs (assuming achievement of target levels of performance). From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock or Company Equity Awards, other than pursuant to the exercise of Company Options or the vesting and settlement of Company RSUs or Company PSUs, in each case, which were granted prior to the date of this Agreement and disclosed in the prior sentence and has not issued any Company Preferred Stock.

(c)    Section 3.7(c)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, and with respect to each outstanding Company Equity Award, the name of the holder of such Company Equity Award, the grant date of such Company Equity Award, the applicable vesting schedule (and the terms of any acceleration rights thereof), and, to the extent applicable, the per share exercise price of such Company Equity Award and the expiration date. Each Company Equity Award was granted in accordance with the terms of the applicable Employee Plan and award agreements thereunder and all applicable governing law. Section 3.7(c)(ii) of the Company Disclosure Letter sets forth each employee or other individual service provider with an offer letter or other Contract or Employee Plan that contemplates a grant of, or right to purchase or receive Company Equity Awards, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof.

(d)    Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company other than those which have become outstanding after the Capitalization Date, which were reserved for issuance as of the Capitalization Date as set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible or exchangeable securities or other rights or binding arrangements that obligate the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary thereof); (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).

(e)    Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries; or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) to make payments based on the price or value of any Company Securities or (C) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

(f)    Subsidiaries. The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

3.8    Subsidiaries.

(a)    Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.

3.9    Company SEC Documents. Since October 20, 2020 and through the date of this Agreement, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

3.10    Company Financial Statements; Internal Controls; Indebtedness.

(a)    Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2021 (nor has any such material weakness been identified since such date through the date hereof).

(c)    Internal Controls. Since December 31, 2021 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(d)    Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date hereof.

(e)    Cash on Hand. As of the date hereof, Cash on Hand in bank accounts denominated in U.S. dollars was not less than the amount set forth on Section 3.10(e) of the Company Disclosure Letter.

3.11    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) arising in connection with the Transactions or in connection with obligations under existing Contracts or applicable Law; (c) incurred in the ordinary course of business; and (d)  that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12    Absence of Certain Changes.

(a)    Since December 31, 2021 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures) and the Company has not taken any action that would be prohibited by Section 5.2 (other than Sections 5.2(c), 5.2(d), 5.2(g), 5.2(i), 5.2(j) and 5.2(l)) (to the extent related to the foregoing subsections), if taken or proposed to be taken after the date hereof.

(b)    Since December 31, 2021, there has not been any change in circumstance, effect, event, change, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13    Material Contracts.

(a)    List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party.

(b)    Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto and is in full force and effect, except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, as of the date of this Agreement, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Notices from parties to Material Contracts. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, any Material Contract with such party.

3.14    Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have good and valid fee simple title to all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”), free and clear of liens, except Permitted Liens; (b) the Company and its Subsidiaries have a good and valid leasehold interest in all of its Leased Real Property, free and clear of all liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to material real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property,” together with the Owned Real Property, the “Real Property”), is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (d) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases, beyond any applicable grace periods. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all material Owned Real Property and material Leased Real Property.

3.15    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, (ii) since January 1, 2021 to the date of this Agreement, no written notice of violation of, or liability arising under, any

Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against the Company or any of its Subsidiaries under any Environmental Law, and (iv) to the Knowledge of the Company, there has been no release of Hazardous Substances by the Company or any of its Subsidiaries on Real Property owned or operated by the Company or any of its Subsidiaries in violation of Environmental Laws so as to give rise to any liabilities of the Company or its Subsidiaries pursuant to any Environmental Laws.

3.16    Intellectual Property.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of all Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable. The Company has maintained all material Registered Intellectual Property in the ordinary course consistent with reasonable business practices.

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Company Owned Intellectual Property is subject to any Legal Proceeding or outstanding legal order to which any Company Group member is a named party restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries.

(c)    The Company or one of its Subsidiaries exclusively owns and has good and valid legal title to each item of material Company Owned Intellectual Property free and clear of any liens (other than Permitted Liens).

(d)    The Company and each of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses sufficient rights to use, all material Company Intellectual Property that is used in or necessary in its respective business as currently conducted, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; provided, however, that the representation and warranty in this Section 3.16(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property, which is addressed in Section 3.16(i) below.

(e)    Section 3.16(e) of the Company Disclosure Letter sets forth a true and correct list of all material Contracts: (i) to which the Company or any of its Subsidiaries is granted a right or license to use the Intellectual Property of a third Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses to generally commercially available software and technology; and (c) Open Source Software licenses; (ii) pursuant to the Company or any of its Subsidiaries grants to a third Person any license to use any Company Owned Intellectual Property other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses (including software as a service or “SaaS” license) granted to customers in the ordinary course of business; and (c) non-exclusive licenses of Proprietary Software; (iii) that restrict the Company Group or any of its Subsidiaries from using, registering or enforcing any material Company Intellectual Property in any material respect; or (iv) Contracts entered into to settle any material Company Owned Intellectual Property-related dispute, such as settlement agreements, coexistence agreements, covenant not to sue agreements (all such Contracts, the “IP Contracts”). Neither the Company nor any of its Subsidiaries has developed material Intellectual Property for any third party except where the Company or one of its Subsidiaries owns or retains a right to use any Intellectual Property developed in connection therewith.

(f)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceedings by any Person against the Company or any of its Subsidiaries, and during the prior two (2) year period, neither the Company nor any of its Subsidiaries has received written notice from any Person, alleging the Company or any of its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any Company Owned Intellectual Property.

(g)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries (including the use, manufacture, distribution, license or sale of the Proprietary Software) does not infringe misappropriate or violate, and in the prior two (2) year period has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing misappropriating or violating any Company Owned Intellectual Property.

(h)    The Company and each of its Subsidiaries maintains commercially reasonable practices to protect the confidentiality of trade secrets and any confidential information owned by it. (i) All current employees, consultants and contractors of the Company or any of its Subsidiaries who have developed material Intellectual Property for or on behalf of the Company or any such Subsidiary have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s rights in and to such Intellectual Property; and (ii) neither the Company nor any of its Subsidiaries has disclosed, and does not have a duty or obligation to disclose, deliver, license, or otherwise make available, any source code for any Proprietary Software other than to employees and contractors of the Company and its Subsidiaries involved in the development of the Proprietary Software who are subject to written obligations of confidentiality with respect thereto and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries owns, leases, licenses or otherwise has the right to use all Computer Systems currently used in the conduct of its businesses, and such Computer Systems are reasonably sufficient for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries takes commercially reasonable measures to protect the integrity of the Computer Systems in the operational control of the Company or any of its Subsidiaries and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last twenty-four (24) months, with respect to any of the Computer Systems, there has not been any failure or outages that have caused a material disruption to the business of the Company or its Subsidiaries or that not been remedied or replaced in all material respects.

(j)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Proprietary Software that is licensed by the Company or any of its Subsidiaries to any Person uses any Open Source Software that, pursuant to the terms of the applicable license: requires (or purports to require) any member of the Company Group to (i) distribute or otherwise make available the source code for any Proprietary Software; (ii) license any Proprietary Software for the purposes of making derivative works thereof; (iii) license the source code of any Proprietary Software at no cost; or (iv) grant any rights or immunities in, to or under any Company Owned Intellectual Property. (i) each member of the Company Group is and has been in compliance with the terms and conditions of all licenses for such Open Source Software and (ii) no member of the Company Group has received a written notice from any Person to disclose, distribute or license any source code from any Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.17    Tax Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    Each of the Company and its Subsidiaries have timely filed (taking into account valid extensions) all Tax Returns required to be filed by it.

(ii)    The Company and each of its Subsidiaries paid, or have adequately reserved for the payment of, all Taxes that are required to be paid by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and each of its Subsidiaries through the date of such financial statements.

(iii)    Each of the Company and its Subsidiaries has timely paid or withheld with respect to their shareholders, employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld.

(iv)    Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(v)    No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. In the last two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where each of the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(vi)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(vii)    Neither the Company nor any of its Subsidiaries has deferred material Taxes or claimed any material Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.

(b)    In the last two (2) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(c)    Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of Law.

3.18    Employee Benefits.

(a)    Employee Plans. Section 3.18(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans, and Section 3.18(a)(ii) of the Company Disclosure Letter separately sets forth each Contract or Employee Plan providing for severance payments (other than those pursuant to which severance is required by applicable Law). With respect to each material Employee Plan providing benefits to employees whose principal work location is in the United States, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (i) the current plan documents and current summary plan descriptions; (ii) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (iv) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years. With respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company or any of its Subsidiaries whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (A) a summary of such International Employee Plan, (B) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (C) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment.

(b)    Absence of Certain Plans. Except as set forth on Section 3.18(b) of the Company Disclosure Letter, none the Company, any of its Subsidiaries or any ERISA Affiliate has in the past six (6) years maintained, sponsored, participated in, contributed to, or had any liability or obligation with respect to (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a plan that is subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), including by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)    Compliance. Except as would not reasonably be expected to, individually or in the aggregate, result in any material liability to the Company Group, each Employee Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and, the Code. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service as to its qualified status, and, no events have occurred that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code. All required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any material unfunded liabilities that have not been accrued in accordance with GAAP. Neither the Company or any of its Subsidiaries has incurred, whether or not assessed, any material Tax or material penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d)    Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)    No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health, or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f)    Section 280G. None of the execution and delivery of this Agreement or the consummation of the Transactions, either alone or in connection with any other event, could result in any payment or benefit made by the Company or any of its Subsidiaries to be characterized as a parachute payment within the meaning of

Section 280G of the Code, except as set forth in Section 3.18(f) of the Company Disclosure Letter, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(g)    No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code.

(h)    No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in connection with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, the payment of any compensation (including severance, change in control, stay or retention bonus or otherwise) or provision of any benefits under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan; (iii) trigger any other material obligation or result in the breach or violation of, any Employee Plan or otherwise; or (iv) materially limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(i)    Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and each of the Company and its Subsidiaries has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code.

(j)    International Employee Plans. Each material International Employee Plan has been established, registered, maintained and administered in good standing and compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws or regulatory authorities. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or have not been accrued in accordance with GAAP. Each International Employee Plan that is required to be registered has been so registered and has been maintained in good standing in all material respects with applicable regulatory authorities.

(k)    No New Plans. As of the date hereof, the Company Group has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or materially increase any benefits pursuant to any material Employee Plan.

3.19    Labor Matters.

(a)    Union Activities. Section 3.19(a) of the Company Disclosure Letter sets forth the collective bargaining agreements or works council Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, there are no proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities or proceedings have occurred within the past three years. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and no such labor disputes have occurred within the past three years.

(b)    Wage and Hour and Legal Compliance. Except as set forth on Section 3.19(b) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance, and for the last three years has been in compliance, in all material respects with applicable Laws respecting labor and employment (including applicable laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, employee classifications, affirmative action, unemployment insurance, discrimination or retaliation in employment and employee health and safety).

(c)    Except as would not result in material liability for the Company Group, for the past three years, the Company Group has withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to current and former employees and other individual independent contractors, and are not liable for any arrears of wages, salaries or other payments, including under Contract, Company policy or Law, or any Taxes or any penalty for failure to comply with any of the foregoing.

(d)    Sexual Harassment. The Company (or its applicable Subsidiary) has reasonably investigated all sexual harassment or other discrimination or retaliation allegations made against any officer, director or managerial or supervisory-level employee of the Company Group, of which any member of the Company Group has Knowledge or received formal notice since January 1, 2019. With respect to each such allegation with potential merit, the Company (or its applicable Subsidiary) has taken reasonable corrective action where warranted by the circumstances, or that is required under applicable Law or applicable Company Group policy. The Company does not reasonably expect any material liability with respect to any such allegations.

3.20    Compliance with Laws.

(a)    The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since October 20, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since October 20, 2020 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, the substance of which has not been resolved.

3.21    Data Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in connection with its collection, storage, processing, transfer, use and/or disclosure of any information that is linked, or reasonably can be linked, to the identity of a particular individual, or that constitutes “personal information,” “personal data,” “personally identifiable information” or similar terms as defined in applicable laws (collectively, “Personal Information”) by the Company or any of its Subsidiaries, the Company and each of its Subsidiaries are, and for the past three (3) years, have been in compliance with (i) laws relating to privacy or data security and otherwise governing the use of Personal Information, to the extent applicable to the Company and its Subsidiaries, and (ii) the Company’s and each of its Subsidiaries’ public facing privacy policies, and (iii) the requirements of any material Contract to which the Company or any of its Subsidiaries is bound with respect to Personal Information (collectively, “Data Protection Requirements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries maintain commercially reasonable security measures to protect the security and confidentiality of Personal Information collected, owned, stored on the Computer Systems, or otherwise used and processed by, or on behalf of, the Company. In the past two (2) years, neither the Company nor any of its Subsidiaries has experienced any material security breaches or material unauthorized access to Personal Information owned, stored on the Computer Systems, or controlled by the Company or any of its Subsidiaries, such that Data Protection Requirements would require or required the Company or any of its Subsidiaries to notify Governmental Authorities, affected individuals or other third parties of such occurrence. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, within the past three (3) years, neither the Company nor any Subsidiary has received any written notice against the Company or any Subsidiary regarding any actual or alleged violation of any Data Protection Requirement.

3.22    Legal Proceedings; Orders.

(a)    No Legal Proceedings. There are no material Legal Proceedings other than any Transaction Litigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

(b)    No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order that would prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23    Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24    Anti-Corruption Compliance. None of the Company, any of its Subsidiaries, or, when acting on behalf of the Company or its Subsidiaries, any officer, director, employee, agent, distributor, or other representative of the Company or its Subsidiaries has, since March 1, 2017: (i) violated, been charged with or convicted of violating, or received any notice, request, complaint, subpoena, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential material violation of, any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable Laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery) (the “Anti-Corruption Laws”); (ii) directly or indirectly, offered, paid, promised, or authorized, any money, gift, or other thing of value, regardless of form, (A) corruptly, to any foreign official (as such term is defined in the FCPA), or to any person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA), or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal; or (iii) engaged in any scheme to defraud, including a scheme to deprive another of money, property, or honest services. The Company and all Subsidiaries have in place internal controls sufficient to provide reasonable assurances that they are in compliance in all material respects with all applicable Anti-Corruption Laws.

3.25    Sanctions. Neither the Company nor any of its Subsidiaries, nor any director, officer or employee thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government, (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions, or (iv) owned or controlled by any Person or Persons specified in (i), (ii), and (iii) above (together “Sanctioned Persons”). Neither the Company nor its Subsidiaries (A) have been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (B) are under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (C) have been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (D) have had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (E) have filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions except as disclosed in Section 3.25 of the Company Disclosure Letter. The Company and its Subsidiaries do not, directly or indirectly, (x) have any investment in, or engage in any dealing or transaction with, any person in violation of any applicable Sanctions or (y) engage in any activity that could cause the Company to become subject to Sanctions. The Company has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure that the Company and its Subsidiaries have been, are, and will continue to be in compliance in all material respects with all applicable Sanctions.

3.26    Compliance with Export/Import Laws. The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws, regulations, orders and authorizations issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations (EAR), the U.S. Arms Export Control Act, the International Traffic in Arms Regulations (ITAR), the Regulations of the Bureau of Alcohol, Tobacco, and Firearms (ATF), the Homeland Security Act of 2002, and the U.S. Customs Regulations (collectively, “Export/Import Laws”). To the Company’s Knowledge, the Company and its Subsidiaries (i) have not been found in, notified of, charged with, or convicted of, any violation of Export/Import Laws, (ii) are not under investigation by any Governmental Authority for possible violation of any Export/Import Law, (iii) have not been assessed civil penalties under any Export/Import Laws and (iv) have not filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Export/Import Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and its Subsidiaries have been, are, and will continue to be in compliance in all material respects with all applicable Export/Import Laws.

3.27    Brokers. Except for Qatalyst Partners, L.P., there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions.

3.28    Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, as of December 31, 2021, there were no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.29    Company Information. The information supplied or to be supplied by the Company for inclusion in the Information Statement will not, at the time the Information Statement is first disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

3.30    No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Parent, Kaseya Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Kaseya Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent, Merger Sub and solely with respect to Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.16 and Section 4.17 Kaseya Parent and Kaseya Inc., hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing. Each of Parent, Kaseya Parent and Kaseya Inc. (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

4.2    Corporate Power; Enforceability. Each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

4.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub, the performance by each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub of their respective obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Organizational Documents of Parent, Kaseya Parent, Kaseya Inc. or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent, Kaseya Parent, Kaseya Inc. or Merger Sub is a party or by which Parent, Kaseya Parent, Kaseya Inc., Merger Sub or any of their properties or assets may be bound; (c) assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent, Kaseya Parent, Kaseya Inc. or Merger Sub; and (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent, Kaseya Parent, Kaseya Inc. or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4    Requisite Governmental Approvals. Except as set forth in Section 4.4 of the Parent Disclosure Letter, no Governmental Authorization is required on the part of Parent, Kaseya Parent, Kaseya, Inc., Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub; (b) the performance by each of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Investment Laws; and (iv) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5    No Foreign Person. Except as set forth in Section 4.5 of the Parent Disclosure Letter, as a result of the Merger and the Transactions, no foreign person affiliated with Parent, whether affiliated as a limited partner, co-investor, or otherwise, will obtain through Parent or otherwise any of the following: (i) “control” (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company (which will not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture the Company’s products, including processes, techniques, or methods; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any involvement (other than through voting of shares) in substantive decision making of the Company regarding the use, development, acquisition or release of any of the Company’s “critical technologies” (as defined in the DPA).

4.6    Legal Proceedings; Orders.

(a)    No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent, Kaseya Parent, Kaseya Inc. or any of its or their Affiliates, as of the date of this Agreement, threatened against Parent, Kaseya Parent, Kaseya Inc. or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    No Orders. Neither Parent, Kaseya Parent, Kaseya Inc. nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent, Kaseya Parent, Kaseya Inc. and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.7    Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Common Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

4.8    Brokers. Except as set forth in Section 4.8 of the Parent Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.9    Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of

Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interest in, Merger Sub free and clear of all liens.

4.10    No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent, Kaseya Parent or Kaseya Inc. is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.11    Guarantee. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, correct and complete copy of the Guarantee, duly executed by each Guarantor in favor of the Company. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of each Guarantor, enforceable against it in accordance with its terms. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of any Guarantor under the Guarantee.

4.12    Financing.

(a)    Commitment Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) duly executed equity commitment letters dated as of the date of this Agreement, between Parent and the Guarantors (the “Equity Commitment Letters”) relating to the commitment of the Guarantors to provide, or cause to be provided, and subject to the terms and conditions thereof, the respective amounts of the cash equity financing stated therein (the “Equity Financing”), (ii) a duly executed preferred equity commitment letter dated as of the date hereof (which may be redacted to exclude any fee or discount amounts) (as the same may be amended, restated, supplemented, replaced or otherwise modified in accordance with Section 6.4(a) or 6.4(d), including all exhibits, schedules and annexes thereto, collectively, the “Preferred Equity Commitment Letter”) from the equity investors referred to therein (the “Preferred Equity Investors” and, together with the Debt Financing Sources, the “Financing Sources”), relating to the commitment of the Preferred Equity Investors to provide, or cause to be provided, and subject to the terms and conditions thereof, the amount of the preferred equity financing stated therein (collectively, the “Preferred Equity Financing”) and (iii) a duly executed debt commitment letter dated as of the date hereof (as the same may be amended, restated, supplemented, replaced or otherwise modified in accordance with Section 6.4(a) or 6.4(d), including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters and the Preferred Equity Commitment Letter, the “Commitment Letters”) from the Debt Financing Sources, relating to the commitment of the Debt Financing Sources to provide, or cause to be provided, and subject to the terms and conditions thereof, the amount of the debt financing stated therein (collectively, the “Debt Financing” and, together with the Preferred Equity Financing, the “Third Party Financing”; collectively, with the Equity Financing, the “Financing”) and related executed fee letter (which may be redacted to omit fee amounts and economic terms). Each of the Equity Commitment Letters provide that the Company is an express third-party beneficiary thereof in order to cause the Guarantors to fund the Equity Financing in accordance with Section 9.8.

(b)    No Amendments. As of the date hereof, the Commitment Letters have not been amended or modified; (i) no terms thereunder have been waived; (ii) to the knowledge of Parent and Kaseya Inc., no such amendment, modification or waiver is contemplated (other than joinder documentation relating to the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of any Commitment Letter related to the Third Party Financing); and (iii) the commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of

Parent, no such withdrawal, termination or rescission is contemplated. There are no other Contracts, side letters or arrangements to which Parent, Kaseya Inc., Merger Sub or any of their respective Affiliates is a party relating to the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof that would, or would reasonably be expected to, (A) impair the enforceability of the Commitment Letters, (B) reduce the aggregate amount of the Financing required to fund the Required Amount, (C) impose new or additional conditions precedent to the Financing, or (D) otherwise adversely expand, amend or modify any of the conditions precedent to the Financing, or otherwise adversely expand, amend or modify any other provision of the Commitment Letters.

(c)    Sufficiency of Financing. Upon funding of the Financing, assuming the accuracy of the representations and warranties of the Company in Article III and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, the aggregate proceeds of the Financing will be sufficient to (i) make all payments required by Company, Parent and Merger Sub under this Agreement (including the payment of all amounts payable by each of the foregoing pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid by the Company, Parent or Merger Sub on the Closing Date in connection with the Merger and the Financing (collectively, the “Required Amount”).

(d)    Validity. Each of the Commitment Letters (in the form delivered by Parent to the Company as of the date hereof) is in full force and effect with respect to Parent and, to the knowledge of Parent, (x) constitutes the legal, valid and binding obligations of the other parties thereto, as applicable, and (y) is enforceable against the other parties thereto, as applicable, in accordance with its terms except as such enforceability may be (1) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (2) subject to general equitable principles (whether considered in a proceeding in equity or at law). Other than as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to provide the funding of the full proceeds of the Financing. As of the date of this Agreement, Parent and Merger Sub have no reason to believe that they would be unable to satisfy on a timely basis any of the conditions precedent to the Financing set forth in the Commitment Letters required to be satisfied by them. As of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or the Guarantors or, to the knowledge of Parent, any of the other parties thereto pursuant to the Commitment Letters.

(e)    No Exclusive Arrangements. None of the Guarantors, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

4.13    Stockholder and Management Arrangements. As of the date of this Agreement, none of Guarantor, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; (ii) the Company; or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal, other than with respect to clause (a), the participation in the Equity Financing by any existing limited partner or other equity financing source of the Guarantors or any of their Affiliates.

4.14    Solvency. As of the Effective Time, assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) (a) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (b) that could reasonably be expected to render the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates insolvent or (c) that as of the date hereof, is reasonably expected to have a material adverse effect on the long term financial sustainability of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

4.15    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, or business plans), and that, except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants, or agreements set forth herein. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledges and agrees that neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.16    Parent and Merger Sub Information. The information supplied or to be supplied by Parent, Kaseya Parent, Kaseya Inc. or Merger Sub for inclusion in the Information Statement will not, at the time the Information Statement is first disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.17    No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent, Kaseya Parent, Kaseya Inc. and Merger Sub in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent, Kaseya Parent, Kaseya Inc., Merger Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Kaseya Parent, Kaseya Inc. or Merger Sub or their Affiliates or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly set forth in Article III, Parent, Kaseya Parent, Kaseya Inc. and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Kaseya Parent, Kaseya Inc., Merger Sub or any of their respective Representatives or any information developed by Parent, Kaseya Parent, Kaseya Inc., Merger Sub or any of their respective Representatives.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1    Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, or (d) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within (x) five (5) Business Days after a written request by the Company for such consent or (y) one (1) Business Day after a written request by the Company for such consent that states that such request is being made in response to an emergency or exigent circumstance), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable Law, (ii) preserve intact in all material respects its material assets, properties and Material Contracts, (iii) conduct its business in all material respects in the ordinary course of business, and (iv) preserve intact in all material respects its significant commercial relationships with third parties; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.2; provided, further, that, in each case and so long as the Company has consulted with Parent and considered in good faith any recommendations of Parent, the Company and its Subsidiaries may make any necessary changes in their respective business practices in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures.

5.2    Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable Law, (d) as necessary in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided that the Company has consulted with Parent and considered in good faith any recommendations of Parent or (e) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Parent provides no written response within (x) five (5) Business Days after a written request by the Company for such consent or (y) one (1) Business Day after a written request by the Company for such consent that states that such request is being made in response to an emergency or exigent circumstance), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a)    amend the Organizational Documents of the Company, or any of its Subsidiaries (other than immaterial ministerial changes to the Organizational Documents of any of its Subsidiaries);

(b)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)    issue, sell, deliver or agree or commit to issue, sell or deliver any Company Securities, including, for the avoidance of doubt, any Company Equity Awards, except (i) in accordance with the terms of any employment agreements or arrangements set forth on Schedule 5.2(c)(i) of the Company Disclosure Letter or any award agreements under the Company Stock Plans or otherwise with respect to, and upon the vesting, exercise or settlement of, Company Options, Company RSUs or Company PSUs, in each case, in effect on the date of this Agreement or granted or entered into after the date hereof in compliance with this Agreement as described in Section 5.2(g) of the Company Disclosure Letter; and (ii) pursuant to the Company ESPP in accordance with its terms and Section 2.8(e) hereof, in each case, including with respect to the satisfaction of Tax withholding and, with respect to the Company Options, payment of the exercise price;

(d)    except for transactions solely among the Company and its Subsidiaries or solely among the Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its Company Securities, other than (i) the acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of such Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the exercise of Company Options and the vesting and settlement of Company RSUs or Company PSUs, and (iii) the acquisition by the Company of Company Options, Company RSUs and Company PSUs in connection with the forfeiture of such awards, in each case in accordance with their terms;

(e)    (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries; (iii) modify the terms of any shares of its capital stock or other equity or voting interest, or (iv) pledge or encumber any shares of its capital stock or other equity or voting interest;

(f)    (i) incur, assume, endorse, guarantee, or otherwise become liable for any Indebtedness for borrowed money, except (A) borrowings in the ordinary course of business under the Company’s credit facilities as in effect on the date hereof for an amount up to $20 million, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with this Section 5.2(f), (C) performance bonds and surety bonds entered into in the ordinary course of business, and (D) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(g)    (i) enter into, adopt, amend or modify (including accelerating the vesting or payment), or terminate any Employee Plan or make or grant any award under any Employee Plan (including any equity, bonus or incentive compensation); (ii) increase the compensation of any director, officer or employee or other individual independent contractor of the Company Group; or (iii) hire or terminate (other than for “cause”) any employee or other individual independent contractor, except, in the case of each of clauses (i), (ii) and (iii),

(A) in the ordinary course of business with respect to Persons eligible to earn an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or less; (B) to the extent required by applicable Law or pursuant to any Employee Plan in effect on the date of this Agreement and set forth on Schedule 3.18(a); (C) in conjunction with annual renewal or plan design changes for Employee Plans (other than severance or separation plans, bonus or other incentive plans or equity or equity-based awards, plans and agreements) that are made in the ordinary course of business and do not materially increase the cost to the Company and its Subsidiaries; or (D) any bonus payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of this Agreement and set forth on Schedule 3.18(a) and, in each case, as further modified by Section 5.2(g) of the Company Disclosure Letter;

(h)    settle, release, waive or compromise any pending or threatened Legal Proceeding other than (A) for an amount of no more than $1,000,000 individually or $5 million in the aggregate (provided no equitable relief has been sought or given), (B) any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries is covered by insurance coverage maintained by the Company or any of its Subsidiaries and (C) settlements of any Legal Proceedings for an amount not in excess of 110% of the amount, if any, reflected or reserved in the balance sheet (or the notes thereto) of the Company;

(i)    materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(j)    change any material Tax election, or settle any material Tax claim or assessment; consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; file an amended Tax Return that could reasonably be expected to materially increase the Taxes payable by the Company or its Subsidiaries unless required by Law; or enter into a closing agreement with any Governmental Authority regarding any material Tax;

(k)    incur or commit to incur any capital expenditures other than (i) (x) during fiscal year 2022, amounts not in excess of 110% of the capital expenditure budget for the fiscal year 2022, set forth in Section 5.2(k) of the Company Disclosure Letter (the “Capex Budget”) and (y) during fiscal year 2023 amounts not in excess of 110 % of the Capex Budget; or (ii) pursuant to obligations imposed by any Material Contract in effect as of the date of this Agreement;

(l)    enter into, modify in any material respect, amend in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract except, in each case, in the ordinary course of business; provided, that any Material Contract (x) described by the definition set forth in Section 1.1(hhh)(iii) shall be exclusively governed by Section 5.2(b) and (y) described by the definition set forth in Section 1.1(hhh)(vi) shall be exclusively governed by Section 5.2(f);

(m)    acquire any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any wholly owned Subsidiary of the Company, (ii) acquisitions of products and services in the ordinary course of business not pursuant to a merger, consolidation or acquisition of stock or assets or (iii) that do not exceed $5 million in the aggregate;

(n)    sell, assign, transfer, or otherwise dispose of, any of the Company’s or its Subsidiaries’ material tangible assets, other than such sales, assignments, transfers or other dispositions that (i) sales of products and services or dispositions of tangible assets in the ordinary course of business or (ii) do not have a net book value or fair market value that exceeds $5 million individually or $10 million in the aggregate;

(o)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 (other than transactions entered into in the ordinary course of business on arms-length terms with portfolio companies affiliated with the Principal Stockholders);

(p)    sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, pledge, encumber or otherwise dispose of any material Company Owned Intellectual Property, other than (x) the grant of non-exclusive licenses in the ordinary course of business, or (y) pledges or encumbrances under the Company Credit Agreement as in effect on the date hereof;

(q)    effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under WARN;

(r)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; (iii) loans, advances or capital contributions to, or investments in, any direct or indirect wholly-owned Subsidiaries of the Company; and (iv) in amounts less than $1 million in the aggregate;

(s)    enter into, amend or terminate any collective bargaining agreement or other labor agreement with a labor union, works council or similar labor organization;

(t)    adopt or implement any stockholder rights plan or similar arrangement applicable to the Transactions or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d); or

(u)    agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3    No Solicitation.

(a)    Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning at the time of execution of this Agreement and continuing until 11:59 p.m., Eastern Time, on April 11, 2022 (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors and representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, including by providing information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records, or personnel, of the Company or any of its Subsidiaries to any Person (and to such Person’s Representatives, including potential financing sources of such Person) pursuant to an Acceptable Confidentiality Agreement; provided, that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any third party given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within twelve hours) following the time it is provided to such third party, (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal) and (iii) otherwise cooperate with or assist or participate in or facilitate the making of any Acquisition Proposal (or any other effort or attempt that could lead to an Acquisition Proposal), including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board.

(b)    No Solicitation or Negotiation. Subject to the final sentence of this Section 5.3(b), and subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall instruct their respective Representatives not to, authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (A) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (C) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal), in each case other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal; (D) approve, endorse or recommend an Acquisition Proposal; or (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). Subject to the following sentence of this Section 5.3(b), and subject to the terms of Section 5.3(c), substantially concurrently with the execution of this Agreement, the Company shall request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date hereof, and shall immediately cease and shall cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately cease, (x) any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal (or inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal) by such Person, in each case that exists as of the No-Shop Period Start Date, (y) all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the Transactions, and (z) providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law.

(c)    Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the delivery of the Written Consent, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case with respect to an Acquisition Proposal that did not result from any material breach of this Section 5.3 and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior

Proposal or could reasonably be expected to lead to a Superior Proposal; provided, that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within 12 hours) following the time it is provided to such Person.

(d)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(e) or Section 5.3(g), the Company Board shall not:

(i)    (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, recommend, endorse or otherwise declare advisable to the Company Stockholders an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions, other than in connection with a publicly announced Acquisition Proposal); or (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt the delivery by the Company of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the delivery of the Written Consent:

(i)    the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law; provided that, the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(1)    the Company has provided prior written notice to Parent in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change; and

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives have been available for three Business Days to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and other agreements related to the Transactions in such a manner that would obviate the need to effect a Company Board Recommendation Change; or

(ii)    if the Company has received an Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition

Proposal; provided, that, the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless:

(1)    the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so is inconsistent with its fiduciary duties under applicable Law;

(2)    the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3)    (i) the Company has provided prior written notice to Parent to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(e)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal; and (ii) for at least three Business Days (such notice period, including any extension thereto in accordance with this Section 5.3(e)(ii)(3), the “Notice Period”) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have been available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement and the other agreements in connection with the Transactions in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice, it being understood that the “Notice Period” in respect of such new written notice will be two Business Days; and

(4)    in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1, including paying the Company Termination Fee in accordance with Section 8.3.

For the avoidance of doubt, a Company Board Recommendation Change shall have no effect on the effectiveness of the Written Consent.

(f)    Notice.

(i)    From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent if any Acquisition Proposal or any bona fide inquiries, offers or proposals that could reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal or bona fide inquiries, offers or proposals; and (ii) a summary of the material terms and conditions of any such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms (and supplementally provide the terms) of any such Acquisition Proposal or bona fide inquiries, offers or proposals (including any amendments thereto) and the status of any related discussions or negotiations.

(g)    Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or from making disclosures to the Company Stockholders pursuant to applicable securities Laws with regard to the Transactions or an Acquisition Proposal and any communication by the Company or the Company Board pursuant to this Section 5.3(g) shall not be deemed to be a Company Board Recommendation Change; provided, that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement and it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and it being further understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e).

(h)    Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company will be deemed to be a breach of this Section 5.3 by the Company.

5.4    No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Required Action and Forbearance; Efforts.

(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the Transactions, including by (i) causing the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions.

(b)    No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to, nor may the Company or any of its Subsidiaries, without the prior written consent of Parent, agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(c)    Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

6.2    Antitrust and Regulatory Matters.

(a)    Filing Under Antitrust and Foreign Investment Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Transactions as required by the HSR Act within ten Business Days following the date of this Agreement; and (ii) as promptly as practicable and in any event within twenty (20) Business Days following the date of this Agreement, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any Governmental Authority as are required by the Antitrust Laws and Foreign Investment Laws set forth in Section 7.1(b) of the Company Disclosure Letter in connection with the Transactions. Each of Parent, Kaseya Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate with each other in the making of such filings; (B) supply each other (or cause each other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action reasonably necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws and Foreign Investment Laws applicable to this Agreement or the Merger; and (2) obtain all clearances, consents, approvals and waivers pursuant to any Antitrust Laws and Foreign Investment Laws applicable to this Agreement or the Merger, in each case as promptly as practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding the Merger in connection with such filings. If a Party or any of its Affiliates receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that no Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent or Kaseya Parent may, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), withdraw the Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act one or more times and shall refile on a date agreed upon between outside counsel for Parent and the Company.

(b)    Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, if and to the extent necessary to obtain as promptly as practicable (but in any event prior to the Termination Date) the expiration or termination of any waiting periods, or other clearance, consent, approval or waiver, of the Merger pursuant to the HSR Act and the Antitrust Laws and the Foreign Investment Laws set forth in Section 6.2(b) of the Company Disclosure Letter and to allow the Transactions to be consummated, Parent, Kaseya Parent and their respective Subsidiaries shall propose, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and shall take all actions necessary to obtain the expiration or termination of any waiting periods, and all clearances, consents, approvals and waivers under the HSR Act and the Antitrust Laws and the Foreign Investment Laws set forth in Section 6.2(b) of the Company Disclosure Letter including (i) the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Kaseya Parent and its Subsidiaries or of the Company and its Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Kaseya Parent and its Subsidiaries or of the Company and its Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Kaseya Parent and its Subsidiaries or of the Company and its Subsidiaries; and (iv) any other restrictions on the activities of Kaseya Parent and its Subsidiaries or of the Company and its Subsidiaries, including the freedom of action of Kaseya Parent and its Subsidiaries or of the Company and its Subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, in each case, on a sufficiently prompt basis in order for the Transactions to be consummated prior to the Termination Date. Parent, Kaseya Parent and their respective Subsidiaries shall, oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority that could restrain, prevent or delay the expiration or termination of any waiting periods, or obtaining any clearances, consents, approvals and waivers under the HSR Act and the Antitrust Laws and the Foreign Investment Laws set forth in Section 6.2(b) of the Company Disclosure Letter, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority, it being understood that the costs and expenses of all such actions shall be borne by Parent. Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Affiliates shall be required to agree to any sale, divestiture, transfer, license, disposition or hold separate of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions. In furtherance and not in limitation of the foregoing, if Parent requests the Company or any of its Subsidiaries to divest or otherwise dispose of an asset or assets (including any business line or segment), the Company shall furnish to Parent such information regarding the sale, license or other disposition of such assets reasonably requested by Parent and the Company shall reasonably participate and cooperate in any requested sale, license or other disposition, subject to customary protections for the protection of the Company’s confidential information and to the condition specified in the previous sentence at Parent’s sole cost and expense.

(c)    Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent, Merger Sub and Kaseya Parent shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company, Parent, Merger Sub and Kaseya Parent may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis, and that the Company, Parent, Merger Sub and Kaseya Parent shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege, or otherwise not be permitted under applicable Law or Contract. Notwithstanding anything to the contrary in this Agreement, but subject in all respects to Parent’s, Merger Sub’s and Kaseya Parent’s obligations contained in this Section 6.2, Parent and Merger Sub shall have primary responsibility for directing and implementing the general strategy for obtaining all authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions; provided, that prior to implementing any such proposed general strategy, Parent and Merger Sub shall consult in good faith with the Company in connection with the proposed general strategy for obtaining such authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions.

(d)    Other Actions. Parent and Kaseya Parent shall not, and shall cause their respective Affiliates not to, enter into, agree to enter into, or consummate any Contracts, any arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, Kaseya Parent and their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger, or (C) cause Kaseya Parent, Parent and their respective Affiliates or the Company to be required to obtain any additional clearances, consents, approvals and waivers under any Laws with respect to the Merger and the other Transactions.

6.3    Written Consent; Preparation of the Information Statement.

(a)    Written Consent. Immediately following the No-Shop Period Start Date and in lieu of calling a meeting of the Company’s stockholders, the Company shall use its reasonable best efforts to obtain the Written Consent. Promptly following receipt of the Written Consent, the Company will provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Organizational Documents of the Company. If the Written Consent is not received by the Company and Parent within 24 hours after the execution of this Agreement, Parent may terminate this Agreement pursuant to Section 8.1(d).

(b)    Information Statement.

(i)    As promptly as reasonably practicable (but no later than 30 days) after the No-Shop Period Start Date, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (as amended or supplemented from time to time, the “Information Statement”). Parent shall provide the Company with all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Information Statement and shall otherwise assist and cooperate with the Company in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act, and shall use its reasonable efforts to cause the Information Statement to be disseminated to its stockholders as promptly as reasonably practicable after the first to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement. Prior to the filing of the Information Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response and the Company shall consider in good faith all comments reasonably proposed by Parent.

(ii)    The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of Company Common Stock or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii)    The Company shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within three (3) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the ten (10)  day period after filing in the event the SEC does not review the Information Statement.

6.4     Financing.

(a)    No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, Parent and Kaseya Parent may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters and may obtain financing in substitution of all or a portion of the Third Party Financing, only so long as such amendment, modification, waiver or replacement would not, or would not reasonably be expected to, (i) reduce the net cash proceeds of the Third Party Financing, including any reduction in the aggregate principal amount of the Third Party Financing, such that the aggregate proceeds from the Third Party Financing (after taking into account amounts available under the Equity Financing) would not be sufficient to pay the Required Amount; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing, in each case, in a manner that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Closing; or (iii) adversely impact the ability of Parent and Kaseya Parent (and the Company, with respect to the Equity Commitment Letters), to enforce its rights against the other parties to the Commitment Letters or otherwise to timely consummate the Transactions (it being understood that Parent and Kaseya Parent may amend any Commitment Letter related to the Third Party Financing to add lenders, investors, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed such Commitment Letters as of the date of this Agreement). Parent and Kaseya Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent or Kaseya Parent has become aware or any termination of the Commitment Letters. Upon request from the Company, Parent and Kaseya Parent shall keep the Company informed on a reasonably current basis of material developments relating to the Financing. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letters as amended, supplemented or modified in compliance with this Section 6.4; and (2) “Equity Commitment Letter” will include such document as amended, supplemented or modified in compliance with this Section 6.4.

(b)    Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent and Kaseya Parent will, and Kaseya Parent shall cause its subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) satisfy (or obtain a waiver of) on a timely basis all conditions to funding that are applicable to Parent, Kaseya Parent or Kaseya Parent’s subsidiaries in the Commitment Letters; (iii) consummate the Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Commitment Letters; and (v) if all conditions to the Third Party Financing are, or upon funding of the Third Party Financing will be, satisfied, cause the other parties to the Commitment Letter and such definitive agreements to comply with their obligations thereunder and to fund at or prior to the Closing, the Financing required to satisfy the Required Amount. Notwithstanding anything to the contrary contained herein, it is understood and agreed that nothing contained in this Section 6.4 shall require Parent to pay any material fees in excess of those contemplated by the Third Party Commitment Letters and the fee letter.

(c)    Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.4 will require, and in no event will the reasonable best efforts of Parent or Kaseya Parent be deemed or construed to require Parent or Kaseya Parent to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

(d)    Alternate Financing. In the event that all or any portion of the Third Party Financing becomes unavailable and such portion is reasonably required to consummate the Transactions (after taking into account amounts available under the Equity Financing, any remaining Third Party Financing and other cash available to the Company), Parent and Kaseya Parent shall use their reasonable best efforts to arrange and timely obtain substitute financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions set forth in the Commitment Letters in effect as of the date hereof relating to the Third Party Financing to be replaced from the same or alternative sources in an amount sufficient after taking into account amounts available under the Equity Financing, any remaining Third Party Financing and other cash available to the Company, to fund the Required Amount (the “Alternate Financing”) as promptly as practicable following the occurrence of such event but no later than the Closing Date (and shall promptly after the execution and delivery thereof, provide to the Company a true and complete copy of the fee letter related to the Alternate Financing with redactions consistent with the redactions made to the fee letter delivered on the date hereof). All references to the term “Third Party Financing” shall be deemed to include such Alternate Financing and all references to the “ Commitment Letters relating to the Third Party Financing” shall include any commitment letter or similar document for the Alternate Financing.

6.5    Financing Cooperation.

(a)    Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent with all customary cooperation (and shall use its reasonable best efforts to cause its Representatives to cooperate) as is reasonably requested by Parent to arrange, syndicate and obtain debt and preferred equity financing to be obtained by Parent and Merger Sub or their respective Affiliates in connection with the Transactions, including using reasonable best efforts in:

(i)    causing management of the Company to participate in a reasonable number of meetings, presentations due diligence sessions and drafting sessions to the extent customary for the Debt Financing and Preferred Equity Financing at times and locations to be mutually agreed;

(ii)    providing reasonable and customary assistance to Parent with the preparation of customary marketing materials and bank information memoranda required in connection with the Debt Financing;

(iii)    facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing (including (x) cooperation in connection with the pay-off of Company Indebtedness and the release of related guarantees and liens) and (y) assisting Parent in connection with the preparation of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent; it being understood that such pledge and such documents will not take effect until the Effective Time;

(iv)    furnishing Parent and the Financing Sources, as promptly as reasonably practicable, with (A) to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Third Party Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Third Party Financing or in lender presentations or other customary marketing materials, and (B) (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended December 31, 2019, 2020 and 2021 and, if such fiscal year ends at least 90 days prior to the Closing Date, 2022 and (2) in respect of any subsequent fiscal quarter ending after January 1, 2022 and at least 45 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements);

(v)    assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Financing Sources to be included in any marketing materials or of the type required by the Commitment Letters related to the Third Party Financing; it being agreed that nothing will require the Company or its Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Third Party Financing or any description of all or any portion of the Financing;

(vi)    assisting in the taking of all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Third Party Financing on the Closing Date; it being understood that no such corporate or other action will take effect prior to the Closing and the directors of the Company will not approve the Third Party Financing prior to the Closing Date; and

(vii)    at least four Business Days prior to the Closing Date, furnishing Parent and the Financing Sources with all customary documentation and other information required by U.S. regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31. C.F.R § 1010.230), in each case, to the extent requested at least nine Business Days prior to the Closing Date.

(b)    Obligations of the Company. Nothing in this Section 6.5 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses in connection with the Third Party Financing prior to the Effective Time; (ii) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; (iii) give any indemnities that are effective prior to the Effective Time; or (iv) take any action that would unreasonably interfere with the conduct of the business or the Company and its Subsidiaries, breach any confidentiality obligations applicable to the Company and its Subsidiaries or create a reasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Third Party Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action under this Section 6.5 pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than any customary authorization letters contemplated by the Debt Financing). Nothing in this Section 6.5 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time (it being understood and agreed that any such certificate, opinion or resolution executed and delivered by any officer or board members of the Surviving Corporation shall be effective substantially contemporaneously with the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or solvency certificates. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Third Party Financing, shall be deemed satisfied, unless (x) the Third Party Financing has not been obtained as a result of the Company’s breach of its obligations under this Section 6.5(b), (y) Parent has provided written notice (which may be electronic) of such breach to the Company and (z) the Company failed to cure such breach within five (5) Business Days of receipt of such written notice.

(c)    Company Indebtedness.

(i)    No fewer than two Business Days prior to the Effective Time, with respect to the Company Indebtedness to be repaid at the Effective Time, the Company shall deliver to Parent draft payoff letters in customary form from the lenders (or their applicable representative) with respect to the Company Credit Agreement, to be signed by the applicable parties thereto prior to the Effective Time, stating the amounts required to be paid to satisfy in full all obligations thereunder and providing for the release (subject to the payment thereof at the Effective Time) of all liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (and, as promptly as possible following the Effective Time if not delivered prior to such time, the applicable termination instruments or release filings of all such liens securing such Indebtedness, in form and substance reasonably satisfactory to Parent).

(ii)    At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Indebtedness and upon the receipt thereof, substantially concurrently with the Effective Time, the Company shall repay and discharge such Company Indebtedness.

(d)    Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Third Party Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger.

(e)    Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Third Party Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons agree to be bound by (i) customary confidentiality undertakings which are, in all material respects, the same as those in the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f)    Reimbursement. Promptly upon request by the Company, Parent and Kaseya Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives contemplated by this Section 6.5.

(g)    Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent, Kaseya Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Third Party Financing pursuant to this Agreement or the provision of information utilized in connection therewith (expect to the extent that any of the foregoing arising from the gross negligence, willful misconduct or arises from information provided in writing by or on behalf of the Company or its respective Representatives specifically for use in connection with the Third Party Financing, which information is determined to have contained materially inaccurate or incorrect information and that was not information of a general industry or economic nature).

(h)    No Exclusive Arrangements. In no event will Guarantor, Parent, Kaseya Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent, Kaseya Parent or Merger Sub and the financing sources or potential financing sources of Parent, Kaseya Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

6.6    Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if any) shall (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.7    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, subject to restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything herein to the contrary and except in the ordinary course of business and not related to the Transactions, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company or other Person designated by the Company, or another person designated in writing by the Company.

6.8    Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary or advisable hereto to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries or Affiliates, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Subsidiaries of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable Law.

(b)    Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of its Subsidiaries or Affiliates in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary or Affiliate; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates, or taken at the request of the Company or such Subsidiary or Affiliate (including in connection with serving at the request of the Company or such Subsidiary or Affiliate as a director, officer, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c)    D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d)    Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e)    No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives), the “Other Indemnified Persons) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a Party. The rights of the Indemnified Persons or Other Indemnified Persons pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f)    Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10    Employee Matters.

(a)    Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b)    Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable Law.

(c)    Employment; Benefits. For a period of twelve (12) months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain for the benefit of each Continuing Employee (i) base salary or wage rate and short-term cash incentive opportunities (excluding change in control or transaction compensation and equity or equity-based incentive opportunities) that are, in the aggregate, no less favorable than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those set forth in Section 6.10(c) of the Company Disclosure Letter; and (iii) employee benefit plans, programs, policies, agreements or arrangements of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) (excluding nonqualified deferred compensation, defined pension, post-termination or retiree health or welfare, or equity or equity-based benefits) at levels that are substantially comparable in the aggregate to either (x) those in effect for (or available to) such Continuing Employee under the Employee Plans as of immediately before the Effective Time, or (y) similarly situated employees of Parent and its Affiliates; provided, that, for purposes of clause (iii) hereof, if the Effective Time occurs in 2022, for the period between the

Effective Time through December 31, 2022, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) maintain, for the benefit of each Continuing Employee, all Employee Plans (excluding nonqualified deferred compensation, defined pension, post-termination or retiree health or welfare, or equity or equity-based benefits) in effect for (or available to) such Continuing Employee as of immediately before the Effective Time. For a period of six (6) months following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to maintain for the benefit of each Continuing Employee the same primary place of employment (including any remote work arrangement) applicable to such Continuing Employee immediately before the Effective Time.

(d)    New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plans, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, incentive compensation, and severance entitlement or termination pay) to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time, in each case, except (i) to the extent that it would result in duplication of coverage or benefits for the same period of service, (ii) under any defined benefit plan or frozen benefit plan of Parent or (iii) with respect or vesting or other benefits under any equity incentive plan. In addition, and without limiting the generality of the foregoing, Parent will or will cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to provide that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan be waived for the Continuing Employees and their covered dependents, to the extent such conditions were inapplicable or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (iii) for any year in which such Continuing Employee is moved to a New Plan, for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date that Continuing Employees’ participation in the corresponding New Plan begins, if such participation begins in the year in which the Effective Time occurs, to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will otherwise be subject to the terms of such vacation and/or paid time off policies as determined by Parent and its Affiliates from time to time (but in no event subject to forfeiture).

(e)    Company Incentive Plans. With respect to each of the Company’s annual cash incentive plans set forth on Section 6.10(e) of the Company Disclosure Letter (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the end of such fiscal year, at the same time or times that Parent, the Surviving Corporation or their applicable Affiliate pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the greater of (i) the target Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year as set forth on Schedule 6.10(e), and (ii) the Annual Bonus that such Continuing Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Transactions).

(f)    401(k) Plan. If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board or the board of directors of its applicable Affiliate shall adopt resolutions to terminate any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”) (the form and substance of which resolutions shall be subject to review and approval of Parent, which shall not be unreasonably withheld or delayed), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall use commercially reasonable efforts to estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing.

(g)    Collective Bargaining Agreements. Notwithstanding anything in this Section 6.10 to the contrary, the terms and conditions of employment for any employees covered by a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization shall be governed by such applicable agreement.

(h)    No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) amend any Company Plan or any other compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time; (iii) create any third party beneficiary rights in any Continuing Employee or former employee (or beneficiary or dependent thereof); or (iv) constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its Subsidiaries.

6.11    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12    Notification of Certain Matters. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect, and/or (c) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Termination Date. No notification given by any party pursuant to this Section 6.12 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. The Company’s or Parent’s failure to comply with this Section 6.12 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Mergers have been satisfied.

6.13    Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company, Kaseya Parent and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided, that neither Parent, Kaseya Parent, nor the Company shall be obligated to engage in such consultation with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors or stockholders) that are consistent with public statements previously made in accordance with this Section 6.13; provided, further, that the restrictions set forth in this Section 6.13 shall not apply to any release or public statement (i) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the parties regarding this Agreement or the Merger.

6.14    Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority, except as specifically provided in this Section 6.14.

6.15    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16    Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.18    Certain Arrangements. Without the prior written consent of the Company Board, neither Parent, Merger Sub nor any of their respective Affiliates, directly or indirectly, shall have any formal or informal discussions with respect to, or enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), described in Section 4.13 of this Agreement.

6.19    FIRPTA Affidavits. At the Closing, the Company shall deliver a certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company and the Surviving Corporation shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of the Company such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Law.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Written Consent. The Company’s receipt of the Written Consent.

(b)    Regulatory Approvals. (i) The waiting periods applicable to the Transactions pursuant to the HSR Act, and any timing agreement between a party and a Governmental Authority not to consummate the Transactions, will have expired or otherwise been terminated and (ii) the approvals, clearances or expirations of waiting periods set forth in Section 7.1(b) of the Company Disclosure Letter will have occurred or been obtained (as applicable).

(c)    No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Transactions shall have been enacted, entered, promulgated or enforced and be continuing in effect.

(d)    Information Statement. At least 20 calendar days shall have elapsed since the Company mailed to the Company’s Stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

7.2    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. (i) the representations and warranties of the Company set forth in the first sentence of Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c), Section 3.4, the last sentence of Section 3.7(c), Section 3.7(d), Section 3.7(f) and Section 3.27, if not qualified by Company Material Adverse Effect or other materiality qualifications, shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), and, if qualified by Company Material Adverse Effect or other materiality qualifications, shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 3.7(a) and Section 3.7(b) shall be true and correct in all respects except for de minimis inaccuracies on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)    Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)    Company Material Adverse Effect. No Company Material Adverse Effect has occurred since the date of this Agreement.

7.3    Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, or have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).

(b)    Performance of Obligations of Parent and Merger Sub. Parent, Kaseya Parent and Merger Sub shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if (i) any permanent injunction or other final and non-appealable judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Transactions that prohibits, makes illegal or permanently enjoins the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the issuance of such permanent injunction or other final and non-appealable judgment or order, or statute, rule or regulation was primarily due to the failure of such Party to perform any of its obligations under this Agreement or if such Party shall have failed to comply with its obligations under Section 6.2(b);

(c)    by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if the Effective Time has not occurred by 11:59 p.m., New York City time, on November 11, 2022(the “Termination Date”); provided, however, that if as of the Termination Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law) or Section 7.1(b) shall not have been satisfied or waived, the Termination Date shall be automatically extended until 11:59 p.m., New York City time, on April 11, 2023, and such date, as so extended, shall be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated prior to the Termination Date;

(d)    by Parent, if the Written Consent, duly executed by the Principal Stockholders, shall not have been delivered to Parent and the Company by 11:59 p.m., Eastern Time, on April 11, 2022;

(e)    by Parent (whether prior to or after the receipt of the Written Consent), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a), (b) or (d), except that if such breach or failure to perform is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to the earlier of 45 days following delivery of Parent’s written notice and the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);

(f)    by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent fails to terminate this Agreement pursuant to this Section 8.1(f) prior to 11:59 p.m., Eastern Time, on the date which is ten Business Days after Parent is notified in writing that the Company Board has effected a Company Board Recommendation Change;

(g)    by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to the earlier of 45 days following delivery of the Company’s written notice and the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a), (b) or (d);

(h)    by the Company, at any time prior to the No-Shop Period Start Date, if (i) the Company has received a Superior Proposal, (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal and (iv) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; or

(i)    by the Company, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is five Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, and (iii) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b)    Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Section 6.5(f), Section 6.5(g),this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 8.3(f), no termination of this Agreement will relieve any Party from any liability for fraud or any intentional breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case, arising out of or in connection with the consummation of the Merger.

(b)    Company Payments.

(i)    If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to such termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one year following such termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)    If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within three Business Days) following such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)    If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)    Parent Payments.

(i)    Parent shall pay the Company promptly (and in any event within three Business Days) a termination fee of $371,330,950 (the “Parent Termination Fee”) in the event this Agreement is terminated (A) by the Company pursuant to Section 8.1(g) or Section 8.1(i) or (B) by the Company or Parent pursuant to Section 8.1(c) (at a time at which the Company had the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(i)). The Parent Termination Fee shall be paid to the Company by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will Parent be required to pay more than one Parent Termination Fee or the Company be required to pay more than one Company Termination Fee, whether or not the Parent Termination Fee or Company Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Transactions, (ii) each of the Parent Termination Fee and the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(c) and, in order to obtain such payment, the recipient Party commences a Legal Proceeding that results in a judgment against the non-paying Party for the amount set forth in Section 8.3 or any portion thereof, the non-paying Party shall pay to the recipient Party the recipient Party’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)    Sole Remedy.

(i)    The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) and the Company’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company and its Affiliates against (A) Parent, Merger Sub, Kaseya Parent, Kaseya Inc. or the Guarantor and each of their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, Representatives, Financing Sources, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub, Kaseya Parent, Kaseya Inc. and the Guarantor and each of their respective Affiliates (collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to the Company or any of its Subsidiaries relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Guarantee) or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e), as applicable). The parties acknowledge and agree that while the Company may pursue a grant of specific performance in accordance with Section 9.8(b) and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8(b) that results in the Closing occurring and (y) payment of monetary damages in accordance with this Section 8.3(f). The Parent Related Parties are intended third party beneficiaries of this Section 8.3(f)(i). In no event shall Parent, Merger Sub, Kaseya Parent or Kaseya Inc. have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) other than payment of the Parent Termination Fee plus any amounts owed by Parent under Section 8.3(e), and the amount of the Parent Termination Fee shall be the maximum aggregate liability of Parent, Merger Sub, Kaseya Parent and Kaseya Inc. hereunder.

(ii)    Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parent and Merger Sub and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(e), as applicable). The Company Related Parties are intended third party beneficiaries of this Section 8.3(f)(ii). In no event shall the Company or any of its Subsidiaries have liability for monetary damages (including monetary damages in lieu of specific performance and damages pursuant to the penultimate sentence of Section 8.2(b)) in the aggregate in excess of the amount of the Company Termination Fee plus any amounts owed by the Company under Section 8.3(e), and the amount of the Company Termination Fee shall be the maximum aggregate liability of the Company and its Subsidiaries hereunder.

8.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Written Consent, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding the foregoing, with respect to any amendment or modification to Section 8.3(f)(i), Section 8.4, Section 8.5, Section 9.6, Section 9.9, Section 9.10, Section 9.11 and Section 9.12 (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment or modification may become effective.

8.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. Notwithstanding the foregoing, with respect to any waiver of Section 8.3(f)(i), Section 8.4, Section 8.5, Section 9.6, Section 9.8(b)(iv), Section 9.9, Section 9.10, Section 9.11 and Section 9.12 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Financing Source (or, if such Financing Source is not a Lender, its Affiliated Lender), the prior written consent of the adversely affected Financing Source shall be required before any such waiver may become effective.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o Kaseya

701 Brickell Avenue #400

Miami, FL 33131

Attn:    Chief Executive Officer

            General Counsel

Email: *****

            *****

with a copy (which will not constitute notice) to:

            Willkie Farr & Gallagher LLP

            787 Seventh Avenue

            New York, NY 10019

            Attention: Morgan D. Elwyn; Matthew J. Guercio; Claire E. James

            Email: *****

            *****

(b)	if to the Company (prior to the Effective Time) to:

            Datto Holding Corp.

            101 Merritt 7

            Norwalk, CT 06851

            Attn:    Tim Weller, Chief Executive Officer

                         Emily Epstein, General Counsel

            Email: *****

                         *****

with a copy (which will not constitute notice) to:

            Kirkland & Ellis LLP

            601 Lexington Avenue

            New York, NY 10022

            Attn:    Daniel Wolf, P.C.

                         David M. Klein, P.C.

                         Chelsea N. Darnell

            Email: *****

                         *****

                         *****

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of its respective Affiliates; or (b) to any Financing Source pursuant to the terms of the Third Party Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Third Party Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company RSUs, Company PSUs, and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent, the Company and the other parties thereto have previously executed the Confidentiality Agreement, dated March 16, 2022 (the “Confidentiality Agreement”), that shall continue in full force and effect in accordance with its terms; provided that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the Transactions to become a Representative (as defined in the Confidentiality Agreement) of Parent thereunder. Each of Parent, Merger Sub and their respective

Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee, the Equity Commitment Letter and the Debt Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.9, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs or Company PSUs to receive the Per Share Price and the Vested Equity Award Consideration, respectively, in each case after the Effective Time, (c) as set forth in or contemplated by Section 8.3(e); and (d) the Financing Sources shall be intended third-party beneficiaries of, and may enforce, Section 8.3(f)(i), Section 8.4, Section 8.5, Section 9.6, Section 9.8(b)(iv), Section 9.9, Section 9.10, Section 9.11 and Section 9.12 (and any provision of this Agreement to the extent it would modify the substance of such Sections), in each case, to the extent that it relates to the Financing Sources.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)    Specific Performance.

(i)    The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)    The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iii)    Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

(iv)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Parent has an obligation to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall be entitled to specific performance to enforce the terms of the Equity Commitment Letter against Parent and to cause the Equity Financing to be funded and to cause Parent to effect the Closing in accordance with Section 2.3, in each case, only if (w) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the Closing and remain capable of satisfaction), (x) the Third Party Financing has been or would be funded at the Closing assuming the Equity Financing is funded, (y) the Company has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control that are required of it by this Agreement to consummate the Closing, and (z) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 2.3 and ten (10) Business Days following the delivery of such Company confirmation. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Third Party Financing under the terms thereof, the Company and its Affiliates and their direct and indirect equityholders shall not have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders, investors or arrangers in connection with the Third Party Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

9.9    Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware; provided that, any and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) brought against any Financing Sources, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

9.10    Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, each of the Parties agree that it will not bring any action, proceeding, claims or counterclaims, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement, the Third Party Financing or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to any debt or preferred equity commitment letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in the first sentence of this Section 9.10 mutatis mutandis but with respect to the courts specified in this sentence.

9.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE THIRD PARTY FINANCING, THE EQUITY COMMITMENT LETTER OR THE FINANCING, INCLUDING AGAINST ANY OF THE FINANCING SOURCES. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this

Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) or Financing Sources shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or other Environmental Laws) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith.

9.13    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

9.14    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15    Kaseya. Parties agree and acknowledge that Kaseya Parent shall be a party to this Agreement solely for purposes of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.16, Section 4.17, Section 6.2 and Section 6.13. Parties agree and acknowledge that Kaseya Inc. shall be a party to this Agreement solely for purpose of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.16, Section 4.17, Section 6.4 and Section 6.13.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

KNOCKOUT PARENT INC.

By:

/s/ Kathy Wagner
Name:	Kathy Wagner
Title:	Authorized Officer

KNOCKOUT MERGER SUB INC.

By:

/s/ Kathy Wagner
Name:	Kathy Wagner
Title:	Authorized Officer

DATTO HOLDING CORP.

By:

/s/ Tim Weller
Name:	Tim Weller
Title:	Chief Executive Officer

KASEYA HOLDINGS INC.

(solely for purposes of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.16, Section 4.17, Section 6.2 and Section 6.13)

By:

/s/ Kathy Wagner
Name:	Kathy Wagner
Title:	Authorized Officer

KASEYA INC.

(solely for purposes of Section 3.30, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.10, Section 4.12, Section 4.16, Section 4.17, Section 6.4 and Section 6.13)

By:

/s/ Ernie D’Ambrose
Name:	Ernie D’Ambrose
Title:	Authorized Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

April 10, 2022

Board of Directors

Datto Holding Corp.

101 Merritt 7

Norwalk, CT 06851

Members of the Board:

We understand that Datto Holding Corp., a Delaware corporation (the “Company”), Knockout Parent Inc., a Delaware corporation (“Parent”), Knockout Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth therein, Kaseya Holdings Inc., a Delaware corporation and Kaseya Inc., a Delaware corporation (Kaseya Holdings Inc. and Kaseya Inc., collectively “Kaseya”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 11, 2022, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) Dissenting Company Shares (as such term is defined in the Merger Agreement) or (b) Owned Company Shares (as such term is defined in the Merger Agreement), will be cancelled and converted into the right to receive cash in an amount equal to $35.50, without interest thereon (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Price to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated April 10, 2022 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated and may receive an additional, smaller fee from the Company upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Parent, Kaseya, Principal Stockholder (as such term is defined in the Merger Agreement) or Founder (as such term is defined in the Merger Agreement), or any of their respective affiliates pursuant to which compensation was received by Qatalyst Partners or its affiliates, except (i) Qatalyst Partners acted as a financial advisor to Infoblox, Inc., which is controlled by the Principal Stockholder, in connection with its announced transaction involving Warburg Pincus LLC and (ii) Qatalyst Partners acted as a financial advisor to AppExtremes LLC, an affiliate of Parent, in connection with its announced transaction involving Apptus. In addition, Qatalyst Partners and/or its affiliates may have provided, and may in the future provide, investment banking and other financial services to the Company, Parent, Kaseya, Principal Stockholder, or Founder and/or their respective affiliates for which we may have received, or would expect to receive, compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Price to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Price to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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